 Exhibit 99.1

2017 IRISH STATUTORY ACCOUNTS

AVADEL PHARMACEUTICALS PLC
Directors’ Report and Consolidated Financial Statements
For the Years Ended 31 December, 2017 and 2016

AVADEL PHARMACEUTICALS PLC
-i-

DIRECTORS’ REPORT

For the Fiscal Year Ended 31 December, 2017
(dollars in thousands, except share data and where indicated)
Overview
The directors present their report on the audited consolidated financial statements for the financial year ended 31 December, 2017, which are set out on pages 43 to 92, and audited parent company financial statements for the financial period ended 31 December, 2017, which are set out on pages 94 to 112.
The directors have elected to prepare the Irish statutory group consolidated financial statements of Avadel Pharmaceuticals plc in accordance with Section 279 of the Companies Act 2014, which provides that a true and fair view of the assets and liabilities, financial position, and profit or loss may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as defined in Section 279 of the Companies Act 2014, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of part 6 of the Companies Act 2014.
The directors have elected to prepare the Avadel Pharmaceuticals plc parent company financial statements in accordance with FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (Generally Accepted Accounting Practice in Ireland) and the Companies Act 2014.
Basis of Presentation
The accompanying financial statements reflect the consolidated financial position of the parent company (“Avadel Pharmaceuticals plc” or “the Company”) and its subsidiaries (Avadel Pharmaceuticals plc and all its subsidiaries, hereinafter referred to as “Avadel”, “the Group”, “us”, “we”, or “our”) as an independent, publicly-traded company.
Trademarks and Trade Names
Avadel owns or has rights to use trademarks and trade names that it uses in conjunction with the operation of its business. One of the more important trademarks that it owns or has rights to use that appears in this Directors’ Report is “Avadel,” which is a registered trademark or the subject of pending trademark applications in the United States (“U.S.”) and other jurisdictions. Solely for convenience, we only use the ™ or ® symbols the first time any trademark or trade name is mentioned. Such references are not intended to indicate in any way that we will not assert, to the fullest extent permitted under applicable law, our rights to our trademarks and trade names. Each trademark or trade name of any other company appearing in this Directors’ Report is, to our knowledge, owned by such other company.
Forward-Looking Statements
We have made forward-looking statements in this Directors’ Report that are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include, but are not limited to, information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “project,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.
Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any forward-looking statements.
The principal risks and uncertainties included in this Directors’ Report could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business.

These forward-looking statements are made as of the 31 December, 2017. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.
Principal Activities
Avadel is a branded specialty pharmaceutical company. Avadel’s current revenues are primarily derived from products we market based on first-to-file New Drug Applications (“NDAs”) for pharmaceutical products previously sold in the U.S. without Food and Drug Administration (“FDA”) approval (“Unapproved Marketed Products” or “UMDs”). In addition, through the acquisition of patient-focused, innovative products or businesses in the commercial- and or late-stage of development, Avadel seeks to provide solutions for overlooked and unmet medical needs, including our urology product, Noctiva™, which we in-licensed in 2017 and will begin marketing in 2018. Avadel also seeks to develop products that utilize our Micropump® drug delivery technology, such as our narcolepsy product which is in clinical trials.
Avadel’s current commercial portfolio consists of three sterile injectable products, which were previously UMDs, used in the hospital setting, and Noctiva™, a urology product, which is the first and only FDA approved product for the treatment of nocturia due to nocturnal polyuria in adults. Avadel believes that nocturia, the condition of waking two or more times per night to void, represents a large unmet medical need affecting approximately 40 million Americans.
Avadel is actively developing a fourth sterile, injectable UMD product for which it expects to file an NDA and seek FDA approval. In addition, Avadel is currently enrolling patients in our REST-ON Phase III clinical trial to evaluate the safety and efficacy of FT 218, a once-nightly formulation of sodium oxybate using Micropump®, for the treatment of excessive daytime sleepiness (EDS) and cataplexy in patients suffering from narcolepsy. Narcolepsy is a rare sleep disorder with few approved treatment options. Avadel will continue to strategically evaluate potential UMDs and Micropump® based product candidates for development and approval, and will also look for synergistic acquisition targets to grow our company.
Corporate Information
The Company was incorporated on December 1, 2015 as an Irish private limited company, and re-registered as an Irish public limited company, or plc, on November 21, 2016. Its principal place of business is located at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15, Ireland. Its phone number is 00-353-1-485-1200, and its website is www.Avadel.com.
The Company is the successor to Flamel Technologies S.A., a French société anonyme (“Flamel”), as the result of the merger of Flamel with and into the Company which was completed at 11:59:59 p.m., Central Europe Time, on 31 December, 2016 (the “Merger”) pursuant to the agreement between Flamel and Avadel entitled Common Draft Terms of Cross-Border Merger dated as of June 29, 2016 (the “Merger Agreement”). Immediately prior to the Merger, the Company was a wholly owned subsidiary of Flamel. As a result of the Merger:
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Flamel ceased to exist as a separate entity and the Group continued as the surviving entity and assumed all of the assets and liabilities of Flamel.

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our authorized share capital is $5,500 divided into 500,000,000 ordinary shares with a nominal value of  $0.01 each and 50,000,000 preferred shares with a nominal value of  $0.01 each

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all outstanding ordinary shares of Flamel, €0.122 nominal value per share, were canceled and exchanged on a one-for-one basis for newly issued ordinary shares of the Group, $0.01 nominal value per share. This change in nominal value of our outstanding shares resulted in our reclassifying $5,937 on our consolidated balance sheet from ordinary shares to other reserves.

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our board of directors is authorized to issue preferred shares on a non-pre-emptive basis, for a maximum period of five years, at which point it may be renewed by shareholders. The board of directors has discretion to dictate terms attached to the preferred shares, including voting, dividend, conversion rights, and priority relative to other classes of shares with respect to dividends and upon a liquidation.

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all outstanding American Depositary Shares (ADSs) representing ordinary shares of Flamel were canceled and exchanged on a one-for-one basis for ADSs representing ordinary shares of the Group.

Thus, the Merger changed the jurisdiction of our incorporation from France to Ireland, and an ordinary share of the Group held (either directly or represented by an ADS) immediately after the Merger continued to represent the same proportional interest in our equity owned by the holder of a share of Flamel immediately prior to the Merger.
References in these consolidated financial statements and the notes thereto to “Avadel,” the “Group,” “we,” “our,” “us” and similar terms shall be deemed to be references to Flamel prior to the completion of the Merger, unless the context otherwise requires.
Prior to completion of the Merger, the Flamel ADSs were listed on the Nasdaq Global Market (“Nasdaq”) under the trading symbol “FLML”; and immediately after the Merger the Group’s ADSs were listed for and began trading on Nasdaq on 3 January, 2017 under the trading symbol “AVDL.”
Further details about the reincorporation, the Merger and the Merger Agreement are contained in our definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on 5 July, 2016.
Under Irish law, the Company can only pay dividends and repurchase shares out of distributable reserves, as discussed further in the Group’s proxy statement filed with the SEC as of 5 July, 2016. Upon completion of the Merger, the Company did not have any distributable reserves. On 15 February, 2017, the Company filed a petition with the High Court of Ireland seeking the court’s confirmation of a reduction of the Company’s share premium so that it can be treated as distributable reserves for the purposes of Irish law. On 6 March, 2017, the High Court issued its order approving the reduction of  $317,254 of the Company’s share premium which can be treated as distributable reserves.
The Company currently has five direct wholly owned operating subsidiaries: Avadel US Holdings, Inc., Flamel Ireland Limited, trading under the name Avadel Ireland, Avadel Investment Company Limited, Avadel France Holding SAS and Avadel Finance Ireland Designated Activity Company. Avadel US Holdings, Inc. is a Delaware corporation, and is the holding entity of FSC Holdings, LLC, Avadel Legacy Pharmaceuticals, LLC (formerly Éclat Pharmaceuticals, LLC), Avadel Management Corporation, Avadel Operations Company, Inc. and Avadel Specialty Pharmaceuticals. Avadel Ireland is a corporation organized under the laws of Ireland and is where all intangible property was relocated on 16 December, 2014. Avadel France Holding SAS is a société par actions simplifiée, organized under the laws of France and is the holding entity of Avadel Research SAS where the Company’s research and development activities take place. A complete list of the Company’s subsidiaries can be found in Note 28: Subsidiary Undertakings to the Notes to the consolidated financial statements.
Dividends
No dividends have been paid in the current or preceding period, other than the buyback of our shares. We currently do not anticipate paying any cash dividends for the foreseeable future, as we intend to retain earnings to finance R&D, acquisitions, the continued operation and expansion of our business and repurchase of shares. The recommendation, declaration and payment of any dividends in the future by us will be subject to the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by our board of directors. Moreover, if we determine to pay dividends in the future, there can be no assurance that we will continue to pay such dividends.
Share Repurchase Program
In March 2017, the Board of Directors approved an authorization to repurchase up to $25,000 of Avadel ordinary shares represented by American Depository Receipts in the open market with an indefinite duration. The timing and amount of repurchases, if any, will depend on a variety of factors, including the price of our shares, cash resources, alternative investment opportunities, corporate and regulatory requirements and market conditions. This share repurchase program may be modified, suspended or discontinued at any time without prior notice. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934 to facilitate purchases of our shares under this program.
As of 31 December, 2017, the Group holds 2,117 of its own shares, of which $22,361 of consideration paid for these shares has been deducted from the Profit and Loss Account. Out of the 2,117 shares acquired during the year ended 31 December 2017, there were no shares sold or canceled during the same period.
Reconciliation:	Number of ordinary shares held	Aggregate consideration paid	% of the Share Capital
Balance at 1 January 2017	—	$—	—%
Acquired:	2,117	22,361	5.1%
Balance at 31 December 2017	2,117	$22,361	5.1%

Consolidated Profit and Loss Account and Key Performance Indicators
Profit after taxation of  $68,271 for fiscal 2017 and loss after taxation of  $41,276 for fiscal 2016 were credited and debited to reserves, respectively. No profits were distributed as dividends, other than the buyback of our shares, during fiscal 2017 and 2016. The following table presents the consolidated profit and loss account, with percentage of turnover:
					Increase/(Decrease)
	Fiscal Year				2017 vs. 2016
	2017		2016		$	%
Turnover	$173,245	100.0%	$150,246	100%	$22,999	15.3%
Cost of sales	16,301	9.4	13,248	8.8	3,053	23.0%
Gross profit	156,944	90.6	136,998	91.2	19,946	14.6%
Research and development costs	(33,418)	(19.3)	(34,611)	(23.0)	(1,193)	(3.4)%
Distribution and administrative expenses	(58,860)	(34.0)	(44,179)	(29.4)	14,681	33.2%
Intangible asset amortization	(3,659)	(2.1)	(13,888)	(9.2)	(10,229)	(73.7)%
Gain/(loss) – changes in fair value of related party contingent consideration	31,040	17.9	(49,285)	(32.8)	80,325	163.0%
Restructuring costs	(2,542)	(1.5)	—	—	(2,542)	n/a
Operating profit (loss)	89,505	51.7	(4,965)	(3.3)	94,470	1,902.7%
Interest income	3,155	1.8	1,533	1.0	1,622	105.8%
Interest expense	(1,052)	(0.6)	(963)	(0.6)	89	9.2%
Other income (expense) – changes in fair value of related party payable	2,071	1.2	(6,548)	(4.4)	8,619	131.6%
Foreign exchange (loss) gain	(714)	(0.4)	1,123	0.7	(1,837)	(163.6)%
Other (expense) income	(305)	(0.2)	102	0.1	(407)	(399.0)%
Profit (loss) on ordinary activities before taxation	92,660	53.5	(9,718)	(6.5)	102,378	1,053.5%
Taxation charge	24,389	14.1	31,558	21.0	(7,169)	(22.7)%
Profit (loss) after taxation	$68,271	39.4	$(41,276)	(27.5)	$109,547	265.4%

The revenues for each of the Group’s significant products were as follows:
					Increase/(Decrease)
	Fiscal Year				2017 vs. 2016
Turnover:	2017		2016		$	%
Bloxiverz	$45,596	26.3%	$82,896	55.2%	$(37,300)	(45.0)%
Vazculep	38,187	22.0	39,796	26.5	(1,609)	(4.0)%
Akovaz	80,617	46.5	16,831	11.2	63,786	379.0%
Other	8,441	4.9	7,699	5.1	742	9.6%
Sales and service turnover	172,841	99.8	147,222	98.0	25,619	17.4%
License and research turnover	404	0.2	3,024	2.0	(2,620)	(86.6)%
Turnover	$173,245	100.0	$150,246	100.0	$22,999	15.3%

Turnover
Product sales and services revenues were $172,841 for the year ended 31 December, 2017, compared to $147,222 for the same prior year period. Revenues for the year ended 31 December, 2016 includes $5,981 in additional non-recurring revenue as a result of our change in accounting estimate previously described in our Directors Report in the Consolidated Profit and Loss Account section for the year ended 31 December, 2016. Bloxiverz’s revenue declined $37,300 when compared to the same period last year, primarily due to a loss of market share and decrease in net selling price driven largely by two factors: a) lost business as a result of three new competitors in the neostigmine market who entered the market in the first quarter of 2016, the second and fourth quarters of 2017 and b) a new molecule approved by the FDA in late 2015 and launched in 2016 with a similar indicated use as Bloxiverz. Additionally, the decline in Bloxiverz’s revenue was partially offset by an increase of  $4,597 related to the change in revenue estimate noted above. Vazculep’s revenue declined slightly by $1,609 driven by the effect of the non-recurring revenue estimate change of  $1,384 which did not repeat in 2017. Revenue from Akovaz, which was launched in August 2016, contributed $80,617 to product sales for the year ended 31 December, 2017. Other revenues, which includes our pediatric products, were up $742 in the year ended 31 December, 2017 compared to the same prior year period. Revenues from our pediatric products, which were acquired in February 2016 were $8,044 for the year ended 31 December, 2017, compared to $5,985 in the same prior year period.
License and research revenue was $404 for the year ended 31 December, 2017 compared to $3,024 in the same period last year. During 2017, the Company made a determination that the performance period associated with a specific license will be longer than previously estimated and, accordingly, reduced license revenue by approximately $2,155 to reflect the Company’s current expected performance period. The longer than expected performance period is the result of a reassessment of the time it will take for the Company to complete certain contractual requirements mandated by the license.
Gross profit
Gross profit for fiscal 2017 increased $19,946, or 14.6%, to $156,944, compared with $136,998 in fiscal 2016. The increase in gross profit primarily resulted from the previously mentioned increased turnover of Akovaz, partly offset by decreased turnover of Bloxiverz in 2017, and an increase in cost of sales in 2017.
Research and Development Cost
Research and development cost decreased $1,193 or (3.4)% and decreased as a percentage of turnover to 19.3% during the year ended 31 December, 2017 as compared to the same period in 2016. The Company continues to spend a substantial portion of our R&D spending on our FT 218 Phase 3 sodium oxybate clinical study.
Distribution and Administrative Expenses
Distribution and administrative expenses increased $14,681 or 33.2% and increased as a percentage to turnover to 34.0% during the year ended 31 December, 2017 as compared to the same prior year. This increase was primarily due to approximately $14,000 of costs associated with the anticipated 2018 launch of Noctiva.

Intangible Asset Amortization
Intangible asset amortization expense decreased $10,229 or (73.7)% during the year ended 31 December, 2017 as compared to the same prior year period primarily driven by the Bloxiverz in process R&D asset being fully amortized as of 31 December, 2016.
Changes in Fair Value of Related Party Contingent Consideration
We compute the fair value of the related party contingent consideration using several significant assumptions and when these assumptions change, due to underlying market conditions the fair value of these liabilities change as well.
As a result, changes in the estimates of the underlying assumptions used to determine the fair values of a) our acquisition-related contingent consideration earn-out payments — Éclat, b) acquisition related warrants and c) acquisition related FSC royalty liabilities we recorded a gain of  $31,040 to reduce the fair value of these liabilities for the year ended 31 December, 2017 compared to an expense of  $49,285 to increase the fair value of these liabilities for the year ended 31 December, 2016. As noted in our critical accounting estimates, there are numerous estimates we use when determining the fair value of the acquisition-related earn-out payments — Éclat. These estimates include the long-term pricing environment, market size, the market share the related products are forecast to achieve, the cost of goods related to such products and an appropriate discount rate to use when present valuing the related cash flows.
For the year ended 31 December, 2017, as a result of changes to these estimates when compared to the same estimates at 31 December, 2016, we recognized a gain of  $21,997 to lower the fair value of acquisition related liabilities for the Éclat products primarily as a result of a weaker long-term sales and gross profit outlook for Bloxiverz and Akovaz due to more competition. Additionally, we decreased the fair value of the acquisition related warrants which resulted in a gain of  $8,738, primarily due to changes in the AVDL stock price at 31 December, 2017 compared to 31 December, 2016, changes in the volatility of AVDL stock and a shorter remaining term of the warrants.
Each of the underlying assumptions used to determine the fair values of these contingent liabilities can, and often do, change based on adjustments in current market conditions, competition and other factors. These changes can have a material impact on our consolidated profit and loss account, balance sheet and cash flows.
Interest Expense
Interest expense increased $89 for the year ended 31 December, 2017 when compared to the year ended 31 December, 2016 as a result of interest on the long term related party note associated with the FSC acquisition.
Other Expense — Changes in Fair Value of Related Party Payable
We recorded a gain of  $2,071 and expense of  $6,548 to reduce and increase the fair value of these liabilities during the years ended 31 December, 2017 and 2016, respectively, due to the same reasons associated with the Éclat product sales forecasts as described in the section Changes in fair value of related party contingent consideration for these periods. As noted in our critical accounting estimates section, there are a number of estimates we use when determining the fair value of the related party payable payments. These estimates include the long-term pricing environment, market size, the market share the related products are forecast to achieve and an appropriate discount rate to use when present valuing the related cash flows. These estimates can and often do change based on changes in current market conditions, competition and other factors.
Foreign Exchange Gains
We recorded a foreign exchange loss of  $714, for the year ended 31 December, 2017 compared to a foreign exchange gain of  $1,123 for the year ended 31 December, 2016. This decline was driven by an overall increase in the Euro foreign exchange rate during 2017 when compared to an overall decline in the Euro foreign exchange rate during 2016.

Taxation
In 2017, the taxation charge decreased by $7,169 when compared to the same period in 2016. The primary reason for the decrease in the taxation charge is a substantially lower level of pre-tax book income in the United States.
Our Business Model
Avadel executes three primary strategies that allow us to develop and/or license or acquire differentiated branded products for FDA approval and commercialization, principally in the United States.
Business Strengths and Strategies
Our business strengths and strategies include:
Unapproved Marketed Drug (“UMD”) Products
In 2006 the FDA announced its Marketed Unapproved Drugs — Compliance Policy Guide with the intention to incentivize pharmaceutical companies to pursue approvals for pharmaceutical products, many of which pre-date the establishment of the FDA. Although these products are not protected by patents or similar intellectual property, the FDA’s Compliance Policy Guide dictates that should NDA approval be granted for any such products via a 505(b)(2) process, the FDA will remove competing unapproved manufacturers until a generic application is approved. Avadel believes that over a thousand unapproved drugs are marketed in the United States today and, while many of these products are outdated therapies, we strategically evaluate those UMD products that are more commonly used as candidates for possible future FDA approval and marketing under our UMD program.
Additional UMD Products.   Avadel intends to develop and seek approval for our fourth NDA for a UMD, and intends to develop and seek approval for select other UMD products with large existing markets and limited competition.
Avadel believes our strategy to create opportunities to commercialize UMD products in markets with a limited number of competitors may have a limited number of opportunities given the lack of patent protection from competition. Avadel believes this shorter-term strategy may provide us with near term revenue growth and provide cash flows that can be used to fund R&D and inorganic initiatives.
To date, Avadel has received FDA approvals for three UMD products which we currently market under the brand names Bloxiverz® (neostigmine methylsulfate injection), Vazculep® (phenylephrine hydrochloride injection) and Akovaz® (ephedrine sulfate injection), each as more particularly described below.
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Bloxiverz® (neostigmine methylsulfate injection), Bloxiverz’s NDA was filed on July 31, 2012. Bloxiverz was approved by the FDA on May 31, 2013 and was launched in July 2013. Bloxiverz is a drug used intravenously in the operating room for the reversal of the effects of non-depolarizing neuromuscular blocking agents after surgery. Bloxiverz was the first FDA-approved version of neostigmine methylsulfate. Today, neostigmine is one of the two the most frequently used products for the reversal of the effects of other agents used for neuromuscular blocks. There are approximately 2.5 million vials sold annually in the U.S. In the future, sales of Bloxiverz are dependent upon the competitive market dynamics between Avadel and four other competitors in addition to any subsequent ANDA approvals that may occur.

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Vazculep® (phenylephrine hydrochloride injection) On June 28, 2013, Avadel filed an NDA for Vazculep (phenylephrine hydrochloride injection). The product was approved by the FDA on June 27, 2014 and is indicated for the treatment of clinically important hypotension occurring in the setting of anesthesia. Avadel started shipping Vazculep (in 1mL single use vials, and 5mL and 10mL pharmacy bulk package vials) to wholesalers in October 2014. There are approximately 7 million vials sold annually in the U.S. Vazculep is the only FDA-approved version of phenylephrine hydrochloride to be available in all three vial sizes. Avadel competes against one other manufacturer who commercializes the 1mL single-dose vial. The volume of sales of Vazculep is dependent upon the competitive landscape in the marketplace, and potential for new competitors that may receive generic approvals in the future.

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Akovaz® (ephedrine sulfate injection). On June 30, 2015, Avadel announced that our third NDA was accepted by the FDA, and was granted approval for Akovaz on April 29, 2016. On August 12, 2016, Avadel launched Akovaz, into a market of approximately 7.5 million vials annually in the U.S. Avadel was the first approved formulation of ephedrine sulfate, an alpha- and beta- adrenergic agonist and a norepinephrine-releasing agent that is indicated for the treatment of clinically important hypotension occurring in the setting of anesthesia. Avadel began shipping the product to wholesalers in August 2016 in cartons of twenty-five 50 mg/mL 1mL single use vials. During 2016 Akovaz was the only FDA approved version of ephedrine sulfate being commercially sold in the U.S. To date, there are three other approved manufacturers of ephedrine sulfate with whom Avadel competes. The volume of sales of Akovaz is dependent upon the competitive landscape in the marketplace, and potential for new competitors that may receive generic approvals in the future.

Inorganic Growth Through Acquisitions, Licensing, Partnerships and/or Divestitures
Avadel currently has a strong balance sheet and intends to explore and pursue appropriate inorganic growth opportunities that may enhance profitability and cash flow and would complement our urology and hospital products, or our sleep-focused product candidate, FT 218. Avadel in-licensed Noctiva™ in September 2017 from Serenity, and in February 2018 Avadel divested four pediatric products to, and entered into a LiquiTime® development agreement with, Cerecor. Avadel also has an ongoing LiquiTime® development partnership with Elan Pharma International Limited (“Elan Pharmaceuticals”) since 2015, described further in this Item 1 under the caption “— Other Products Under Development.” Avadel also owns two proprietary drug delivery technologies, Medusa™ and Trigger Lock™, which it has determined are no longer strategically viable for internal development due to the high cost of development and lengthy approval timelines. Avadel will continue to look for opportunities to out-license or divest our Medusa™ and Trigger Lock™ technologies.
Avadel’s most recent in-licensed product, Noctiva™, is urology focused. An outline of the licensing terms can be found in this Item 1 under the caption “— Noctiva™ (desmopressin acetate)” immediately below, and additional information regarding Noctiva may be found elsewhere in this Item 1 under the caption “— Competition and Market Opportunities.”
Noctiva™ (desmopressin acetate). On 3 March, 2017, Noctiva™ was granted FDA approval and is the first and only product indicated for treatment of nocturia due to nocturnal polyuria (overproduction of urine during the night) in adults who awaken at least two times per night to void. Noctiva™ is an emulsified low-dose vasopressin analog administered through a preservative-free nasal spray 30 minutes before bedtime. Noctiva is approved in two dosage strengths of 0.83 mcg and 1.66 mcg.
On 1 September, 2017, Avadel’s indirect wholly-owned subsidiary, Avadel Specialty Pharmaceuticals, LLC (the “Avadel Licensee”), entered into an Exclusive License and Assignment Agreement (the “Serenity License Agreement”) with Serenity. Under the terms of the Serenity License Agreement, Serenity granted to the Avadel Licensee an exclusive license, under certain rights of Serenity in and to certain intellectual property owned by Serenity (the “Serenity IP Rights”), to develop and commercialize the drug desmopressin acetate (the “Drug”) in the United States for the treatment of certain medical conditions characterized by abnormalities or disorders in voiding and other urinary functions of a subject to control urination (the “Field”). Such license includes a sublicense to certain intellectual property owned by CPEX Pharmaceuticals, Inc. (“CPEX”) and Reprise Biopharmaceutics, LLC. (“Reprise”). More specifically, (i) pursuant to a license agreement, effective as of 28 May, 2017, Reprise granted Serenity a license to certain intellectual property held by Reprise relating to the Drug, including U.S. Patent Nos. 7,799,761, 7,579,321, and 7,405,203 (each of which is listed in the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book) for Noctiva™) as well as Canadian Patent No. 2,545,194 and (ii) pursuant to a Development and License Agreement, dated 4 February, 2008 and as amended 31 March, 2010, CPEX granted Serenity a license to certain intellectual property rights relating to the Drug. Accordingly, the Avadel Licensee’s sublicense to such intellectual property is subject to the foregoing agreements. In addition, under the Serenity License Agreement, Serenity granted to the Avadel Licensee certain rights of Serenity in the New Drug Application for the Drug approved by the U.S. Food and Drug Administration (the “NDA”), and certain supply agreements relating to the Drug.

The Serenity License Agreement further provides that:
The Avadel Licensee may sublicense the licensed rights in the U.S. beginning two years after the effective date of the license, subject to Serenity’s prior written consent which may not be unreasonably withheld, conditioned, or delayed.
The Avadel Licensee will use its commercially reasonable efforts to commercialize the rights licensed to it under the License Agreement. The Avadel Licensee is responsible for the costs associated with all regulatory activities, including development activities undertaken to support obtaining or maintaining regulatory approvals. Within 120 days following the effective date of the License Agreement, the Avadel Licensee was required to provide Serenity with a plan with respect to the commercialization of the Drug in the Field in the United States and Canada (“Territory”).
Within 180 days following the effective date of the License Agreement, the Avadel Licensee will notify Serenity of our decision to undertake development of the Drug for the “Nocturia Indication” (i.e., adult night-time non-incontinent urination) in Canada and the “PNE Indication” (i.e., bed-wetting) in the United States and/or Canada, each of which would require additional separate negotiated agreements with Serenity. Serenity will have the right to develop and commercialize the Drug for the Nocturia Indication in Canada and the PNE Indication in the Territory if the Avadel Licensee decides not to undertake such development.
The Avadel Licensee paid Serenity an up-front payment of  $50 million upon the effective date of the License Agreement. The Avadel Licensee will also pay Serenity $20 million when the Drug first becomes available for commercial sale.
Serenity is eligible to receive milestone payments as follows: up to $40 million (the “Cumulative Sales Milestone Payments”) in the aggregate based on achievement of cumulative sales milestones of  $50 million to $200 million and up to $180 million in the aggregate based on achievement of 12-month sales milestones of  $300 million to $1.5 billion. Upon a change in control, Serenity will be eligible to receive a payment in the low to mid-double digit millions, reduced by portions of any Cumulative Sales Milestone Payments previously paid. In addition, Serenity is eligible to receive royalties of twenty-eight percent (28%) of annual net sales of up $500 million, thirty percent (30%) of annual net sales greater than $500 million up to $1 billion, and thirty-three percent (33%) of annual net sales over $1 billion, subject to adjustment in certain circumstances.
Serenity has the sole discretion and responsibility to prosecute and maintain the patent applications and patents licensed to the Avadel Licensee under the Serenity License Agreement, however, Serenity may not abandon rights to such patent applications and patents without Serenity first giving the Avadel Licensee an opportunity to assume full responsibility for the continued prosecution and maintenance thereof. The Avadel Licensee is required to reimburse Serenity for all costs incurred by Serenity after the effective date of the Serenity License Agreement in the preparation, filing, prosecution, and maintenance of certain patents up to $700,000.
The Avadel Licensee has the first right to enforce against third party infringement of intellectual property rights licensed to it under the Serenity License Agreement, however, if it elects to not do so, Serenity may step in and enforce against any such infringement. The Avadel Licensee has the first right to defend against claims by third parties that the Drug infringes any third party intellectual property rights, including the right to settle such claims unless they are indemnifiable by Serenity, in which case the Avadel Licensee must obtain Serenity’s prior written consent to enter into any such settlement. However, if the Avadel Licensee elects to not defend any such infringement claim, Serenity has the right to step in and do so.
Except with respect to pending litigation involving Ferring B.V., Ferring International Center S.A. and Ferring Pharmaceuticals Inc. (collectively, “Ferring”), the Avadel Licensee has the first right to defend against challenges to intellectual property licensed to it under the Serenity License Agreement, however, if the Avadel Licensee elects to not do so, Serenity may step in and defend against such challenges. With respect to pending litigation involving Ferring, Serenity has full control over such litigation at its own expense and may not settle such litigation in a manner that restricts the scope, or adversely affects the enforceability of the intellectual property rights licensed to the Avadel Licensee under the Serenity License Agreement without the Avadel Licensee’s consent, which may not be unreasonably withheld, delayed or conditioned. For more information regarding the pending litigation involving Ferring, please see the information set forth under the caption “— Risks Related to Avadel’s Exclusive License Agreement for Noctiva™” in the “Risk Factors” included in this Directors Report.
The Serenity License Agreement remains in effect until it is terminated as specifically provided in the agreement. Both the Avadel Licensee and Serenity may terminate the agreement upon uncured, material breach of the agreement by or an insolvency-related event of the other party.
Development of Micropump®-Based Products
Avadel’s versatile Micropump® based technology allows us to select unique product development opportunities, representing either “life cycle” opportunities, whereby additional intellectual property can be added to a pharmaceutical to extend the commercial viability of a currently marketed product, or innovative formulation opportunities for new chemical entities (“NCEs”). Several products formulated using Avadel’s proprietary drug delivery technologies are currently under various stages of development. These products will be commercialized either by Avadel and/or by partners via licensing/distribution agreements. Additional information on products in development and detailed information regarding Avadel’s Micropump® based technologies is provided in this Item 1 under the caption “— Other Products Under Development” and the caption “— Avadel’s Drug Delivery Technologies.”
Because R&D costs for reformulating a drug are typically substantially lower than for developing NCEs, “reformulation approvals” provide an opportunity to extend the exclusivity period of already marketed drugs or create new market exclusivity for an off-patent drug. The Micropump® platform has successfully transitioned to commercial stage with Coreg CR® (a GlaxoSmithKline marketed product).
FT 218 (Micropump® sodium oxybate):   Avadel is developing a product which uses our Micropump® drug-delivery technology for the treatment of EDS and cataplexy in patients suffering from narcolepsy. Avadel currently refers to this product as FT 218. FT 218 is a Micropump®-based formulation of sodium oxybate. Sodium oxybate is the sodium salt of gamma hydroxybutyrate, an endogenous compound and metabolite of the neurotransmitter gamma-aminobutyric acid. Sodium oxybate has been described as a therapeutic agent with high medical value. Sodium oxybate is approved in Europe and the United States as a twice nightly formulation indicated for the treatment of EDS and cataplexy in patients with narcolepsy.
In preparation for a clinical trial of FT 218, Avadel reached an agreement with the FDA for the design and planned analysis of our study through a Special Protocol Assessment (“SPA”). An SPA is an acknowledgement by the FDA that the design and planned analysis of a pivotal clinical trial adequately addresses the objectives necessary to support a regulatory submission. Pursuant to the SPA, in December 2016, Avadel initiated patient enrollment and dosing for a Phase III clinical trial to assess the safety and efficacy of a once-nightly formulation of FT 218 for the treatment of EDS and cataplexy in patients suffering from narcolepsy. The study is a randomized, double-blind, placebo controlled study of 264 patients being conducted in 50 to 60 clinical sites in the U.S., Canada and western Europe. In January 2018, Avadel announced that the FDA granted Orphan Drug Designation to FT 218. Avadel believes this study could demonstrate improved efficacy, safety and patient satisfaction over the current primary product serving this market, which is a twice nightly sodium oxybate formulation, for which the marketer estimates will generate revenues of between $1.18 billion and $1.2 billion in 2017.
Other Products Under Development
Avadel entered into an Exclusive License Agreement on September 30, 2015, with Elan, a subsidiary of Perrigo Company plc, for the right to use our LiquiTime® drug delivery technology for the U.S. (OTC) drug market. Under the multi-product license agreement, Avadel received an upfront payment of  $6 million and will be eligible for at least an additional $50 million in approval and launch milestones. In addition, once commercialized Avadel will receive mid-single digit royalties on net sales of the products.

Proprietary Product Pipeline
The status of Avadel’s proprietary product pipelines is detailed in the followings table:
Proprietary Product Pipeline
Platform/Strategy	Drug/Product	Indication	Stage
Micropump®	Sodium oxybate	EDS/Cataplexy	Phase III trial ongoing
UMD #4	Sterile Injectable – Drug Undisclosed	Undisclosed	Development ongoing
LiquiTime®	Guaifenesin	Cough/Cold	Pivotal pharmacokinetics studies pending registration batches
LiquiTime®	Undisclosed	Pediatric	Proof of concept
Micropump®	Undisclosed	Pediatric	Proof of concept
LiquiTime®	Undisclosed	Psychiatric	Proof of concept
Competition and Market Opportunities
Competition
Competition in the pharmaceutical and biotechnology industry is intense and is expected to increase. Avadel competes with academic laboratories, research institutions, universities, joint ventures, and other pharmaceutical and biotechnology companies, including other companies developing brand or generic specialty pharmaceutical products or drug delivery platforms. Some of these competitors may also be Avadel’s business partners. There can be no assurance that Avadel’s competitors will not obtain patent protection or other intellectual property rights that would make it difficult or impossible for us to compete with their products. Furthermore, major technological changes can happen quickly in the pharmaceutical and biotechnology industries. Such rapid technological change, or the development by Avadel’s competitors of technologically improved or differentiated products, could render our products, including our drug delivery technologies, obsolete or noncompetitive.
The pharmaceutical industry has dramatically changed in recent years, largely as a function of the growing importance of generic drugs. The growth of generics (typically small molecules) and of large molecules (biosimilars) has been accelerated by the demand for less expensive pharmaceutical products. As a result, the pricing power of pharmaceutical companies will be more tightly controlled in the future.
In addition, the overall landscape of the Pharma/Biotech industry has changed, as consolidation has reduced Avadel’s pool of potential partners and acquisition opportunities within the specialty pharmaceutical space.
Avadel’s business model competes with a number of companies based upon our current marketed products and those in development. Examples of companies with whom Avadel or future partners would compete, given our current products and pipeline, include Jazz Pharmaceuticals, Endo Pharmaceuticals, Tris Pharma, Ferring, Astellas and others.
Potential competition for FT 218
If FT 218 receives FDA approval, it will compete with the current approved twice-nightly sodium oxybate formulation, as well as a number of daytime stimulants including lisdexamfetamine, modafinil, armodafinil, which are widely prescribed, or prescribed concomitantly with sodium oxybate. Sodium oxybate is currently the only product approved for both EDS and cataplexy. In addition, Avadel anticipates that our FT 218 product may face competition from manufacturers of generic twice-nightly sodium oxybate formulations, who have reached settlement agreements with the current marketer for entry by 2023.
Noctiva™ Competition
While there are no other approved treatment options for nocturia due to nocturnal polyuria, Avadel anticipates that Noctiva™ will compete with products that have been historically used off-label to treat nocturia, primarily medications indicated for overactive bladder and benign prostatic hyperplasia, and older forms of desmopressin.

Market Opportunities
Because the pharmaceutical industry is highly competitive, participants seek ways to increase profitability by reducing competition through patent protection. Avadel, resulting from the combination of our existing proprietary drug delivery technologies with the established commercial capability of our unapproved to approved product strategy and with the acquisition of Noctiva™ has evolved into a Specialty Pharma company focusing on re-formulations and requiring shorter product development cycles by using an abbreviated NDA mechanism (505(b)(2)). Avadel’s commercial capabilities also differentiate it from some competitors.
In particular, in today’s environment, a drug has to demonstrate significant therapeutic improvements over the current standard of care in order to obtain third party payer coverage. Alternatively, changes in the delivery of a drug must create a demonstrable reduction in costs. Dosing convenience, by itself, is no longer sufficient to gain reimbursement acceptance. Specialty pharmaceutical companies must now demonstrate, through costly Phase 3 trials, therapeutic efficacy of their new formulations. The FDA has encouraged drug companies developing enhanced formulations to use an abbreviated regulatory pathway: the 505(b)(2) NDA. Many specialty pharmaceutical companies today are using this approach or the supplemental NDA pathway (“sNDA”). An NDA or sNDA is necessary to market an already approved drug for a new indication, or in a different dosage form or formulation. However, the sNDA approach requires cross-referencing the originator’s drug dossier, and eventually an alliance with the originator for commercialization.
The market opportunities for Noctiva and the proprietary pipeline products that Avadel intends to pursue independently are estimated by Avadel to be worth at least several hundred million dollars each.
Noctiva™
Avadel believes that nocturia, the condition of waking two or more times per night to urinate, represents a substantial unmet medical need affecting approximately 40 million adults in the United States. Through claims analysis, it is estimated that only 27 percent, or approximately 11 million, of patients are diagnosed with the condition and only 3 million are on active pharmacological treatment. Noctiva™ is the first and only FDA approved product indicated to treat nocturia due to nocturnal polyuria, or the overproduction of urine at night, which is present in approximately 88 percent of patients with nocturia. With no approved or proven treatment options for nocturia due to nocturnal polyuria, Avadel believes that Noctiva™ may have the potential to address a very prevalent unmet need within a large patient population. Avadel further believes that Noctiva™ has the potential to provide Avadel with substantial revenue growth should we successfully execute our commercialization strategy, which will consist of condition-state awareness to prime the urology market with a full-scale product launch to follow in the second quarter of 2018. For a discussion of risks associated with Avadel’s Noctiva™, please see the information set forth under the caption “— Risks Related to Avadel’s Exclusive License Agreement for Noctiva™” in the “Risk Factors” included in Part I, Item 1A of this Annual Report on Form 10-K.
FT 218
Narcolepsy is an orphan disease affecting approximately 200,000 people in the U.S. With low prevalence and an even lower diagnosis rate, an estimated 50,000 patients diagnosed and on treatment, many patients’ needs are not being met and there are limited proven treatment options, particularly for those suffering from cataplexy. Currently, the only approved treatment option to treat both EDS and cataplexy is a liquid formulation of sodium oxybate dosed twice per night. This treatment requires patients to wake up in the middle of the night to take a second dose of medication, interrupting sleep and potentially causing a number of other issues related to their quality of life.
Avadel believes that our once nightly formulation of sodium oxybate in FT 218 may have the potential to provide an uninterrupted night’s sleep to patients, may have an improved safety profile, fewer potential side effects due to a lower Cmax of FT 218 compared to the current approved product, and may provide other additional benefits related to quality of life. 2017 revenue estimates of the marketed twice-nightly sodium oxybate range from $1.18 billion to $1.2 billion and the number of patients actively on treatment as of November 2017 was approximately 13,000. Following the completion of Avadel’s REST-ON clinical trial, if

FT 218 is able to adequately demonstrate an improved safety profile over the current approved product, the potential to receive Orphan Drug Designation may provide development and commercial incentives for FT 218, including eligibility for a seven-year period of market exclusivity in the U.S. as the only once-nightly formulation.
Avadel’s Drug Delivery Technologies
Avadel owns and develops drug delivery technologies that address key formulation challenges, leading to the development of differentiated drug products for administration in various forms (e.g., capsules, tablets, sachets or liquid suspensions for oral use; or injectables for subcutaneous administration) and that can be applied to a broad range of drugs (novel, already-marketed, or off-patent).
Avadel believes that our Micropump® technology permits the development of differentiated product profiles (modified/controlled release formulations) under various dosage forms including capsules, tablets, sachets and liquid suspensions (LiquiTime®) for oral use. In addition, with Trigger Lock™ potentially addressing the issue of narcotic/opioid analgesics abuse, Avadel believes that we have broad and versatile presentations to serve most markets from pediatric to geriatric. A brief discussion of each of Avadel’s drug delivery technologies is set forth below.
Micropump® Technology. Micropump® is a microparticulate system that allows the development and marketing of modified and/or controlled release solid, oral dosage formulations of drugs. Micropump®-carvedilol and Micropump®-aspirin formulations have been approved in the U.S. Avadel’s Micropump® technology permits either extended or delayed delivery of small molecule drugs via the oral route. Micropump® consists of a multiple-particulate system containing 5,000 to 10,000 microparticles/nanoparticles per capsule or tablet. The 200-500 microns diameter-sized microparticles are released in the stomach and pass into the small intestine, where each microparticle, operating as a miniature delivery system, releases the drug at an adjustable rate and over an extended period of time. The design of the Micropump® microparticles allows an extended release in the Gastro-Intestinal (“GI”) tract allowing mean plasma residence times to be extended for up to 24 hours. The microparticles’ design can be adapted to each drug’s specific characteristics by modifying the coating composition and thickness as well as the composition of the excipients encapsulated with the drug. The resultant formulations can potentially offer improved efficacy (by extending therapeutic coverage), reduced toxicity and/or side effects (by reducing Cmax or peak drug concentration in the plasma, or by reducing intra- and inter-patient variability), and improved patient compliance (by reducing frequency of administration). The platform is applicable to poorly soluble (< 0.01mg/L) as well as highly soluble (> 500g/L) and to low dose (e.g., 4 mg) or high dose (e.g., 1,000 mg) drugs, while providing excellent mouth feel and taste masking properties. Micropump® allows the achievement of extremely precise pharmacokinetic profiles extended (and/or delayed) release of single or combination of drugs, in a variety of formats (such as tablets, capsules, sachet, or liquids (LiquiTime®), while preserving the targeted release rate over the shelf-life of the product.
LiquiTime®. LiquiTime® allows development of modified/controlled release oral products in a liquid suspension formulation particularly suited to children or for patients having issues swallowing tablets or capsules. Avadel’s LiquiTime® technology uses Micropump’s competitive advantages to allow the development of products with modified/controlled release (e.g., zero-order kinetics) in liquid suspension formulations. The LiquiTime® products are particularly suitable for dosing to children and for use by patients having issues swallowing tablets or capsules. LiquiTime® does not have the limitation of having to work solely with ionic drugs and therefore has applicability to a much broader range of drug molecules. As with Micropump®, LiquiTime® can be applied to the development of combination products. Avadel believes that LiquiTime®, designed to provide a controlled, extended release of oral liquids principally for pediatric and geriatric patients, will enable Avadel to develop improved, patent protected prescription products to serve an unmet medical need in these patient populations. Avadel believes that the increasing number of geriatric patients and the demand for convenient drug delivery options for children offer opportunities for the development of LiquiTime®-based formulations.
Elan Pharmaceuticals has licensed the LiquiTime® technology in the U.S. for OTC products and Avadel is currently working on an extended release suspension formulation for guaifenesin (see “— Product Pipeline”). Avadel has maintained the prescription rights to LiquiTime®, as we view prescription products as higher-value opportunities. Avadel is currently conducting feasibility studies on two potential prescription products utilizing our LiquiTime® technology.

Trigger Lock™. Trigger Lock™ allows development of abuse-resistant modified/controlled release formulations of narcotic/opioid analgesics and other drugs susceptible to abuse.
Medusa™. Medusa™ allows the development of extended/modified release of injectable dosage formulations of drugs (e.g., peptides, polypeptides, proteins, and small molecules).
Proprietary Intellectual Property
Avadel’s commercial success with respect to the development and commercialization of Noctiva™ is dependent on Avadel’s and our licensor’s ability to obtain and maintain patent protection for Noctiva™. In addition, parts of Avadel’s product pipeline and strategic alliances utilize our drug delivery platforms and related products of which certain features are the subject of patents or patent applications. As a matter of policy, Avadel seeks patent protection of our inventions and also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to maintain and develop competitive positions.
Licensed Noctiva Patents. Avadel’s licensed patent portfolio relating to Noctiva™ consists of four U.S. patents, one or more of which generally disclose pharmaceutical compositions that include desmopressin and a pharmaceutically acceptable carrier, methods for using those compositions, and/or intranasal spray devices for consistently achieving low desmopressin blood concentrations. The U.S. patents are expected to expire beginning in 2023 and ending in 2030. Avadel does not own any patents or patent applications relating to Noctiva™.
Drug Delivery Technology Patents. Avadel’s drug delivery technologies are the subject of certain patents, including: (i) for Micropump®, patents relating to an efficacious coating formulation for providing delayed and sustained release of an active ingredient with absorption limited to the upper part of intestinal tract (expiring in 2025 in the U.S. and 2022 in foreign jurisdictions); (ii) for LiquiTime®, patents relating to film-coated microcapsules and a method comprising orally administering such microcapsules to a patient (expiring in 2023); (iii) for Trigger Lock™, patents relating to a solid oral drug form with at least part of the active ingredient contained in microparticles with anticrushing characteristics to prevent misuse (expiring in 2027); and (iv) for Medusa™, patents relating to an aqueous colloidal suspension of low viscosity based on submicronic particles of water-soluble biodegradable polymer PO (polyolefin) carrying hydrophobic groups (expiring in 2023).
The patent positions of biopharmaceutical companies like Avadel are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and patent scope can be reinterpreted by the courts after issuance. Moreover, many jurisdictions permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. Avadel cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any of Avadel’s licensed or owned patents will provide sufficient protection from competitors. Any of Avadel’s licensed or owned patents may be challenged, circumvented, or invalidated by third parties. For more information, please see the information set forth under the caption “— Risks Related to Avadel’s Business and Industry — If Avadel cannot adequately protect our intellectual property and proprietary information, Avadel may be unable to sustain a competitive advantage” in the “Principal Risks and Uncertainties” section of this Directors Report.
Supplies and Manufacturing
Avadel attempts to maintain multiple suppliers in order to mitigate the risk of shortfall and inability to supply market demand. Nevertheless, for most of our products Avadel relies on a limited number of suppliers, and in certain cases only one supplier, for sourcing active pharmaceutical ingredients (APIs).
The manufacture of the UMDs marketed by Avadel in the U.S. is outsourced to cGMP-compliant and FDA-audited contract manufacturing organization (“CMOs”) pursuant to supply agreements. Avadel will continue to outsource to third-party CMOs, and has no present plans to acquire manufacturing facilities. Avadel believes this outsourcing policy is beneficial to us for products to be marketed in the United States.

Noctiva™ is manufactured pursuant to a manufacturing agreement between Serenity and a third party CMO, which was assigned to Avadel in connection with the Serenity License Agreement. The CMO manufactures Noctiva™ in a sterile one-of-a-kind manufacturing facility located in Lakewood, New Jersey that is in compliance with cGMP guidance and directives applicable to the manufacture of Noctiva™. This manufacturing facility was built expressly for the manufacture of Noctiva™, and allows for the product to be the only preservative free nasal spray for this prescription.
In 2014, Avadel sold a manufacturing facility located in Pessac, France (near Bordeaux). Under the contract of sale, Avadel continues to use this facility to manufacture products using Avadel’s Micropump® and LiquiTime® drug delivery technologies. To date, this facility has not been used to manufacture products commercialized directly by Avadel.
Principal Risks and Uncertainties
Our business faces many risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer, and the trading price of our securities could decline. As a result, you should consider all of the following risks, together with all of the other information in Directors’ Report and accompanying financial statements, before making an investment decision regarding our securities.
Risks Relating to Our Business and Industry
We depend on a small number of products and customers for the majority of our revenues and the loss of any one of these products or customers could reduce our revenues significantly.
We derive a majority of our revenues from turnover of three products, Bloxiverz, Vazculep and Akovaz. Additionally, we depend on a small number of customers for the majority of our total revenues from these products. Four customers, accounted for approximately 93% of total revenues from sales of these products in 2017. These customers comprise a significant portion of the distribution network for pharmaceutical products in the U.S. Increased competition for any one of these products could result in significant downward pricing pressure and loss of market share by the Company resulting in lower revenues or loss of business. This distribution network is also continuing to undergo consolidation marked by mergers and acquisitions among wholesale distributors and retail drug store chains. As a result, a small number of large wholesale distributors and large chain drug stores control a significant share of the market. We expect that continuing consolidation may cause competitive pressures on pharmaceutical companies. The loss of any one of these products or the termination of our relationship with any of these customers or our failure to broaden our customer base could cause our revenues to decrease significantly and result in losses from our operations. Further, we may be unable to negotiate favorable business terms with customers that represent a significant portion of our revenues, and any such inability could have a material adverse effect on our business, results of operations, financial condition and prospects.
We expect to rely on collaborations with third parties to commercialize certain of our products in development, in particular products using our drug delivery technologies, and such strategy involves risks that could impair our prospects for realizing profits from such products.
The Group expects that the commercialization of some of our products in development which utilize our drug delivery technologies will involve third-party collaboration partners for strategic alliances, licenses, product divestitures or other arrangements to commercialize these products, as we did with respect to the license to Elan for the OTC rights for LiquiTime®. We may not be successful in entering into such collaborations on favorable terms, if at all, or our collaboration partners may not adequately perform under such arrangements, and as a result our ability to commercialize these products will be negatively affected and our prospects will be impaired.

Our products may not gain market acceptance.
Our products and technologies may not gain market acceptance among physicians, patients, healthcare payor and medical communities. The degree of market acceptance of any product or technology will depend on a number of factors, including, but not limited to:
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the scope of regulatory approvals, including limitations or warnings in a product’s regulatory-approved labeling;

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in the case of any new “unapproved-marketed-drug” product we may successfully pursue, whether and the extent to which the FDA removes competing products from the market;

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demonstration of the clinical safety and efficacy of the product or technology;

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the absence of evidence of undesirable side effects of the product or technology that delay or extend trials;

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the lack of regulatory delays or other regulatory actions;

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its cost-effectiveness and related access to payor coverage;

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its potential advantage over alternative treatment methods;

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the availability of third-party reimbursement; and

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the marketing and distribution support it receives.

If any of our products or technologies fails to achieve market acceptance, our ability to generate additional revenue will be limited, which would have a material adverse effect on our business.
Our products may not reach the commercial market for a number of reasons.
Drug development is an inherently uncertain process with a high risk of failure at every stage of development. Successful research and development (“R&D”) of pharmaceutical products is difficult, expensive and time consuming. Many product candidates fail to reach the market. Our success will depend on the development and the successful commercialization of additional previously Unapproved Marketed Drug (“UMD”) products, development of products that utilize our drug delivery technologies. If any of our additional UMD products or products incorporating our drug delivery technologies fails to reach the commercial market, our future revenues would be adversely affected.
Even if our products and current drug delivery technologies appear promising during development, there may not be successful commercial applications developed for them for a number of reasons, including:
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the FDA, the European Medicines Agency (“EMA”), the competent authority of an EU Member State or an Institutional Review Board (“IRB”), or an Ethics Committee (EU equivalent to IRB), or our partners may delay or halt applicable clinical trials;

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we or our partners may face slower than expected rate of patient recruitment and enrollment in clinical trials, or may devote insufficient funding to the clinical trials;

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our drug delivery technologies and drug products may be found to be ineffective or cause harmful side effects, or may fail during any stage of pre-clinical testing or clinical trials;

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we or our partners may find certain products cannot be manufactured on a commercial scale and, therefore, may not be economical or feasible to produce; or

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our products could fail to obtain regulatory approval or, if approved, fail to achieve market acceptance, fail to be included within the pricing and reimbursement schemes of the U.S. or EU Member States, or be precluded from commercialization by proprietary rights of third parties.

We must invest substantial sums in R&D in order to remain competitive, and we may not fully recover these investments.
To be successful in the highly competitive pharmaceutical industry, we must commit substantial resources each year to R&D in order to develop new products and enhance our technologies. In 2017, we spent $33,418 on R&D. Our ongoing investments in R&D for future products could result in higher costs without a proportionate increase, or any increase, in revenues. The R&D process is lengthy and carries a substantial risk of failure. If our R&D does not yield sufficient products that achieve commercial success, our future operating results will be adversely affected.
The development of several of our drug delivery technologies and products depend on the services of a single provider and any interruption of operations of such provider could significantly delay or have a material adverse effect on our product pipeline.
Currently, Avadel uses a single source provider for the development, supply of clinical materials and potentially the supply of commercial batches for several of our products incorporating our drug delivery technologies. For details see the discussion in the “Business — Information on the Company” in this Directors’ Report. Any disruption in the operations of this provider or if this provider fails to supply acceptable quantity and quality materials or services to us for any reason, such disruption or failure could delay our product development and could have a material adverse effect on our business, financial condition and results of operations. In case of a disruption, we may need to establish alternative manufacturing sources for our drug delivery products, and this would likely lead to substantial production delays as we build or locate replacement facilities and seek to satisfy necessary regulatory requirements.
We depend on a limited number of suppliers for the manufacturing of our products and certain raw materials used in our products and any failure of such suppliers to deliver sufficient quantities of supplies of product or these raw materials could have a material adverse effect on our business.
Currently, we depend on a limited number of CMOs for three products, Bloxiverz, Vazculep and Akovaz, from which we derive a majority of our revenues and a single contract manufacturer for Noctiva. Additionally, we purchase certain raw materials used in our products from a limited number of suppliers, including a single supplier for certain key ingredients. If the supplies of these products or materials were interrupted for any reason, our manufacturing and marketing of certain products could be delayed. These delays could be extensive and expensive, especially in situations where a substitution was not readily available or required variations of existing regulatory approvals and certifications or additional regulatory approval. For example, an alternative supplier may be required to pass an inspection by the FDA, EMA or the competent authorities of EU Member States for compliance with current Good Manufacturing Practices (“cGMP”) requirements before supplying us with product or before we may incorporate that supplier’s ingredients into the manufacturing of our products by our contract, development, and manufacturing organizations (“CDMOs”). Failure to obtain adequate supplies in a timely manner could have a material adverse effect on our business, financial condition and results of operations.
If our competitors develop and market technologies or products that are safer or more effective than ours, or obtain regulatory approval and market such technologies or products before we do, our commercial opportunity will be diminished or eliminated.
Competition in the pharmaceutical and biotechnology industry is intense and is expected to increase. We compete with academic laboratories, research institutions, universities, joint ventures and other pharmaceutical and biotechnology companies, including other companies developing drug delivery technologies or niche brand or generic specialty pharmaceutical products. Some of these competitors may also be our business partners.
Our drug delivery platforms compete with technologies provided by several other companies (for details see “Business — Competition and Market Opportunities” in this Director’s Report). In particular, New Biological or Chemical Entities (“NBEs” or “NCEs”) could be developed that, if successful, could compete against our drug delivery platforms or products. Among the many experimental therapies being tested in the U.S. and in the EU, there may be some that we do not now know of that may compete with our drug delivery platforms or products in the future. These new biological or chemical products may be safer or may work better than our products.

With respect to our UMD drug products, the FDA could approve generic versions or previously filed NDAs of our marketed products.
Many of our competitors have substantially greater financial, technological, manufacturing, marketing, managerial and R&D resources and experience than we do. Furthermore, acquisitions of competing drug delivery companies by large pharmaceutical companies could enhance our competitors’ resources. Accordingly, our competitors may succeed in developing competing technologies and products, obtaining regulatory approval and gaining market share for their products more rapidly than we do.
Our revenues may be negatively affected by healthcare reforms and increasing pricing pressures.
Future prices for our pharmaceutical products and medical devices will be substantially affected by reimbursement policies of third-party payors such as government healthcare programs, private insurance plans and managed care organizations; by our contracts with the drug wholesalers who distribute our products; and by competitive market forces generally. In recent years, third-party payors have been exerting downward pressure on prices at which products will be reimbursed, and the drug wholesale industry has been undergoing consolidation which gives greater market power to the remaining, larger drug wholesalers. In the U.S., the new administration has made public and social media statements causing uncertainty as to future federal U.S. government policies regulating drug prices. And the trend toward increased availability of generic products has contributed to overall pricing pressures in the pharmaceutical industry. Any future changes in laws, regulations, practices or policies, in the drug wholesale industry, or in the prevalence of generic products may adversely affect our financial condition and results of operations.
If we cannot keep pace with the rapid technological change in our industry, we may lose business, and our products and technologies could become obsolete or noncompetitive.
Our success also depends, in part, on maintaining a competitive position in the development of products and technologies in a rapidly evolving field. Major technological changes can happen quickly in the biotechnology and pharmaceutical industries. If we cannot maintain competitive products and technologies, our competitors may succeed in developing competing technologies or obtaining regulatory approval for products before us, and the products of our competitors may gain market acceptance more rapidly than our products. Such rapid technological change, or the development by our competitors of technologically improved or different products, could render our products or technologies obsolete or noncompetitive.
We may fail to effectively execute our business strategy.
Our business strategy is to commercially launch Noctiva™ during 2018, continue our UMD program, including by obtaining FDA approval and commercialize our fourth UMD product candidate as well as potentially additional future UMD product candidates, continue to seek FDA approval for FT 218 which is in Phase III clinical trial, continue to seek to develop and commercialize products using our drug delivery technologies, and develop and identify and acquire additional businesses or new product opportunities. There can be no assurance that we will be successful in any of these objectives; and a failure in any of these objectives could negatively impact our business and operating results.
In particular, we may be unable to successfully identify attractive acquisition candidates or complete any acquisitions, successfully integrate any acquired business, product or technology or retain any key employees of acquired businesses. Integrating any business, product or technology we acquire could be expensive and time consuming, and could disrupt our ongoing business and distract our management. If we fail to complete these acquisitions or successfully integrate any acquired businesses, products or technologies, our business will suffer. In addition, any amortization or charges resulting from the costs of acquisitions could negatively impact our operating results.
If we cannot adequately protect our intellectual property and proprietary information, we may be unable to sustain a competitive advantage.
Our success depends, in part, on our ability to obtain and enforce patents and other intellectual property rights for our products and technology, including our drug delivery platforms, and to preserve our trade secrets and other proprietary information. If we cannot do so, our competitors may exploit our technologies and deprive us of the ability to realize revenues and profits from our products and technologies.

To the extent any of Avadel’s products may benefit from protections afforded by patents, Avadel faces the risk that patent law relating to the scope of claims in the pharmaceutical and biotechnology fields is continually evolving and can be the subject of uncertainty and may change in a way that would limit protection. Our patents may not be exclusive, valid or enforceable. For example, our patents may not protect us against challenges by companies that submit drug marketing applications to the FDA, or the competent authorities of EU Member States, or other jurisdictions in which we may attempt to compete, in particular where such applications rely, at least in part, on safety and efficacy data from our products or our business partners’ products. In addition, competitors may obtain patents that may have an adverse effect on our ability to conduct business, or they may discover ways to circumvent our patents. The scope of any patent protection may not be sufficiently broad to cover our products or to exclude competing products. Any patent applications that we have made to may make relating to our potential products or technologies may not result in patents being issued. Further, patent protection once obtained is limited in time, after which competitors may use the covered product or technology without obtaining a license from us. Because of the time required to obtain regulatory marketing approval, the period of effective patent protection for a marketed product is frequently substantially shorter than the duration of the patent.
Our partnerships with third parties expose us to risks that they will claim intellectual property rights on our inventions or fail to keep our unpatented products or technology confidential. We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive position.
To protect our products, trade secrets and proprietary technologies, we rely, in part, on confidentiality agreements with our employees, consultants, advisors and partners. These agreements may not provide adequate protection for our trade secrets and other proprietary information in the event of any unauthorized use or disclosure, or if others lawfully develop the information. If these agreements are breached, we cannot be certain that we will have adequate remedies. Further, we cannot guarantee that third parties will not know, discover or independently develop equivalent proprietary information or technologies, or that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation or other loss of our intellectual property would adversely affect our competitive position and may cause us to incur substantial litigation or other costs.
The implementation of the Leahy-Smith America Invents Act of 2011 may adversely affect our business.
The Leahy-Smith America Invents Act of 2011 (“AIA”) changes the current U.S. “first-to-invent” system to a system that awards a patent to the “first-inventor-to-file” for an application for a patentable invention. This change alters the pool of available materials that can be used to challenge patents in the U.S. and eliminates the ability to rely on prior research to lay claim to patent rights. Disputes will be resolved through new derivation proceedings and the AIA creates mechanisms to allow challenges to issued patents in reexamination, inter parties review and post grant proceedings. New bases and procedures may make it easier for competitors to challenge our patents, which could result in increased competition and have a material adverse effect on our business and results of operations. The AIA may also make it harder to challenge third-party patents and place greater importance on being the first inventor to file a patent application on an invention. The AIA amendments to patent filing and litigation procedures in the U.S. may result in litigation being more complex and expensive and divert the efforts of our technical and management personnel.
Third parties may claim that our products infringe their rights, and we may incur significant costs resolving these claims.
Third parties may claim, that the manufacture, use, import, offer for sale or sale of our drug delivery technologies or our other products infringes on their patent rights and other intellectual property rights. For example, in connection with us seeking regulatory approval for FT 218, companies that produce any branded pharmaceutical versions of such products may allege that FT 218 infringes their patents or other intellectual property rights and file suit against us to prevent it from commercializing FT 218. In response to and claim of infringement, we may have to seek licenses, defend infringement actions or challenge the validity or enforceability of those patent rights in court. If we cannot obtain required licenses, are found liable for infringement or are not able to have such patent rights declared invalid, or unenforceable. We may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from the manufacture, use, import, offer for sale or sale of products or methods of drug delivery covered by the patents of others. We may not have identified, or be able to identify in the future, U.S. or foreign patents that pose a risk of potential infringement claims.
Any claims, with or without merit, that our products or drug delivery technologies infringe proprietary rights of third parties could be time-consuming, result in costly litigation or divert the efforts of our technical and management personnel, any of which could disrupt our relationships with our partners and could significantly harm our operating results.
If we or our partners are required to obtain licenses from third parties, our revenues and royalties on any commercialized products could be reduced.
The development of certain products based on our drug delivery technologies may require the use of raw materials (e.g. proprietary excipient), active ingredients, drugs (e.g. proprietary proteins) or technologies developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our partners are forced to obtain licenses from others, if available, on commercially reasonable terms is currently unknown. If we or our partners must obtain licenses from third parties, fees must be paid for such licenses, which could reduce the net revenues and royalties we may receive on commercialized products that incorporate our drug delivery technologies.
Security breaches and other disruptions could compromise confidential information and expose us to liability and cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store proprietary data, including intellectual property, as well as our proprietary business information and that of our customers, suppliers and business partners, on our networks. The secure maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, investigations by regulatory authorities in the U.S. and EU Member States, disruption to our operations and damage to our reputation, any of which could adversely affect our business.
Failure to comply with domestic and international privacy and security laws could result in the imposition of significant civil and criminal penalties.
The costs of compliance with privacy and security laws, including protecting electronically stored information from cyber-attacks, and potential liability associated with failure to do so could adversely affect our business, financial condition and results of operations. We are subject to various domestic and international privacy and security regulations, including but not limited to HIPAA. Additionally, we have substantially complied with the General Data Protection Regulation (“GDPR”) (Regulation EU 2016/679) as of May 25, 2018. HIPAA mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information. In addition, many states have enacted comparable laws addressing the privacy and security of health information, some of which are more stringent than HIPAA. GDPR will require Avadel to ensure that personal data Avadel collects is gathered legally and under strict conditions and protect such personal data from misuse and exploitation. If Avadel fails to comply with GDPR, we will face significant fines and penalties that could adversely affect our business, financial condition and results of operations.
Our effective tax rate could be highly volatile and could adversely affect our operating results.
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our future effective tax rate may be adversely affected by a number of factors, many of which are outside of our control, including:

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the jurisdictions in which profits are determined to be earned and taxed;

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increases in expenses not deductible for tax purposes, including increases in the fair value of related party payables, write-offs of acquired in-process R&D and impairment of goodwill in connection with acquisitions;

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changes in domestic or international tax laws or the interpretation of such tax laws;

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adjustments to estimated taxes upon finalization of various tax returns;

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changes in available tax credits;

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changes in share-based compensation expense;

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changes in the valuation of our deferred tax assets and liabilities;

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the resolution of issues arising from tax audits with various tax authorities; and

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the tax effects of purchase accounting for acquisitions that may cause fluctuations between reporting periods.

Any significant increase in our future effective tax rates could impact our results of operations for future periods adversely.
We outsource important activities to consultants, advisors and outside contractors.
We outsource many key functions of our business and therefore rely on a substantial number of consultants, advisors and outside contractors. If we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by such third parties is compromised for any reason, our development activities may be extended, delayed or terminated which would have an adverse effect on our development program and our business.
We depend on key personnel to execute our business plan. If we cannot attract and retain key personnel, we may not be able to successfully implement our business plan.
Our success depends in large part upon our ability to attract and retain highly qualified personnel. During our operating history, we have assigned many key responsibilities within our Company to a relatively small number of individuals, each of whom has played key roles in executing various important components of our business. We do not maintain material key person life insurance for any of our key personnel. If we lose the services of Mr. Anderson, our Chief Executive Officer, or other members of our senior executive team, we may have difficulty executing our business plan in the manner we currently anticipate. Further, because each of our key personnel is involved in numerous roles in various components of our business, the loss of any one or more of such individuals could have an adverse effect on our business.
Risks Related to Our Exclusive License Agreement for Noctiva™
Consumer purchases of Noctiva™ are subject risks related to reimbursement from government agencies and other third parties.
We anticipate that a substantial majority of Avadel’s Noctiva™ sales will be reimbursed by third-party payors such as the Medicare Part D program in the U.S. and private health insurance companies. The commercial success of Noctiva™ will therefore depend substantially on the availability and levels of reimbursements by these payors. Government authorities and private health insurance companies decide which drugs they will cover and establish payment levels, and we cannot guaranty the availability or levels of any such reimbursements for Noctiva™. We do not anticipate that it will have material Medicare Part D reimbursement coverage until 2019. Patients in the Medicare Part D program make up at least 50% of the target patient population for Noctiva. The opportunity to target this patient population will therefore not be fully achievable until material Medicare Part D reimbursement coverage is achieved. If reimbursement for Noctiva™ is unavailable or limited by governmental or private insurance programs, our Noctiva™ business and its results of operations will suffer a material adverse effect.
Obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for Noctiva™.

In recent years, government health programs such as Medicare and other third-party payors in the United States have increased their efforts to:
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limit the price of covered drugs, including by challenging the prices charged by manufacturers, or by seeking other cost saving measures such as mandatory discounts or rebates, stricter requirements for initial reimbursement approvals and other similar measures such as price increase restrictions;

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limit the use of covered drugs, including by shifting additional cost burden to patients, typically by requiring a co-payment or co-insurance percentage that increases significantly when the medicine is not covered or is not preferred; and

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limit the use of covered drugs by mandating treatment protocols that require additional healthcare administrative actions (in the form of a prior authorization for reimbursement) and or step edit therapy (requiring a patient to fail another therapy before getting access to the desired therapy).

Governmental agencies in the United States have enacted or adopted, are considering, and may in the future enact and adopt, various legislative and regulatory proposals to change the healthcare system, often with a particular focus on the pharmaceutical industry; and any changes resulting from such proposals may affect our ability to sell Noctiva™ profitably.
Any significant changes in the healthcare system in the United States would likely have a substantial impact on the manner in which we conduct our Noctiva™ business and could have a material adverse effect on our commercialization efforts for Noctiva™.
We may have overestimated the market opportunity for Noctiva™ or we may not effectively exploit such market opportunity.
Our internal analyses may overstate the market opportunity in the United States for the drug desmopressin acetate, which we have licensed from Serenity and which we intend to market under the brand name “Noctiva™”. If one or more of the assumptions underlying our internal analyses are incorrect, the benefits we anticipate from the Serenity License Agreement for Noctiva™ may not be realized or may be smaller than expected. We may also fail to effectively exploit the market opportunity for Noctiva™, and such failure could have a material adverse effect on our business, financial condition, operating results and liquidity.
Significant safety or drug interaction problems could arise with respect to Noctiva™.
Data supporting the marketing approvals and forming the basis for the safety warnings in the product labels were derived from controlled clinical trials of limited duration in limited patient populations with Noctiva™ and from existing scientific knowledge and previous clinical assessments of the active pharmaceutical ingredient (desmopressin Acetate). Specifically, Noctiva™’s prescribing information includes a black box warning stating that it can cause hyponatremia. As Noctiva™ is used over longer periods of time and by more patients, some of whom may have underlying health problems or may be taking other medicines, new issues relating to safety, tolerability, resistance or drug-interaction could arise, which may require Avadel to provide additional warnings or contraindications on product labels, or otherwise narrow approved indications for Noctiva™. Further, additional information from ongoing research or clinical trials of Noctiva™ may raise doubts or concerns about its efficacy. If serious safety, tolerability, resistance, drug-interaction, efficacy, or any other such concerns or issues arise with respect to Noctiva™, sales of Noctiva™ could be impaired, limited or abandoned.
Patents covering Noctiva™ that we license from Serenity under the Serenity License Agreement are subject to litigation and if Serenity is unsuccessful in defending this litigation, we may lose our exclusive rights to such patents or be required to obtain licenses from third parties to continue to develop and commercialize Noctiva™, which would have a material adverse effect on our business.
Patents covering Noctiva™ that we have in-licensed from Serenity and which are listed in the Approved Drug Products with Therapeutic Equivalence Evaluations database published by the FDA’s Center for Drug Evaluation and Research (commonly known as the “Orange Book”) are subject to two pending litigation proceedings. In the first proceeding, which was initiated in April 2012 in the United States District Court for the Southern District of New York, Ferring B.V., Ferring International Center S.A., and Ferring

Pharmaceuticals Inc., which we collectively refer to as Ferring, filed suit against Serenity Pharmaceuticals Corporation, Serenity Pharmaceuticals, LLC, Reprise Biopharmaceutics, LLC, Allergan, Inc., Allergan USA, Inc., Allergan Sales, LLC, Seymour H. Fein and Ronald V. Nardi, alleging a number of claims relating to U.S. Patent Nos. 7,799,761 (which is expected to expire in 2024), 7,579,321 (which is expected to expire in 2023), and 7,405,203 (which is expected to expire in 2023) (the “Patents-in-Suit”). In particular, Ferring has alleged that certain Ferring employees should be the sole named inventors of these patents or co-inventors with the current named inventors. In addition, Ferring has asserted related claims against the defendants for breach of common law duties, aiding and abetting breach of common law duties, breach of contract, intentional interference with contractual relations, trade secret misappropriation, unfair competition, conversion, fraudulent concealment and unjust enrichment. In March 2013, the district court dismissed all of Ferring’s allegations except for Ferring’s inventorship allegations. In April 2014, certain defendants filed certain counterclaims against Ferring. In September 2015, the district court granted the defendants’ motion for summary judgment on Ferring’s inventorship allegations, finding that Ferring was equitably estopped from asserting such allegations. Ferring may appeal the decisions dismissing its allegations. In the second proceeding, which was initiated in April 2017 in the United States District Court for the District of Delaware, Ferring filed suit against Serenity Pharmaceuticals, LLC, Reprise Biopharmaceutics, LLC and Allergan, Inc., seeking a declaratory judgment that the Patents-in-Suit are invalid and unenforceable and that Ferring’s Nocdurna product does not infringe the Patents-in-Suit. No trial date has been set.
If Serenity is ultimately unsuccessful in defending Ferring’s allegations in these litigation proceedings, we may lose valuable patent rights covering Noctiva™. For example, if a court were to ultimately require that Ferring employees replace the current named inventors as the sole named inventors of the Patents-in-Suit or otherwise award ownership of the Patents-in-Suit to Ferring, then we would no longer have any rights to such patents and we would be required to obtain a license from Ferring to such patents to continue to develop and commercialize Noctiva™. Such a license may not be available on commercially reasonable terms or at all. If we were unable to obtain any license to any of the Patents-In-Suit, we may be required to cease our development and commercialization of Noctiva™. We could also be liable for damages to Ferring, which may be significant. Even if we were able to obtain such a license, we may only be non-exclusive and in such case we would not be able to enforce any of the Patents-in-Suit against competitors or other third parties, which may materially impair our ability to prevent competitors and other third parties from developing and commercializing products that are the same as or similar to Noctiva™.
If a court were to ultimately find that Ferring employees should be added as named inventors to the Patents-in-Suit alongside the current named inventors or otherwise award Ferring co-ownership of the Patents-In-Suit, then we would no longer have exclusive rights to such patents. In such case, if we were unable to obtain an exclusive license to Ferring’s co-ownership interest in the Patents-In-Suit, Ferring would be able to exploit such patents itself or license such rights to our competitors or other third parties. Moreover, we and Serenity would need the cooperation of Ferring as a co-owner of the Patents-In-Suit in order to enforce such patents against third parties, and such cooperation may not be provided.
If Ferring were ultimately successful in its challenges to the validity and enforceability of the Patents-In-Suit such that a court declares the Patents-in-Suit invalid or unenforceable, we would lose our ability to enforce such patents against third parties, which may materially impair our ability to prevent competitors and other third parties from developing and commercializing products that are the same as or similar to Noctiva™. In addition, if Ferring were ultimately successful in its request for a declaration that its Nocdurna product does not infringe the Patents-in-Suit, then we would not be able to enforce the Patents-In-Suit to prevent the development and commercialization of Ferring’s Nocdurna product.
Any of the foregoing could result in a material adverse effect on our business, financial condition, results of operations, liquidity or prospects.
We may not successfully increase awareness of nocturia and or the potential benefits of Noctiva™.
Our ability to establish effective marketing and advertising campaigns for Noctiva™ will be key to our success in commercializing the drug. If we are unable to increase awareness of nocturia (i.e., adult night-time non-incontinent urination, which Noctiva™ is intended to reduce), the establishment of nocturnal polyuria as the critical etiology that must be treated despite any other co-morbidities and the potential benefits of Noctiva™, our effort to build a substantial customer base for the drug may not be successful. In addition, our overall marketing activities or pricing strategies may not be successful in promoting or selling Noctiva™. If our marketing and advertising programs are not adequate to support future growth of Noctiva™ sales, its expected results may experience a material adverse effect on our business, financial condition and results of operations.
We depend on a third-party supplier to manufacture Noctiva™ and any failure of such supplier to deliver sufficient quantities of Noctiva™ would have a material adverse effect on our business.
We will depend on a single CMO, Renaissance Lakewood, LLC, for the manufacturing and supply of Noctiva™. If the supplies of Noctiva™ are interrupted for any reason, our manufacturing and marketing of Noctiva™ could be delayed. These delays could be extensive and expensive, especially in situations where a substitute is not readily available, or where additional regulatory approval is required. Failure to obtain adequate supplies in a timely manner could have a material adverse effect on our business, financial condition and results of operations.
Our cost to commercialize Noctiva™ could exceed our estimates or such costs may not provide the intended results.
Our past and future internal budgets, plans and projections may underestimate the costs it will incur to develop and commercialize Noctiva™, including transaction and integration costs and the costs of other financial, business and strategic initiatives related to the Serenity License Agreement. Even if we adequately control such costs, our expenditures in developing and commercializing Noctiva™ may not yield the desired results. Further, we may incur higher than expected operating costs, and we may encounter general economic and business conditions that adversely affect it relating to the Serenity License Agreement.
The development and commercialization of Noctiva™ will likely require significant management attention, which could disrupt our business and adversely affect our financial results.
We anticipate that our management will devote substantial time and attention to develop and commercialize Noctiva™. By diverting management’s attention away from our other products, our ongoing operations could suffer, which could have a material adverse effect on our business, financial condition, results of operations or prospects.
Risks Relating to Regulatory and Legal Matters
Our products will generally be subject to regulatory approval. If we or our pharmaceutical and biotechnology company partners do not obtain such approvals, or if such approvals are delayed, our revenues may be adversely affected.
Although Noctiva has FDA approval (as described in the “Noctiva” section included in this Directors Report), our fourth UMD product and our FT 218 product, as well as products that we may wish to market in the future may not gain regulatory approval and reach the commercial market for a variety of reasons.
In the U.S., federal, state and local government agencies, primarily the FDA, regulate all pharmaceutical products, including existing products and those under development. Neither we nor our pharmaceutical and biotechnology partners can control whether we obtain regulatory approval for any of these products or, if obtained, the timing thereof. There may be significant delays in expected product releases while attempting to obtain regulatory approval for products incorporating our technologies. If we or our partners are not successful in timely obtaining such approvals, our revenues and profitability may decline.
Applicants for FDA approval often must submit to the FDA extensive clinical and pre-clinical data, as well as information about product manufacturing processes and facilities and other supporting information. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of a drug product. The FDA also may require us, or our partners to conduct additional pre-clinical studies or clinical trials.
Similarly, although we anticipate submitting applications for approval for our development products that rely on existing data to demonstrate safety and effectiveness, the FDA may determine that additional studies particular to our products are necessary. If the FDA requires such additional data, it would impact development plans for those products.

Changes in FDA approval policy during the development period, or changes in regulatory review for each submitted new product application, also may delay an approval or result in rejection of an application. For instance, under the Food and Drug Administration Amendments Act of 2007 (“FDAAA”), we or our partners may be required to develop Risk Evaluations and Mitigation Strategies (“REMS”), to ensure the safe use of product candidates. If the FDA disagrees with such REMS proposals, it may be more difficult and costly to obtain regulatory approval for our product candidates. Similarly, FDAAA provisions may make it more likely that the FDA will refer a marketing application for a new product to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. This review may add to the time for approval, and, although the FDA is not bound by the recommendation of an advisory committee, objections or concerns expressed by an advisory committee may cause the FDA to delay or deny approval.
The FDA has substantial discretion in the approval process and may disagree with our or our partners’ interpretations of data and information submitted in an application, which also could cause delays of an approval or rejection of an application. Even if the FDA approves a product, the approval may limit the uses or indications for which the product may be marketed, restrict distribution of the product or require further studies.
The FDA may also withdraw product clearances and approvals for failure to comply with regulatory requirements or if problems follow initial marketing. In the same way, medicinal products for supply on the EU market are subject to marketing authorization by either the European Commission, following an opinion by the EMA, or by the competent authorities of EU Member States. Applicants for marketing authorization must submit extensive technical and clinical data essentially in the form of the ICH Common Technical Document. The data is subject to extensive review by the competent authorities, and after such review the data may be considered inappropriate or insufficient. If applications for marketing authorization by pharmaceutical and biotechnology company partners are delayed or rejected, if the therapeutic indications for which the product is approved are limited, or if conditional marketing authorization imposing post-marketing clinical trials or surveillance is imposed, our revenues, operating results and liquidity may decline and earnings may be negatively impacted.
Our products are subject to continuing regulation, and we on our own, and in conjunction with our pharmaceutical partners, may be subject to adverse consequences if we or they fail to comply with applicable regulations.
We on our own and in conjunction with our pharmaceutical partners will be subject to extensive regulatory requirements for our and the co-developed products and product candidates, even if the products receive regulatory approval. These regulations are wide-ranging and govern, among other things:
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adverse drug experiences and other reporting requirements;

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product promotion and marketing;

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APIs and/or product manufacturing, including cGMP compliance;

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record keeping;

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distribution of drug samples;

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required clinical trials and/or post-marketing studies;

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authorization renewal procedures;

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authorization variation procedures;

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compliance with any required REMS;

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updating safety and efficacy information;

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processing of personal data;

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use of electronic records and signatures; and

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changes to product manufacturing or labeling.

Clinical development of drugs is costly and time-consuming, and the outcomes are uncertain. A failure to prove that our product candidates are safe and effective in clinical trials, or to generate data in clinical trials to support expansion of the therapeutic uses for our existing products, could materially and adversely affect our business, financial condition, results of operations and growth prospects.
We have made significant investments in our REST-ON Phase III clinical trial. Clinical trials are expensive and can take many years to complete, and the outcome is uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of potential medicine candidates may not be predictive of the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical testing. Any failure or delay in completing our REST-ON Phase III clinical trial would prevent or delay the commercialization of our sodium oxybate product, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.
In addition to issues relating to the results generated in clinical trials, clinical trials can be delayed or halted for a variety of reasons, including:
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obtaining regulatory approval to commence a trial;

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reaching agreement on acceptable terms with prospective contract research organizations (“CROs”) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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obtaining institutional review board or ethics committee approval at each site;

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recruiting suitable patients to participate in a trial;

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having patients complete a trial or return for post-treatment follow-up;

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clinical sites dropping out of a trial;

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adding new sites; or

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manufacturing sufficient quantities of medicine candidates for use in clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the medicine candidate being studied in relation to other available therapies, including any new drugs or biologics that may be approved for the indications we are investigating. Furthermore, we rely and expect to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our future clinical trials and while we have and intend to have agreements governing their committed activities, we will have limited influence over their actual performance.
We rely on third parties to conduct our clinical trials, and if they do not properly and successfully perform their contractual, legal and regulatory duties, we may not be able to obtain regulatory approvals for or commercialize our drug product candidates.
We rely on CROs and other third parties to assist us in designing, managing, monitoring and otherwise carrying out our clinical trials, including with respect to site selection, contract negotiation and data management. We do not control these third parties and, as a result, they may not treat our clinical studies as a high priority, which could result in delays. We are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol, as well as the FDA’s and non-U.S. regulatory agencies’ requirements, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to ensure that the data and results are credible and accurate and that the trial participants are adequately protected. The FDA and non-U.S. regulatory agencies enforce good clinical practices through periodic inspections of trial sponsors, principal investigators and trial sites. If we, CROs or other third parties assisting us or our study sites fail to comply with applicable good clinical practices, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or its non-U.S. counterparts may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA or

non-U.S. regulatory agencies will determine that any of our clinical trials comply with good clinical practices. In addition, our clinical trials must be conducted with product produced under the FDA’s cGMP regulations and similar regulations outside of the U.S. Our failure, or the failure of our product suppliers, to comply with these regulations may require us to repeat or redesign clinical trials, which would delay the regulatory approval process.
If third parties do not successfully carry out their duties under their agreements with us, if the quality or accuracy of the data they obtain is compromised due to failure to adhere to our clinical protocols, including dosing requirements, or regulatory requirements, or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, our clinical trials may not meet regulatory requirements. If our clinical trials do not meet regulatory requirements or if these third parties need to be replaced, our clinical trials may be extended, delayed, suspended or terminated. If any of these events occur, we may not be able to obtain regulatory approval of our product candidates or succeed in our efforts to create approved line extensions for certain of our existing products or generate additional useful clinical data in support of these products.
If we or our partners, including any CDMOs that we use, fail to comply with these laws and regulations, the FDA, the European Commission, competent authorities of EU Member States, or other regulatory organizations, may take actions that could significantly restrict or prohibit commercial distribution of our products and products that incorporate our technologies. If the FDA, the European Commission or competent authorities of EU Member States determine that we are not in compliance with these laws and regulations, they could, among other things:
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issue warning letters;

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impose fines;

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seize products or request or order recalls;

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issue injunctions to stop future turnover of products;

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refuse to permit products to be imported into, or exported out of, the U.S. or the E.U.;

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suspend or limit our production;

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withdraw or vary approval of marketing applications;

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order the competent authorities of EU Member States to withdraw or vary national authorization; and

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initiate criminal prosecutions.

If FT 218 is approved by the FDA, we may not obtain orphan drug marketing exclusivity.
Orphan drug status may be granted by the FDA to certain products intended to treat diseases and conditions that affect fewer than 200,000 individuals in the United States or, if they affect more than 200,000 individuals in the United States, there is no reasonable expectation of recovering the cost of developing and making the product available in the United States for the applicable disease or condition.
Our proposed product FT 218 obtained orphan drug designation from the FDA in January 2018. A product with orphan drug designation that subsequently receives the first FDA approval for the disease or condition for which it has such designation will be entitled to certain U.S. marketing exclusivity for a period of seven years. FT 218 would not be the first product with such FDA approval. However, in limited circumstances, including if the FDA concludes that FT 218 is safer, more effective or makes a major contribution to patient care, the FDA could award FT 218 with such marketing exclusivity. The orphan drug designation for FT 218 does not guaranty that the FDA would ultimately award this product with orphan drug status for purposes of marketing exclusivity. Among other factors, the FDA will consider the results of our FT 218 Phase III clinical trial with respect to the efficacy and safety of the product. Thus, there can be no assurance that the FDA will ultimately grant orphan drug status, or marketing exclusivity, for FT 218. In addition, even if such orphan drug marketing exclusivity rights were granted by the FDA, such rights may be lost if the FDA later determines that our request for such designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition to be treated with the product.
We are subject to U.S. federal and state and international laws and regulations prohibiting “kickbacks” and false claims that, if violated, could subject us to substantial penalties, and any challenges to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.
We are subject to extensive and complex U.S. federal and state and international laws and regulations, including but not limited to, health-care “fraud and abuse” laws, such as anti-kickback and false claims laws and regulations pertaining to government benefit program reimbursement, price reporting and regulations, and turnover and marketing practices. These laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or to alter one or more of our turnover or marketing practices. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our revenues, profitability, and financial condition. In the current environment, there appears to be a greater risk of investigations of possible violations of these laws and regulations. This increased risk is reflected by recent enforcement activity and pronouncements by the US Office of Inspector General of the Department of Health and Human Services that it intends to continue to vigorously pursue fraud and abuse violations by pharmaceutical companies, including through the potential to impose criminal penalties on pharmaceutical company executives. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.
Healthcare reform and restrictions on reimbursements may limit our financial returns.
Our ability to successfully commercialize our products and technologies may depend on the extent to which the government health administration authorities, the health insurance funds in the EU Member States, private health insurers and other third-party payor in the U.S. will reimburse consumers for the cost of these products, which would affect the volume of drug products sold by pharmaceutical and biotechnology companies that incorporate our technology into their products. Third party payor are increasingly challenging both the need for, and the price of, novel therapeutic drugs and uncertainty exists as to the reimbursement status of newly approved therapeutics. The commercial success of our products depends in part on the conditions under which products incorporating our technology are reimbursed. Adequate third-party reimbursement may not be available for such drug products to enable us to maintain price levels sufficient to realize an appropriate return on our investments in research and product development, which could materially and adversely affect our business. We cannot predict the effect that changes in the healthcare system, especially cost containment efforts, may have on our business. In particular, it is difficult to predict the effect of health care reform legislation enacted in the U.S. in 2010, certain provisions of which are still subject to regulatory implementation, further legislative change and ongoing judicial review. Any such changes or changes due to future legislation governing the pricing and reimbursement of healthcare products in the EU Member States may adversely affect our business.
Regulatory reforms may adversely affect our ability to sell our products profitably.
From time to time, the U.S. Congress, the Council of the European Union and the European Parliament, as well as the legislators of the EU Member States, adopt changes to the statutes that the FDA, the European Commission and the competent authorities of the EU Member States enforce in ways that could significantly affect our business. In addition, the FDA, the European Commission and the competent authorities of the EU Member States often issue new regulations or guidance, or revise or reinterpret their current regulations and guidance in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA, EU or EU Member State’s regulations, guidance or interpretations changed, and what the impact of any such changes may be.
Any such changes could have a significant impact on the path to approval of our proposed products or of competing products, and on our obligations and those of our pharmaceutical industry partners.

We and companies to which we have licensed, or will license our products or drug delivery platforms and subcontractors we engage for services related to the development and manufacturing of our products are subject to extensive regulation by the FDA and other regulatory authorities. Our and their failure to meet strict regulatory requirements could adversely affect our business.
We, and companies to which we license our products or drug delivery technologies, as well as companies acting as subcontractors for our product developments, including but not limited to non-clinical, pre-clinical and clinical studies, and manufacturing, are subject to extensive regulation by the FDA, other domestic regulatory authorities and equivalent foreign regulatory authorities, particularly the European Commission and the competent authorities of EU Member States. Those regulatory authorities may conduct periodic audits or inspections of the applicable facilities to monitor compliance with regulatory standards and we remain responsible for the compliance of our subcontractors. If the FDA or another regulatory authority finds failure to comply with applicable regulations, the authority may institute a wide variety of enforcement actions, including:
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warning letters or untitled letters;

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fines and civil penalties;

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delays in clearing or approving, or refusal to clear or approve, products;

•
withdrawal, suspension or variation of approval of products; product recall or seizure;

•
orders to the competent authorities of EU Member States to withdraw or vary national authorization;

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orders for physician notification or device repair, replacement or refund;

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interruption of production;

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operating restrictions;

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injunctions; and

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criminal prosecution.

Any adverse action by a competent regulatory agency could lead to unanticipated expenditures to address or defend such action and may impair our ability to produce and market applicable products, which could significantly impact our revenues and royalties that we receive from our customers.
We may face product liability claims related to clinical trials for our products or their misuse.
The testing, including through clinical trials, manufacturing and marketing, and the use of our products may expose us to potential product liability and other claims. If any such claims against us are successful, we may be required to make significant compensation payments. Any indemnification that we have obtained, or may obtain, from CROs or pharmaceutical and biotechnology companies or hospitals conducting human clinical trials on our behalf may not protect us from product liability claims or from the costs of related litigation. Insurance coverage is expensive and difficult to obtain, and we may be unable to obtain coverage in the future on acceptable terms, if at all. We currently maintain general liability insurance with a limit of  €10 million and product liability and recall insurance with a limit of  €10 million. We cannot be certain that the coverage limits of our insurance policies or those of our strategic partners will be adequate. If we are unable to obtain sufficient insurance at an acceptable cost, a product liability claim or recall could adversely affect our financial condition. Similarly, any indemnification we have obtained, or may obtain, from pharmaceutical and biotechnology companies with whom we are developing, or will develop, our products may not protect us from product liability claims from the consumers of those products or from the costs of related litigation.
If we use hazardous biological and/or chemical materials in a manner that causes injury, we may be liable for significant damages.
Our R&D activities involve the controlled use of potentially harmful biological and/or chemical materials, and are subject to U.S., state, EU, national and local laws and regulations governing the use, storage, handling and disposal of those materials and specified waste products. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials, including fires and/or explosions, storage tank leaks and ruptures and discharges or releases of toxic or hazardous substances. These operating risks can cause personal injury, property damage and environmental contamination, and may result in the shutdown of affected facilities and the imposition of civil or criminal penalties. The occurrence of any of these events may significantly reduce the productivity and profitability of a particular manufacturing facility and adversely affect our operating results.
We currently maintain property, business interruption and casualty insurance with aggregate maximum limits of  €60 million, which are limits that we believe to be commercially reasonable, but may be inadequate to cover any actual liability or damages.
Risks Related to Ownership of Our Securities
Our share price has been volatile and may continue to be volatile.
The trading price of our shares has been, and is likely to continue to be, highly volatile. The market value of an investment in our shares may fall sharply at any time due to this volatility. During the year ended 31 December, 2017, the closing sale price of our ADSs as reported on the Nasdaq Global ranged from $8.03 to $11.57. During the year ended 31 December, 2016, the closing sale price of our ADSs as reported on the NASDAQ National Market ranged from $7.85 to $14.89. The market prices for securities of drug delivery, specialty pharma, biotechnology and pharmaceutical companies historically have been highly volatile. Factors that could adversely affect our share price include, among others:
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fluctuations in our operating results;

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announcements of technological partnerships, innovations or new products by us or our competitors;

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actions with respect to the acquisition of new or complementary businesses;

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governmental regulations;

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developments in patent or other proprietary rights owned by us or others;

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public concern as to the safety of drug delivery technologies developed by us or drugs developed by others using our platform;

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the results of pre-clinical testing and clinical studies or trials by us or our competitors;

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adverse events related to our products or products developed by pharmaceutical and biotechnology company partners that use our drug delivery technologies;

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lack of efficacy of our products;

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litigation;

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decisions by our pharmaceutical and biotechnology company partners relating to the products incorporating our technologies;

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the perception by the market of specialty pharma, biotechnology, and high technology companies generally;

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general market conditions, including the impact of the current financial environment; and

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the diluted impact of any new equity securities we may issue

If we are not able to sustain profitability in the future, the value of our shares may fall.
We reported net profit of  $68.3 million for the year ended 31 December, 2017 and net loss of  $41.3 million for the year ended 31 December, 2016. We cannot predict if we will be able to sustain profitability. If we are unable to maintain a profit in future periods, the market price of our shares may fall. Our ability to operate profitably depends upon a number of factors, many of which are beyond our direct control. These factors include:
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the demand for our drug delivery technologies and products;

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the level of product and price competition;

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our ability to develop new partnerships and additional commercial applications for our products;

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our ability to control our costs;

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our ability to broaden our customer base;

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the effectiveness of our marketing strategy;

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our effective tax rate;

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the launch costs of Noctiva;

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the effectiveness of our partners’ marketing strategy for products that use our technology; and

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general economic conditions.

We may require additional financing, which may not be available on favorable terms or at all, and which may result in dilution of the equity interest of the holders of our ADSs.
We may require additional financing to fund the development and possible acquisition of new products and businesses. We may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. If we cannot obtain financing when needed, or obtain it on favorable terms, we may be required to curtail our plans to continue to develop drug delivery technologies, develop new products, or acquire additional products and businesses. Other factors that will affect future capital requirements and may require us to seek additional financing include:
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the development and acquisition of new products and drug delivery technologies;

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the progress of our research and product development programs; and

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the timing of, and amounts received from, future product turnover, product development fees and licensing revenue and royalties.

If adequate funds are not available, we may be required to significantly reduce or refocus our product development efforts, resulting in loss of turnover, increased costs and reduced revenues. Alternatively, to obtain needed funds for acquisitions or operations, we may choose to issue additional ADSs representing our ordinary shares, or issue equity-linked debt, or we may choose to issue preferred shares, in either case through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of such equity financings, may result in dilution to the holders of our ADSs.
We have broad discretion in the use of our cash and may not use it effectively.
Our management has broad discretion in the use of our cash, and may not apply our cash in ways that ultimately increase the value of any investment in our securities. We currently intend to use our cash to fund marketing activities for our commercialized products, to fund certain clinical trials for product candidates, to fund R&D activities for potential new product candidates, to acquire assets or businesses that we may identify as potentially beneficial to our business strategies, and for working capital, capital expenditures and general corporate purposes. As in the past we expect to invest our cash in available-for-sale marketable securities, including corporate bonds, U.S. government securities, other fixed income securities and equities; and these investments may not yield a favorable return. If we do not invest or apply our cash effectively, our financial position and the price of our ADSs may decline.
We currently do not intend to pay dividends and cannot assure the holders of our ADSs that we will make dividend payments in the future.
We have never declared or paid a cash dividend on any of our ordinary shares or ADSs, other than buy back of shares, and do not anticipate declaring cash dividends in the foreseeable future. Declaration of dividends will depend upon, among other things, future earnings, if any, the operating and financial condition of our business, our capital requirements, general business conditions and such other factors as our Board of Directors deems relevant.

Provisions of our constitution could delay or prevent a third-party’s effort to acquire us.
Our constitution could delay, defer or prevent a third-party from acquiring us, even where such a transaction would be beneficial to the holders of our ADSs, or could otherwise adversely affect the price of our ADSs. For example, certain provisions of our articles of association:
•
permit our board of directors to issue preferred shares with such rights and preferences as they may designate, subject to applicable law;

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impose advance notice requirements for shareholder proposals and director nominations to be considered at annual shareholder meetings; and

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require the approval of a supermajority of the voting power of the shares of our share capital entitled to vote generally at a meeting of shareholders to amend or repeal certain provisions of our articles of association.

We believe these provisions may provide some protection to holders of our ADSs from coercive or otherwise unfair takeover tactics. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if some holders of our ADSs consider an offer to be beneficial and could delay or prevent an acquisition that our Board of Directors determines is in the best interest of the holders of our ADSs. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.
In addition, several mandatory provisions of Irish law could prevent or delay our acquisition by a third party. For example, Irish law does not permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. In addition, an effort to acquire us may be subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in our ADSs in certain circumstances.
These provisions may discourage potential takeover attempts, discourage bids for our ordinary shares at a premium over the market price or adversely affect the market price of, and the voting and other rights of the holders of, our ADSs. These provisions could also discourage proxy contests and make it more difficult for holders of our ADSs to elect directors other than the candidates nominated by our board of directors, and could depress the market price of our ADSs.
Irish law differs from the laws in effect in the United States and might afford less protection to the holders of our ADSs.
Holders of our ADSs could have more difficulty protecting their interests than would the shareholders of a U.S. corporation. As an Irish company, we are governed by the Irish Companies Act 2014, which differs in some significant, and possibly material, respects from provisions set forth in various U.S. state laws applicable to U.S. corporations and their shareholders, including provisions relating to interested directors, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors.
The duties of directors and officers of an Irish company are generally owed to the company only. Therefore under Irish law shareholders of Irish companies do not generally have a right to commence a legal action against directors or officers, and may only do so in limited circumstances. Directors of an Irish company must act with due care and skill, honestly and in good faith with a view to the best interests of the company. Directors must not put themselves in a position in which their duties to the company and their personal interests conflict and must disclose any personal interest in any contract or arrangement with the company or any of our subsidiaries. A director or officer can be held personally liable to the company in respect of a breach of duty to the company.
Judgments of United States courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in Irish courts.
An investor in the U.S. may find it difficult to:
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effect service of process within the U.S. against us and our non-U.S. resident directors and officers;

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enforce United States court judgments based upon the civil liability provisions of the United States federal securities laws against us and our non-U.S. resident directors and officers in Ireland; or

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bring an original action in an Irish court to enforce liabilities based upon the U.S. federal securities laws against us and our non-U.S. resident directors and officers.

Judgments of United States courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in Cayman Islands courts.
We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us or Avadel judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or Avadel predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Holders of ADSs have fewer rights than shareholders and have to act through the Depositary to exercise those rights.
Holders of ADSs do not have the same rights as shareholders and, accordingly, cannot exercise rights of shareholders against us. The Bank of New York Mellon, as depositary, or the “Depositary”, is the registered shareholder of the deposited shares underlying the ADSs. Therefore, holders of ADSs will generally have to exercise the rights attached to those shares through the Depositary. We will use reasonable efforts to request that the Depositary notify the holders of ADSs of upcoming votes and ask for voting instructions from them. If a holder fails to return a voting instruction card to the Depositary by the date established by the Depositary for receipt of such voting instructions, or if the Depositary receives an improperly completed or blank voting instruction card, or if the voting instructions included in the voting instruction card are illegible or unclear, then such holder will be deemed to have instructed the Depositary to vote its shares, and the Depositary shall vote such shares in favor of any resolution proposed or approved by our Board of Directors and against any resolution not so proposed or approved.
Our largest shareholders own a significant percentage of the share capital and voting rights of the Company.
All of the following beneficial ownership amounts are as of 11 May, 2018. Brandes Investment Partners, L.P. and certain of its affiliates beneficially owned 13.09% of Avadel’s outstanding shares (in the form of ADRs). Deerfield Capital and certain of its affiliates beneficially owned approximately 12.40% of Avadel’s outstanding shares (in the form of ADRs). Broadfin Capital and certain of its affiliates beneficially owned approximately 7.05% of our outstanding shares (in the form of ADRs). Perceptive Advisors LLC and certain of its affiliates beneficially owned 6.51% of our outstanding shares (in the form of ADRs). To the extent these shareholders continue to hold a large percentage of our share capital and voting rights, they will remain in a position to exert heightened influence in the election of the directors of the Company and in other corporate actions that require shareholder approval, including change of control transactions.

Risks Related to the 2018 Notes
The conditional exchange feature of the 2018 Notes, if triggered, may adversely affect our financial condition and operating results.
In the event the conditional exchange feature of the 2018 Notes is triggered, holders of 2018 Notes will be entitled to exchange the 2018 Notes at any time during specified periods at their option (see the discussion in Note 26). If one or more holders elect to exchange their 2018 Notes, unless we elect to satisfy our exchange obligation by causing to be delivered solely ADSs (other than paying cash in lieu of any fractional ADS), we would be required to settle a portion or all of our exchange obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to exchange their 2018 Notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the 2018 Notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.
Exchanges of the 2018 Notes will dilute the ownership interest of Avadel’s existing shareholders and holders of the ADSs, including holders who had previously exchanged their 2018 Notes and received ADSs upon exchange, to the extent our exchange obligation includes ADSs.
The exchange of some or all of the 2018 Notes will dilute the ownership interests of Avadel’s existing shareholders and holders of the ADSs to the extent our exchange obligation includes ADSs. Any sales in the public market of the ADSs issuable upon such exchange of the 2018 Notes could adversely affect prevailing market prices of the ADSs and, in turn, the price of the 2018 Notes. In addition, the existence of the 2018 Notes may encourage short selling by market participants because the exchange of the 2018 Notes could depress the price of the ADS.
The fundamental change repurchase feature of the 2018 Notes may delay or prevent an otherwise beneficial takeover attempt of Avadel.
The indenture governing the 2018 Notes will require us to repurchase the 2018 Notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the exchange rate for a holder that exchanges its 2018 Notes in connection with a make-whole fundamental change. A takeover of Avadel may trigger the requirement that we repurchase the 2018 Notes and/or increase the exchange rate, which could make it more costly for a potential acquirer to engage in a combinatory transaction with us or Avadel. Such additional costs may have the effect of delaying or preventing a takeover of Avadel that would otherwise be beneficial to investors.
Dividends paid by the Parent may be subject to Irish dividend withholding tax
In certain circumstances, as an Irish tax resident company, Avadel will be required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to its shareholders. Shareholders that are resident in the U.S., EU countries (other than Ireland) or other countries with which Ireland has signed a tax treaty (whether the treaty has been ratified or not) generally should not be subject to Irish withholding tax so long as the shareholder has provided its broker, for onward transmission to Avadel’s qualifying intermediary or other designated agent (in the case of shares held beneficially), or Avadel or its transfer agent (in the case of shares held directly), with all the necessary documentation by the appropriate due date prior to payment of the dividend. However, some shareholders may be subject to withholding tax, which could adversely affect the price of ordinary shares and the value of their 2018 Notes.
Risks Related to Recent Tax Legislation
The effect of comprehensive U.S. tax reform legislation on us, whether adverse or favorable, is uncertain.
On 22 December, 2017, President Trump signed into law the Tax Cuts and Jobs Act (H.R. 1) (the “Tax Act”). Among a number of significant changes to the U.S. federal income tax rules, the Tax Act reduces the marginal U.S. corporate income tax rate from 35% to 21%, limits the deduction for net interest expense, shifts the United States toward a more territorial tax system, and imposes new rules to combat erosion of the U.S. federal income tax base. While our analysis of the Tax Act’s impact on our cash tax liability and financial condition has not identified any overall material adverse effect, we are still evaluating the effects of the Tax Act on us and there are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the Tax Act. In the absence of guidance on these issues, we will use what it believes are reasonable interpretations and assumptions in interpreting and applying the Tax Act for purposes of determining our cash tax liabilities and results of operations, which may change as we receive additional clarification and implementation guidance and as the interpretation of the Tax Act evolves over time. It is possible that the Internal Revenue Service (“IRS”) could issue subsequent guidance or take positions on audit that differ from the interpretations and assumptions that we have previously made, which could have a material adverse effect on our cash tax liabilities, results of operations and financial condition.
Financial Risk Management
Our operations include activities in the U.S. and countries outside of the U.S. These operations expose us to a variety of market risks, including the effects of changes in interest rates and currency exchange rates. We monitor and manage these financial exposures as an integral part of our overall risk management program. We do not utilize derivative instruments for trading or speculative purposes.
Interest Rate Risk
The Group is subject to interest rate risk as a result of its portfolio of marketable securities. The primary objectives of our investment policy are as follows: safety and preservation of principal and diversification of risk; liquidity of investments sufficient to meet cash flow requirements; and competitive yield. Although our investments are subject to market risk, our investment policy specifies credit quality standards for our investments and limits the amount of credit exposure from any single issue, issuer or certain types of investment. Our investment policy allows us to maintain a portfolio of cash equivalents and marketable securities in a variety of instruments, including U.S. federal government and federal agency securities, European Government bonds, corporate bonds or commercial paper issued by U.S. or European corporations, money market instruments, certain qualifying money market mutual funds, certain repurchase agreements, tax-exempt obligations of states, agencies, and municipalities in the U.S and Europe, and equities.
Foreign Exchange Risk
We have significant operations in Europe as well as in the U.S. Prior to 31 December, 2016 each of the Company’s non-U.S. subsidiaries and the parent entity, Flamel Technologies S.A., used the Euro as its functional currency. At 31 December, 2016, in conjunction with the cross-border merger, the surviving entity in the merger and our new public holding company, Avadel Pharmaceuticals plc or the “Company,” determined the U.S. dollar is our functional currency. The functional currency of certain foreign subsidiaries is the local currency. We are exposed to foreign currency exchange risk as the functional currency financial statements of foreign subsidiaries are translated to U.S. dollars. The assets and liabilities of our foreign subsidiaries having a functional currency other than the U.S. dollar are translated into U.S. dollars at the exchange rate prevailing at the balance sheet date, and at the average exchange rate for the reporting period for revenue and expense accounts. The cumulative foreign currency translation adjustment is recorded as a component of accumulated other comprehensive loss in shareholders’ equity. The reported results of our foreign subsidiaries will be influenced by their translation into U.S. dollars by currency movements against the U.S. dollar. Our primary currency translation exposure is related to our subsidiaries that have functional currencies denominated in Euro. A 10% strengthening/weakening in the rates used to translate the results of our foreign subsidiaries that have functional currencies denominated in the euro as of 31 December, 2017 would have had an immaterial impact on profit for the year ended 31 December, 2017.
Transactional exposure arises where transactions occur in currencies other than the functional currency. Transactions in foreign currencies are recorded at the exchange rate prevailing at the date of the transaction. The resulting monetary assets and liabilities are translated into the appropriate functional currency at exchange rates prevailing at the balance sheet date and the resulting gains and losses are reported in foreign exchange gain (loss) in the consolidated profit and loss account. As of 31 December, 2017, our primary exposure to transaction risk related to Euro net monetary assets and liabilities held by subsidiaries with a U.S. dollar functional currency. Realized and unrealized foreign exchange losses resulting from transactional exposure were $714 for the year ended 31 December, 2017.

Liquidity and Risk Management
We believe that our existing cash and marketable securities balances and cash we expect to generate from operations will be sufficient to fund our operations and to meet our existing obligations for the foreseeable future. The adequacy of our cash resources depends on many assumptions, including primarily our assumptions with respect to product revenues and expenses, as well as the other factors set forth in “Principal risks and uncertainties.” To continue to grow our business, we will need to commit substantial resources, which could result in future losses or otherwise limit our opportunities or affect our ability to operate our business. Our assumptions may prove to be wrong or other factors may adversely affect our business, and as a result we could exhaust or significantly decrease our available cash and marketable securities balances which could, among other things, force us to raise additional funds and/or force us to reduce our expenses, either of which could have a material adverse effect on our business.
To continue to grow our business over the longer term, we plan to commit substantial resources to the launch of Noctiva, product development and clinical trials of product candidates. In this regard, we have evaluated and expect to continue to evaluate a variety of strategic transactions as part of our strategy to acquire or in-license and develop additional products and product candidates. Acquisition opportunities that we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. Raising additional capital could be accomplished through one or more public or private debt or equity financings, collaborations or partnering arrangements. Any equity financing would be dilutive to our shareholders.
Accounting records
The directors are responsible for ensuring that the Company and Group keep adequate accounting records and appropriate accounting systems. The measures taken by the directors to ensure compliance with the Company’s and Group’s obligation to keep adequate accounting records include the use of appropriate systems and procedures and the employment of competent persons. The directors have appointed a Chief Financial Officer who makes regular reports to the directors and ensures compliance with the requirements of Sections 281 to 285 of the Companies Act 2014. The Company also has a Chief Accounting Officer, who works closely with the Chief Financial Officer and who makes regular reports to the Audit Committee. The Audit Committee, in turn, briefs the directors on significant financial matters arising from reports of the Chief Financial Officer, the Controller, and the external auditor.
The accounting records of Avadel are maintained at 16640 Chesterfield Grove Rd., St. Louis, Missouri 63005, United States. In accordance with Section 283(2) of the Companies Act 2014, sufficient accounting records are also maintained in the Republic of Ireland to disclose, with reasonable accuracy, the assets, liabilities, financial position and profit or loss of the company. The accounting records are available at Block 10-1 Blanchardstown Corporate Park, Ballycoolin, Dublin 15, Ireland.
Directors
The remuneration of statutory directors of the company during the year is set forth in Note 23 of the Notes to Consolidated Financial Statements. No director or company secretary of the Company had an interest in shares required to be disclosed under Section 329 of the Companies Act 2014 either at the beginning of the financial year, or date of appointment if later, or at the end of the financial year. Note that where the aggregate interest in shares of any director or secretary (and his or her spouse (or civil partner) and children) represents less than 1% in nominal value of the Company’s ordinary shares, the only interests of that director or secretary that are required to be disclosed constitute a right to subscribe for shares in the Company or that arise as a result of the exercise of such a right. Performance stock units where the director or secretary is an employee of the Company and does not make any payment to the Company in respect of the shares are not considered to be rights to subscribe for the purposes of this disclosure and no disclosure is required where they form part of an aggregate less than 1% holding.

Set forth below are the names of the individuals serving as statutory directors during fiscal 2017:
Nominee	Principal Occupation or Experience	Nationality	Committees
Michael S. Anderson	Chief Executive Officer of Avadel Pharmaceuticals plc	American	—
Francis J.T. Fildes	Former senior executive in the pharmaceutical industry	British	(1)(2)
Christophe Navarre	Chief Executive Officer of Moët Hennessy	Belgian	(1)(3)
Craig R. Stapleton	Former U.S. Ambassador to France, Senior Advisor to Stone Point Capital, Director of Abercrombie & Fitch Co.	American	(1)(2)(3)(4)
Benoit Van Assche	Former senior executive in the chemical, pharmaceutical and healthcare industries	Belgian	(1)(2)(3)
Peter Thornton	Chief Financial Officer, Director at Technopath Clinical Diagnostics	Irish	(2)(3)(5)

(1)
Member of the Compensation Committee

(2)
Member of the Audit Committee

(3)
Member of the Nominating and Corporate Governance Committee

(4)
Appointed as a Non-Executive Chairman of the Board of Directors in 2014

(5)
Appointed on 28 June, 2017

Political Donations
No political contributions that require disclosure under Irish law were made during the year.
Subsidiary Companies and Branches
Information regarding subsidiary undertakings, including information regarding branches, is provided in Note 28 of Notes to Consolidated Financial Statements.
Disclosure of Information to Auditor
Each of the persons who is a director at the date of approval of this report confirms that:
•
so far as that director is aware, there is no relevant audit information of which the company’s auditor is unaware, and

•
that director has taken all the steps that ought to have been taken as a director in order to be aware of any relevant audit information and to establish that the company’s auditor is aware of that information.

This confirmation is given and should be interpreted in accordance with the provisions of Section 330 of the Companies Act 2014.
Directors’ Compliance Statement
As required by Section 225 of the Companies Act 2014, the directors acknowledge that they are responsible for securing Avadel Pharmaceutical plc’s compliance with its “relevant obligations” (as defined in that legislation). The directors further confirm that a compliance policy statement has been drawn up, and that appropriate arrangements and structures have been put in place that are, in the directors’ opinion, designed to secure material compliance with the relevant obligations. The review of certain of those arrangements and structures was conducted in the financial year to which this report relates. The review of the other arrangements and structures was conducted after the end of such financial year. In discharging their responsibilities under section 225, the directors relied on the advice of persons who the directors believe have the requisite knowledge and experience to advise Avadel Pharmaceutical plc on compliance with its relevant obligations.
Audit Committee
The Board has established an Audit committee that in all material respects meets the requirements of Section 167 of the Companies Act 2014.
Events Since the Balance Sheet Date
Asset Purchase Agreement with Cerecor.
On 12 February, 2018, Avadel Pharmaceuticals plc (the “Company”), together with its subsidiaries Avadel Pharmaceuticals (USA), Inc., Avadel Pediatrics, Inc., FSC Therapeutics, LLC (“FSC Therapeutics”), and Avadel US Holdings, Inc. (“Holdings”), as the “Sellers,” entered into an asset purchase agreement (the “Purchase Agreement”) with Cerecor, Inc. (“Cerecor”). At the closing under the Purchase Agreement, on 16 February, 2018, Cerecor purchased from the Sellers four pediatric commercial stage assets — Karbinal™ ER, Cefaclor, Flexichamber™ and AcipHex® Sprinkle™, together with certain associated business assets — which were held by FSC Therapeutics and FSC Laboratories, Inc., which is also a subsidiary of the Company (collectively “FSC”). The Company acquired FSC in February 2016 from Deerfield CSF, LLC (“Deerfield CSF”) and certain of its affiliates. Pursuant to the Purchase Agreement, Cerecor assumed the Company’s remaining payment obligations to Deerfield CSF under the Membership Interest Purchase Agreement, dated as of 5 February, 2016, between Holdings, Flamel Technologies SA (the predecessor of the Company) and Deerfield CSF and certain of its affiliates, which payment obligations consist of the following (collectively, the “Assumed Obligations”): (i) a quarterly payment of  $263 beginning in July 2018 and ending in October 2020, amounting to an aggregate payment obligation of  $2,625; (ii) a payment in January 2021 of  $15,263; and (iii) a quarterly royalty payment of 15% on net sales of the FSC products through February 5, 2026 (“FSC Product Royalties”), in an aggregate amount of up to approximately $10,300. Cerecor also assumed certain contracts and other obligations related to the acquired assets, and in that connection Holdings agreed to pay Cerecor certain make-whole payments associated with obligations Cerecor is assuming related to a certain supply contract related to Karbinal™ ER.
License and Development Agreement
Also in connection with the closing under the Purchase Agreement, Flamel Ireland Limited, an Irish limited company operating under the trade name of Avadel Ireland (“Avadel Ireland”) and a wholly-owned subsidiary of the Company, and Cerecor entered into a license and development agreement (the “License and Development Agreement”) pursuant to which, among other things:
•
Avadel Ireland will provide Cerecor with four product formulations utilizing Avadel Ireland’s LiquiTime™ technology, and will complete pilot bioequivalence studies for such product formulations within 18 months;

•
Cerecor will reimburse Avadel Ireland for development costs of the four LiquiTime™ products in excess of  $1,000 in the aggregate;

•
Upon transfer of the four product formulations, Cerecor will assume all remaining development costs and responsibilities for the product development, clinical studies, NDA applications and associated filing fees; and

•
Upon regulatory approval and commercial launch of any LiquiTime™ products, Cerecor will pay Avadel Ireland quarterly royalties based on a percentage of net sales of any such products in the mid-single.

Deerfield Guarantee
In connection with the closing under the Purchase Agreement, the Company and Holdings provided their guarantee (the “Deerfield Guarantee”) in favor of Deerfield. Under the Deerfield Guarantee, the Company and Holdings guaranteed to Deerfield the payment by Cerecor of the Assumed Obligations under the Membership Interest Purchase Agreement between the Company and Deerfield dated 5 February, 2016. The Assumed Obligations include (i) a quarterly payment of  $263 beginning in July 2018 and ending in October 2020, amounting to an aggregate payment obligation of  $2,625; (ii) a payment in January 2021 of $15,263; and (iii) a quarterly royalty payment of 15% on net sales of the FSC products through February 6, 2026 (“FSC Product Royalties”), in an aggregate amount of up to approximately $10,300. In addition, under the Deerfield Guarantee, the Company and Holdings guaranteed that Deerfield would receive certain minimum annual FSC Product Royalties through 6 February, 2026 (the “Minimum Royalties”). Given the Company’s explicit guarantee to Deerfield, the Company recorded the guarantee in accordance with ASC 460. A valuation was performed, which was based largely on an analysis of the potential timing of each possible cash outflow described above and the likelihood of Cerecor’s default on such payments assuming an S&P credit rating of CCC+. The result of this valuation identified a guarantee liability of  $6,643. This liability was recorded during the three months ended 31 March, 2018 and is being amortized proportionately based on undiscounted cash outflows through the remainder of the contract with Deerfield.
Armistice Guarantee
In connection with the closing under the Purchase Agreement, Armistice Capital Master Fund, Ltd., the majority shareholder of Cerecor, guaranteed to Holdings the payment by Cerecor of the Assumed Obligations, including the Minimum Royalties. A valuation of the guarantee asset was performed in accordance with ASC 460 and a guarantee asset of  $6,620 was recorded during the three months ended 31 March, 2018. This asset is being amortized proportionately based on undiscounted cash outflows through the remainder of the contract with Deerfield noted above.
The fair values of the Avadel guarantee to Deerfield and the guarantee received by Avadel from Armistice largely offset and when combined are not material.
The net impact of this transaction was recorded during the three months ended 31 March, 2018 and was not material to the consolidated profit and loss account.
Issuance of Exchangeable Notes
On 14 February, 2018 we announced that our wholly-owned subsidiary, Avadel Finance Cayman Limited (the “Issuer”), priced a $125,000 aggregate principal amount of 4.50% exchangeable senior notes due 2023 (the “2018 Notes”) in a private placement (the “Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the 2018 Notes closed on 16 February, 2018. In connection with the Offering, the Issuer granted the initial purchasers of the 2018 Notes a 30-day option to purchase up to an additional $18,750 aggregate principal amount of the 2018 Notes, which was fully exercised on 16 February, 2018.
Net proceeds from the 2018 Notes were $137,719 after deducting the initial purchasers’ discount and estimated offering expenses. We expect to use the net proceeds of the Offering for working capital and general corporate purposes. We also used cash on-hand to purchase approximately 2.0 million ADSs for $18,000 concurrently with the pricing of the Offering in privately negotiated transactions effected with or through a representative of the initial purchasers or an affiliate of such representative. The Issuer agreed to purchase such ADSs at a purchase price per ADS equal to the $8.99 per ADS closing price on The Nasdaq Global Market on 13 February, 2018.
The 2018 Notes are general, unsecured obligations of the Issuer, and are fully and unconditionally guaranteed by Avadel on a senior unsecured basis. Interest on the 2018 Notes will be payable semi-annually in cash in arrears on 1 February and 1 August of each year, beginning on 1 August, 2018. The 2018 Notes will mature on 1 February, 2023, unless earlier exchanged, repurchased or redeemed in accordance with their terms. The 2018 Notes will be issued in minimum denominations of  $200 and integral multiples of  $1 in excess thereof.

Subject to certain conditions and during certain periods, the 2018 Notes will be exchangeable at the option of the holders at an initial exchange rate of 92.6956 ADSs per $1 principal amount of 2018 Notes, which is equivalent to an initial exchange price of approximately $10.79 per ADS. Such initial exchange price represents a premium of approximately 20% to the $8.99 per ADS closing price on The Nasdaq Global Market on 13 February, 2018. Upon the exchange of any 2018 Notes, the Issuer will pay or cause to be delivered, as the case may be, cash, ADSs or a combination of cash and ADSs, at the Issuer’s election.
The Group considered the guidance in ASC 815-15, Embedded Derivatives, to determine if this instrument contains an embedded feature that should be separately accounted for as a derivative. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40. The Group determined that this exception applies due, in part, to our ability to settle the 2018 Notes in cash, ADSs or a combination of cash and ADSs, at our option. The Group has therefore applied the guidance provided by ASC 470-20, Debt with Conversion and Other Options which requires that the 2018 Notes be separated into debt and equity components at issuance and a value be assigned to each. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The allocation was performed in a manner that reflected our non-convertible debt borrowing rate for similar debt. The equity component of the 2018 Notes was recognized as a debt discount and represents the difference between the proceeds from the issuance of the 2018 Notes and the fair value of the liability of the 2018 Notes on its issuance date. The excess of the principal amount of the liability component over its carrying amount (the “Debt Discount”) is amortized to interest expense using the effective interest method over the term of the 2018 Notes. The equity component is not remeasured as long as it continues to meet the conditions for equity classification.
At 31 March, 2018, the net carrying of amount of the liability component of the debt was $111,518 and the equity component of the 2018 Notes, net of issuance costs was $26,699.
Related Party Exercise of Warrants
On 22 February, 2018, the Company was notified by the related party holding 2,200 warrants (See Note 16: Long-term Related Party Payable) of its intent to exercise these warrants in full. As a result, the Company settled these warrants for a combination of cash of  $2,911 and the issuance of approximately 603 ADS. The remaining 1,100 warrants held by this same related party, with an exercise price of  $11.00 expired worthless on 12 March, 2018.
Share Repurchases
In March 2018, the Board of Directors approved an authorization to repurchase up to $7,000 of Avadel ordinary shares represented by ADSs. Repurchase may be made until 31 December, 2018 in open-market transactions on or off the exchange, in privately negotiated transactions, or through other means as determined by the Company’s management and in accordance with the regulations of the SEC. As of 31 May, 2018, the Group has completed its total share buyback program and has repurchased 5,408 of Avadel ordinary shares for $49,998.
Going Concern
The directors have a reasonable expectation that Avadel Pharmaceuticals plc and the Group have adequate resources to continue in operational existence for the foreseeable future. Accordingly, the directors continue to adopt the going concern basis in preparing the financial statements.

Auditors
The auditors, Deloitte, Chartered Accountants and statutory Audit Firm, continue in office in accordance with Section 383(2) of the Companies Act 2014.
On behalf of the Directors
/s/ Michael S. Anderson Michael S. Anderson Director May 31, 2018	/s/ Peter Thornton Peter Thornton Director May 31, 2018

AVADEL PHARMACEUTICALS PLC

DIRECTORS’ RESPONSIBILITIES STATEMENT
The directors are responsible for preparing the directors’ report and financial statements in accordance with the Companies Act 2014.
Irish company law requires the directors to prepare financial statements for each financial year. Under the law, the directors have elected to prepare the Irish statutory group consolidated financial statements of Avadel Pharmaceuticals plc in accordance with U.S. GAAP, as defined in Section 279 of the Companies Act 2014, to the extent that the use of those principles in the preparation of the group financial statements does not contravene any provision of Part 6 of the Companies Act 2014.
The directors have elected to prepare the Avadel Pharmaceuticals plc parent company financial statements in accordance with FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland issued by the Financial Reporting Council (“relevant financial reporting framework”).
Under company law, the directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the assets, liabilities and financial position of the group and company as at the financial year end date and of the profit or loss of the group for the financial year and otherwise comply with the Companies Act 2014.
In preparing the financial statements, the directors are required to:
•
select suitable accounting policies for the group and company financial statements and then apply them consistently;

•
make judgments and estimates that are reasonable and prudent;

•
state whether the financial statements have been prepared in accordance with the applicable accounting standards, identify those standards, and note the effect and the reasons for any material departure from those standards; and

•
prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for ensuring that the company keeps or causes to be kept adequate accounting records which correctly explain and record the transactions of the company; enable at any time the assets, liabilities, financial position and profit or loss of the company to be determined with reasonable accuracy; enable them to ensure that the financial statements and directors’ report comply with the Companies Act 2014; and enable the financial statements to be audited. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
The directors are responsible for the maintenance and integrity of the corporate and financial information included on the company’s website. Legislation in Ireland concerning the preparation and dissemination of Financial Statements may differ from legislation in other jurisdictions.

Independent auditor’s report to the members of Avadel Pharmaceuticals Public Limited Company
Report on the audit of the financial statements
Opinion on the financial statements of Avadel Pharmaceuticals Public Limited Company (the ‘Group’)
In our opinion the Group financial statements:
•
give a true and fair view of the assets, liabilities and financial position of the Group as at 31 December 2017 and of the profit of the Group for the year then ended; and

•
have been properly prepared in accordance with the relevant financial reporting framework and, in particular, with the requirements of the Companies Act 2014.

The financial statements we have audited comprise:
•
the Consolidated Profit and Loss Account;

•
the Consolidated Statement of Comprehensive Income;

•
the Consolidated Balance Sheet;

•
the Consolidated Statement of Changes in Equity;

•
the Consolidated Cash Flow Statement; and

•
the related notes 1 to 21, including a summary of significant accounting policies as set out in note 1.

The relevant financial reporting framework that has been applied in the preparation of the Group financial statements is the Companies Act 2014 and US Generally Accepted Accounting Principles (US GAAP), as defined in Section 279 of the Companies Act 2014, to the extent that the use of those principles in the preparation of the financial statements does not contravene Part VI of the Companies Act (“the relevant financial reporting framework”).
We have reported separately on the parent company financial statements of Avadel Pharmaceuticals Public Limited Company for the year ended 31 December 2017.
Basis for opinion
We conducted our audit in accordance with International Standards on Auditing (Ireland) (ISAs (Ireland)) and applicable law. Our responsibilities under those standards are further described in the “Auditor’s responsibilities for the audit of the financial statements” section of our report.
We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the financial statements in Ireland, including the Ethical Standard issued by the Irish Auditing and Accounting Supervisory Authority, as applied to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Conclusions relating to going concern
We have nothing to report in respect of the following matters in relation to which ISAs (Ireland) require us to report to you where:
•
the directors’ use of the going concern basis of accounting in preparation of the financial statements is not appropriate; or

•
the directors have not disclosed in the financial statements any identified material uncertainties that may cast significant doubt about the Group’s ability to continue to adopt the going concern basis of accounting for a period of at least twelve months from the date when the financial statements are authorised for issue.

Key Audit Matters
Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current financial period and include the most significant assessed risks of material misstatement (whether or not due to fraud) we identified, including those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.
Key Audit Matter Description	How the scope of our audit responded to the key audit matter
Revenue gross to net adjustments (Net Turnover $173.2 million)
Revenue is stated net of certain deductions such as estimates for product returns, chargebacks, payment discounts, rebates, and other sales allowances. These gross to net adjustments require judgement with expired product returns requiring a higher degree of estimation.
The Group has an expired product return policy which allows customers and end users to return products six months prior to and twelve months subsequent to the expiration date.
Estimating expected future product returns is a complex process, requiring significant estimation and judgement by management as it relates to estimated future trends and other competitive factors.
There is a risk that these estimates and judgements relating to gross to net adjustments are incorrect or are manipulated resulting in incorrect reserves and adjustment to revenues being recorded.
Refer also to Note 2 (accounting policy for Revenue).

In order to assess the revenue gross to net adjustments, we performed the following specific procedures:
We obtained an understanding of Group’s controls in respect of gross to net adjustments and, assessed the design and implementation, and tested the operating effectiveness of relevant controls and where applicable updated our approach.
We obtained an understanding of the Group’s methodology for estimating these adjustments, testing the inputs to the models, recalculating managements estimates and testing the arithmetical accuracy.
We developed an independent estimate of the expired product reserve by lot based on historical return patterns and compared our independent estimate to the recorded reserve.
We performed a retrospective analysis of actual returns experience for expired products versus prior period recorded reserves to assess whether the Group’s methodology has historically resulted in accurate estimates.
We evaluated the Group’s accounting and classification for gross to net adjustments through a combination of detail testing and analytical procedures.
We also assessed the adequacy of the disclosures provided for compliance with US GAAP.

Key Audit Matter Description	How the scope of our audit responded to the key audit matter
Long-term related party payables of  $98.9 million
As detailed in Note 16 the Group has entered into a number of financing ($22.9 million) and acquisition ($76 million) arrangements with related parties.
These obligations are recorded at fair value and adjusted at each respective balance sheet date.
The determination of fair value in respect of acquisition — related liabilities is dependent upon projections and a number of assumptions.
A significant level of estimation is associated with the valuation of these liabilities in particular assumptions relating to market share and discount rates. A risk exists that the fair value of these long-term related party liabilities are determined using inappropriate assumptions.
Refer also to Note 2 (accounting policy for finance and acquisition related contingent consideration) and Note 16 Long-Term Related Party Payable.

In order to assess the provisions for related party liabilities, we performed the following specific procedures:
We obtained an understanding of group’s controls in respect of determining fair values of long-term related party payables and, assessed the design and implementation, and tested the operating effectiveness of controls.
We assessed the group’s methodology used in determining these liabilities, testing the inputs to the models, recalculating managements estimates and testing the arithmetical accuracy of the models used;
We tested each of the key assumptions used in the fair value calculations including but not limited to the percentage of market share and discount rate;
We, assisted by our internal valuation specialists, evaluated the key discount rate assumption and methodologies used;
We assessed post balance sheet events; and
We performed a retrospective review of revenue projections used in previous fair value calculations.
We also assessed the adequacy of the disclosures provided for compliance with US GAAP.

Key Audit Matter Description	How the scope of our audit responded to the key audit matter
Exclusive license and assignment agreement for Noctiva $73 million
On September 1, 2017, the Group entered into an Exclusive License and Assignment Agreement (“ELAA”) with Serenity Pharmaceuticals, LLC. The ELAA grants the Group the sole right to commercialize and further develop Noctiva in the United States.
The Group’s determination that the Noctiva acquisition represented an asset acquisition required significant judgment in evaluating whether the fair value was concentrated in the license acquired.
Refer to Note 3 Effect of new accounting standards and Note 11 Goodwill and Intangible Assets.

In order to assess the appropriateness of the accounting treatment adopted we performed the following specific procedures:
We assessed the design and implementation, and tested the operating effectiveness of controls over the process for determining the accounting treatment for the acquisition.
We reviewed management’s assessment of the appropriate accounting treatment of the transaction.
We considered if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.
We evaluated the fair value of rights acquired in the licensing agreement, such as rights to first negotiation, manufacturing rights, and the right to acquire existing inventory.
We evaluated the rights transferred in these agreements and/or benchmarked them against existing market agreements.
We also assessed the adequacy of the disclosures provided for compliance with US GAAP.

Our audit procedures relating to these matters were designed in the context of our audit of the financial statements as a whole, and not to express an opinion on individual accounts or disclosures. Our opinion on the financial statements is not modified with respect to any of the risks described above, and we do not express an opinion on these individual matters.
Our application of materiality
We define materiality as the magnitude of misstatement that makes it probable that the economic decisions of a reasonably knowledgeable person, relying on the financial statements, would be changed or influenced. We use materiality both in planning the scope of our audit work and in evaluating the results of our work.
We determined materiality for the Group to be $2.16 million which represents approximately 1% of net sales and approximately 4% of adjusted pre-tax income. We have considered these two benchmarks of net income and adjusted pre-tax income in determining materiality as we determined these results to be of most importance to the members of the company. We have considered quantitative and qualitative factors such as our understanding of the Group and its environment, history of misstatements and complexity of the Group.
We agreed with the Audit Committee that we would report to the Audit Committee any audit differences in excess of  $0.09 million or 4% of materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds. We also report to the Audit Committee on disclosure matters that we identified when assessing the overall presentation of the Group financial statements.
An overview of the scope of our audit
Our Group audit was scoped by obtaining an understanding of the Group and its environment, including Group — wide controls, and assessing the risks of material misstatement at the Group level. Based on that assessment, we focused our Group audit scope primarily with a full scope audit, predominately preformed in the United States, on the Group’s US operations which represented 99% of the revenue and 97% of long lived assets. The group’s remaining Non US international components were subject to specified audit procedures, where the extent of our testing was based on our assessment of the risks of material misstatement and of the materiality of the Group’s operations in those areas.
These components were selected based on coverage achieved and to provide an appropriate basis for undertaking audit work to address the risks of material misstatements identified above. Our audit work at the Non US International component was executed at levels of materiality applicable to each individual component which were lower than Group materiality at $1.7 million.
Other information
The directors are responsible for the other information. The other information comprises the information included in the Directors’ Report and Consolidated Financial Statements, other than the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.
We have nothing to report in this regard.

Responsibilities of directors
As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view and otherwise comply with the Companies Act 2014, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or have no realistic alternative but to do so.
Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (Ireland) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
As part of an audit in accordance with ISAs (Ireland), we exercise professional judgment and maintain professional scepticism throughout the audit. We also:
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors.

•
Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of the auditor’s report. However, future events or conditions may cause the entity (or where relevant, the Group) to cease to continue as a going concern.

•
Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•
Obtain sufficient appropriate audit evidence regarding the financial information of the business activities within the group to express an opinion on the consolidated financial statements. The group auditor is responsible for the direction, supervision and performance of the group audit. The group auditor remains solely responsible for the audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that the auditor identifies during the audit.
This report is made solely to the company’s members, as a body, in accordance with Section 391 of the Companies Act 2014. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.
Report on other legal and regulatory requirements
Opinion on other matters prescribed by the Companies Act 2014
Based solely on the work undertaken in the course of the audit, we report that:
•
We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

•
The financial statements are in agreement with the accounting records.

•
In our opinion the information given in the directors’ report is consistent with the financial statements and the directors’ report has been prepared in accordance with the Companies Act 2014.

Matters on which we are required to report by exception
Based on the knowledge and understanding of the Group and its environment obtained in the course of the audit, we have not identified material misstatements in the directors’ report.
We have nothing to report in respect of the provisions in the Companies Act 2014 which require us to report to you if, in our opinion, the disclosures of directors’ remuneration and transactions specified by law are not made.
/s/ Cathal Treacy

Cathal Treacy
For and on behalf of Deloitte
Chartered Accountants and Statutory Audit Firm
Deloitte & Touche House, Earlsfort Terrace, Dublin 2
Date: 31 May 2018

AVADEL PHARMACEUTICALS PLC
CONSOLIDATED PROFIT AND LOSS ACCOUNT
(In thousands, except per share data)
		Years Ended 31 December,
	Note	2017	2016
Turnover	21	$173,245	$150,246
Cost of sales		16,301	13,248
Gross profit		156,944	136,998
Research and development costs		(33,418)	(34,611)
Distribution and administrative expenses		(58,860)	(44,179)
Intangible asset amortization	11	(3,659)	(13,888)
Gain/(loss) – changes in fair value of related party contingent consideration	16	31,040	(49,285)
Restructuring costs		(2,542)	—
Operating profit (loss)		89,505	(4,965)
Interest income		3,155	1,533
Interest expense		(1,052)	(963)
Other income (expense) – changes in fair value of related party payable	16	2,071	(6,548)
Foreign exchange (loss) gain		(714)	1,123
Other (expense) income		(305)	102
Profit (loss) on ordinary activities before taxation		92,660	(9,718)
Taxation charge	5	24,389	31,558
Profit (loss) after taxation		$68,271	$(41,276)
Earnings (loss) per share – basic:		$1.69	$(1.00)
Earnings (loss) per share – diluted:		$1.63	$(1.00)

See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC
CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE INCOME
(In thousands)
	Years ended 31 December,
	2017	2016
Profit (loss) after taxation	$68,271	$(41,276)
Other comprehensive profit (loss), net of taxation:
Foreign currency translation gain (loss)	134	(1,024)
Net other comprehensive profit on marketable securities, net of $28, and $16, tax, respectively	165	116
Total other comprehensive profit (loss), net of taxation	299	(908)
Total comprehensive profit (loss)	$68,570	$(42,184)

See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)
		31 December,
	Note	2017	2016
Fixed Assets
Intangible assets	11	$110,780	$41,328
Tangible assets	10	3,001	3,320
		113,781	44,648
Current Assets
Stocks	7	6,157	3,258
Debtors	8	39,264	43,381
Investments	9	77,511	114,980
Cash at bank and in hand		16,564	39,215
		139,496	200,834
Creditors (amounts falling due within one year)	12	(61,532)	(28,244)
Net Current Assets		77,964	172,590
Total Assets Less Current Liabilities		191,745	217,238
Creditors (amounts due after more than one year)	13	(16,983)	(16,826)
Provision for Liabilities	14	(89,182)	(158,343)
Net Assets		$85,580	$42,069
Capital and Reserves
Called-up share capital presented as equity	18	$440	$440
Share premium account	18	81,182	398,040
Other reserves	18	(4,984)	(13,046)
Profit and loss account	18	8,942	(343,365)
Shareholders’ Funds		$85,580	$42,069

Approved by the board of directors on 31 May 2018 and signed on its behalf by:
/s/ Michael S. Anderson Michael S. Anderson Director	/s/ Peter Thornton Peter Thornton Director
See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
	Years ended 31 December,
	2017	2016
Cash flows from operating activities:
Profit (Loss)	$68,271	$(41,276)
Adjustments to reconcile net profit (loss) to net cash provided by operating activities:
Depreciation and amortization	4,883	14,489
Loss on disposal of tangible assets	—	110
(Gain) loss on sale of marketable securities	(411)	826
Unrealized foreign currency exchange gain	714	(349)
Gains on waiver of research and development grants and other	(539)	—
Remeasurement of related party acquisition-related contingent consideration	(31,040)	49,285
Remeasurement of related party financing-related royalty agreements	(2,071)	6,548
Change in deferred tax and income tax deferred charge	3,556	(4,000)
Stock-based compensation expense	8,072	14,679
Increase (decrease) in cash from:
Trade debtors	3,054	(10,050)
Stocks	(2,899)	1,831
Prepaid expenses and other current assets	(3,741)	3,412
Research and development tax credit receivable	(3,141)	397
Trade creditors & other current liabilities	595	(434)
Deferred revenue	(216)	(2,923)
Accrued expenses	13,187	6,764
Accrued income taxes	(786)	1,778
Earn-out payments for related party contingent consideration in excess of acquisition-date fair value	(31,636)	(20,252)
Royalty payments for related party payable in excess of original fair value	(4,429)	(2,469)
Other long-term assets and liabilities	(4,761)	535
Net cash provided by operating activities	16,662	18,901
Cash flows from investing activities:
Purchases of tangible assets	(591)	(1,201)
Acquisitions of businesses, including cash acquired and other adjustments	—	628
Purchase of intangible assets	(53,111)	—
Proceeds from turnover of marketable securities	189,009	71,546
Purchases of marketable securities	(151,005)	(107,603)
Net cash used in investing activities	(15,698)	(36,630)
Cash flows from financing activities:
Reimbursement of conditional R&D grants	(115)	(277)
Earn-out payments for related party contingent consideration	(1,246)	(6,892)
Royalty payments for related party payable	—	(1,225)
Cash proceeds from issuance of ordinary shares and warrants	404	440
Repurchase of ordinary shares	(22,361)	—
Net cash used in financing activities	(23,318)	(7,954)
Effect of exchange rate changes on cash and cash equivalents	(297)	(166)
Net change in cash and cash equivalents	(22,651)	(25,849)
Cash and cash equivalents at January 1	39,215	65,064
Cash and cash equivalents at December 31	$16,564	$39,215
Supplemental disclosures of cash flow information:
Income tax paid	$19,143	$27,180
Interest paid	1,050	788
See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC
CONSOLIDATED RECONCILIATION OF CHANGES IN SHAREHOLDERS’ EQUITY
(In thousands)
	Called-up Share Capital		Share Premium Account	Other Reserves	Profit and Loss Account	Total
	Number	Amount
Balance, 31 December, 2015	41,266	$420	$398,040	$(28,145)	$(301,181)	$69,134
Net loss	—	—	—	—	(41,276)	(41,276)
Other comprehensive loss	—	—	—	—	(908)	(908)
Subscription of warrants	—	—	—	326	—	326
Exercise of stock options or warrants	15	2	—	112	—	114
Vesting of free shares	115	18	—	(18)	—	—
Stock-based compensation expense	—	—	—	14,679	—	14,679
Balance, 31 December, 2016	41,396	$440	$398,040	$(13,046)	$(343,365)	$42,069
Net income	—	—	—	—	68,271	68,271
Other comprehensive income	—	—	—	—	299	299
Exercise of stock options	69	—	396	—	—	396
Vesting of free shares	23	—	—	—	—	—
Stock-based compensation expense	—	—	—	8,062	—	8,062
Repurchase of ordinary shares	—	—	—	—	(22,361)	(22,361)
Transfer to profit and loss account	—		(317,254)	—	317,254	—
Impact of accounting standard adoptions	—	—	—	—	(11,156)	(11,156)
Balance, 31 December, 2017	41,488	$440	$81,182	$(4,984)	$8,942	$85,580

See accompanying notes to consolidated financial statements.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)
NOTE 1: Background and Basis of Presentation
Background.   Avadel Pharmaceuticals plc (“Avadel,” the “Group,” “we,” “our,” or “us”) is a branded specialty pharmaceutical company. Avadel’s current revenues are primarily derived from products we market based on first-to-file New Drug Applications (“NDAs”) for pharmaceutical products previously sold in the U.S. without FDA approval (“Unapproved Marketed Products” or “UMDs”). In addition, through the acquisition of patient-focused, innovative products or businesses in the commercial- and or late-stage of development, Avadel seeks to provide solutions for overlooked and unmet medical needs, including our urology product, Noctiva™, which we in-licensed in 2017 and will begin marketing in 2018. Avadel also seeks to develop products that utilize our Micropump® drug delivery technology, such as our narcolepsy product which is in clinical trials.
Avadel’s current commercial portfolio consists of three sterile injectable products, which were previously UMDs, used in the hospital setting, and Noctiva™, a urology product, which is the first and only FDA approved product for the treatment of nocturia due to nocturnal polyuria in adults. Nocturia is the condition of waking two or more times per night to void.
Avadel is actively developing a fourth sterile, injectable UMD product for which it expects to file an NDA and seek FDA approval. In addition, Avadel is currently enrolling patients in our REST-ON Phase III clinical trial to evaluate the safety and efficacy of FT 218, a once-nightly formulation of sodium oxybate using Micropump®, for the treatment of EDS and cataplexy in patients suffering from narcolepsy. Narcolepsy is a rare sleep disorder with few approved treatment options. Avadel will continue to strategically evaluate potential UMDs and Micropump® based product candidates for development and approval, and will also look for synergistic acquisition targets to grow our group.
The Company was incorporated in Ireland on 1 December, 2015 as a private limited company, and re-registered as an Irish public limited company on 21 November, 2016 (Company registration number: 572535). Its headquarters are in Dublin, Ireland and it has operations in St. Louis, Missouri, United States, and Lyon, France. The address of its registered office is Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15, Ireland.
The Company is an Irish public limited company, or plc, and is the successor to Flamel Technologies S.A., a French société anonyme (“Flamel”), as the result of the merger of Flamel with and into the Company which was completed at 11:59:59 p.m., Central Europe Time, on 31 December, 2016 (the “Merger”) pursuant to the agreement between Flamel and Avadel entitled Common Draft Terms of Cross-Border Merger dated as of 29 June, 2016 (the “Merger Agreement”). Immediately prior to the Merger, the Group was a wholly owned subsidiary of Flamel. As a result of the Merger Agreement:
•
Flamel ceased to exist as a separate entity and the Company continued as the surviving entity and assumed all of the assets and liabilities of Flamel.

•
our authorized share capital is $5,500 divided into 500,000 ordinary shares with a nominal value of  $0.01 each and 50,000 preferred shares with a nominal value of  $0.01 each

•
all outstanding ordinary shares of Flamel, €0.122 nominal value per share, were canceled and exchanged on a one-for-one basis for newly issued ordinary shares of the Company, $0.01 nominal value per share. This change in nominal value of our outstanding shares resulted in our reclassifying $5,937 on our balance sheet from ordinary shares to other reserves in the prior financial period, fiscal 2015;

•
our board of directors is authorized to issue preferred shares on a non-pre-emptive basis, for a maximum period of five years, at which point it may be renewed by shareholders. The board of directors has discretion to dictate terms attached to the preferred shares, including voting, dividend, conversion rights, and priority relative to other classes of shares with respect to dividends and upon a liquidation.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

•
all outstanding American Depositary Shares (ADSs) representing ordinary shares of Flamel were canceled and exchanged on a one-for-one basis for ADSs representing ordinary shares of the Company.

Thus, the Merger changed the jurisdiction of our incorporation from France to Ireland, and an ordinary share of the Company held (either directly or represented by an ADS) immediately after the Merger continued to represent the same proportional interest in our equity owned by the holder of a share of Flamel immediately prior to the Merger.
References in these consolidated financial statements and the notes thereto to “Avadel,” the “Group,” “we,” “our,” “us” and similar terms shall be deemed to be references to Flamel prior to the completion of the Merger, unless the context otherwise requires.
Prior to completion of the Merger, the Flamel ADSs were listed on the Nasdaq Global Market (“Nasdaq”) under the trading symbol “FLML”; and immediately after the Merger the Group’s ADSs were listed for and began trading on Nasdaq on 3 January, 2017 under the trading symbol “AVDL.”
Under Irish law, the Company can only pay dividends and repurchase shares out of distributable reserves, as discussed further in the Group’s proxy statement filed with the SEC as of 5 July, 2016. Upon completion of the Merger, the Company did not have any distributable reserves. On 15 February, 2017, the Company filed a petition with the High Court of Ireland seeking the court’s confirmation of a reduction of the Group’s share premium so that it can be treated as distributable reserves for the purposes of Irish law. On 6 March, 2017, the High Court issued its order approving the reduction of the Company’s share premium by $317,254 which can be treated as distributable reserves.
Basis of Presentation.   These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany accounts and transactions have been eliminated.
The directors have elected to prepare the Irish statutory group consolidated financial statements of Avadel Pharmaceuticals plc in accordance with Section 279 of the Companies Act 2014, which provides that a true and fair view of the assets and liabilities, financial position, and profit or loss may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as defined in Section 279 of the Companies Act 2014, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of part 6 of the Companies Act 2014.
The directors have elected to prepare the Avadel Pharmaceuticals plc parent company financial statements in accordance with FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (Generally Accepted Accounting Practice in Ireland) and the Companies Act 2014.
NOTE 2: Critical Accounting Estimates and Judgments and Summary of Significant Accounting Policies
Critical Accounting Estimates and Judgments
Turnover Recognition
The Group recognizes turnover for sales of pharmaceutical products, amortization of licensing fees and, if any, milestone payments for R&D achievements.
Product Sales and Services
Revenue is generally realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonably assured. The Company records revenue from product sales when title and

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

risk of ownership have been transferred to the customer, which is typically upon delivery to the customer and when the selling price is determinable. As is customary in the pharmaceutical industry, the Company’s gross product sales are subject to a variety of deductions in arriving at reported net product sales. These adjustments include estimates for product returns, chargebacks, payment discounts, rebates, and other sales allowances and are estimated based on analysis of historical data for the product or comparable products, as well as future expectations for such products.
For generic products and branded products where the ultimate net selling price to customer is estimable, the Company recognizes revenues upon delivery to the wholesaler. For new product launches the Company recognizes revenue if sufficient data is available to determine product acceptance in the marketplace such that product returns may be estimated based on historical or analog product data and there is probable evidence of reorders and consideration is made of wholesaler inventory levels. As part of the third quarter 2016 launch of Akovaz, the Company determined that sufficient data was available to determine the ultimate net selling price to the customer and therefore recognized revenue upon delivery to our wholesaler customers.
Prior to the second quarter 2016, we did not have sufficient historical data to estimate certain revenue deductions. As such, we could not accurately estimate the ultimate net selling price of our Avadel Legacy Pharmaceuticals (formerly Éclat) portfolio of products. As a result, we delayed revenue recognition on these products until the wholesaler sold the product through to its customers.
During the second quarter of 2016, it was determined that we now had sufficient evidence, history, data and internal controls to estimate the ultimate selling price of our products upon shipment from our warehouse to our customers, the wholesalers. Accordingly, we discontinued the sell-through revenue approach and now recognize revenue once the product is shipped from the warehouse to the wholesaler. As a result of this change in accounting estimate, we recognized $5,981 in additional revenue, or $0.05 per diluted share, for the twelve months ended 31 December, 2016 that previously would have been deferred until sold by the wholesalers to the hospitals.
License and Research Revenue
Our license and research revenues consist of fees and/or milestone payments. Non-refundable fees where we have continuing performance obligations are deferred and are recognized ratably over our projected performance period. We recognize milestone payments, which are typically related to regulatory, commercial or other achievements by us or our licensees and distributors, as revenues when the milestone is accomplished and collection is reasonably assured. To the extent that the expected timelines for such milestone payments are changed from initial estimates, the Company will record cumulative adjustments to reflect the revised timeline. For the year ended 31 December, 2017, we recognized $404 of revenue from license agreements.
Research and Development
Research and development expenses consist primarily of costs related to clinical studies and outside services, personnel expenses, and other R&D expenses. Clinical studies and outside services costs relate primarily to services performed by clinical research organizations and related clinical or development manufacturing costs, materials and supplies, filing fees, regulatory support, and other third-party fees. Personnel expenses relate primarily to salaries, benefits and stock-based compensation. Other R&D expenses primarily include overhead allocations consisting of various support and facilities-related costs. R&D expenditures are charged to operations as incurred.
The Group recognizes R&D tax credits received from the French government for spending on innovative R&D as an offset of R&D expenses.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Stock-based Compensation
The Group accounts for stock-based compensation based on grant-date fair value estimated in accordance with ASC 718. The fair value of stock options and warrants is estimated using Black-Scholes option-pricing valuation models (“Black-Scholes model”). As required by the Black-Sholes model, estimates are made of the underlying volatility of AVDL stock, a risk-free rate and an expected term of the option or warrant. We estimated the expected term using a simplified method, as we do not have enough historical exercise data for a majority of such options and warrants upon which to estimate an expected term. The Company recognizes compensation cost, net of an estimated forfeiture rate, using the accelerated method over the requisite service period of the award.
Income Taxes
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
We recognize interest and penalties related to unrecognized tax benefits in the income tax expense line in the accompanying consolidated profit and loss account. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheets.
Goodwill
Goodwill represents the excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed. The Group has determined that we operate in a single segment and has a single reporting unit associated with the development and commercialization of pharmaceutical products. Goodwill that does decline in value rarely declines on a straight-line basis, as such straightline amortization of goodwill over an arbitrary period does not reflect the economic reality. Therefore, to present a true and fair value of the economic reality, under U.S. GAAP, goodwill is considered indefinite-lived and is not amortized. The annual test for goodwill impairment is a two-step process. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step indicates impairment, then, in the second step, the loss is measured as the excess of recorded goodwill over the implied fair value of the goodwill. Implied fair value of goodwill is the excess of the fair value of the reporting unit as a whole over the fair value of all separately identified assets and liabilities within the reporting unit. The Group tests goodwill for impairment annually and when events or changes in circumstances indicate that the carrying value may not be recoverable. During the fourth quarter of 2017, we performed our required annual impairment test of goodwill and have determined that no impairment of goodwill existed at 31 December, 2017 or 2016.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Fixed Assets
Fixed assets include tangible assets and intangible assets. Intangible assets consist primarily of purchased licenses and intangible assets recognized as part of the Éclat and FSC acquisitions. Acquired in-process research and development (“IPR&D”) is not amortized until completion and development of the project, at which time the IPR&D becomes an amortizable asset, for which amortization of such intangible assets is computed using the straight-line method over the estimated useful life of the assets.
Fixed assets are reviewed for impairment whenever conditions indicate that the carrying value of the assets may not be fully recoverable. Such impairment tests are based on a comparison of the pretax undiscounted cash flows expected to be generated by the asset to the recorded value of the asset or other market based value approaches. If impairment is indicated, the asset value is written down to its market value if readily determinable or its estimated fair value based on discounted cash flows. Any significant changes in business or market conditions that vary from current expectations could have an impact on the fair value of these assets and any potential associated impairment. The Group has determined that no impairment existed at 31 December, 2017 or 2016.
Acquisition-related Contingent Consideration
The acquisition-related contingent consideration payables arising from the acquisition of Éclat Pharmaceuticals (i.e., our Avadel Legacy Pharmaceutical products business) and FSC are accounted for at fair-value (see Note 14: Provision for Liabilities and Note 16: Long-Term Related Party Payable). The fair value of the warrants issued in connection with the Éclat acquisition are estimated using a Black-Scholes option pricing model. The fair value of acquisition-related contingent consideration payable is estimated using a discounted cash flow model based on the long-term sales or gross profit forecasts of the specified Éclat or FSC products using an appropriate discount rate. There are a number of estimates used when determining the fair value of these earn-out payments. These estimates include, but are not limited to, the long-term pricing environment, market size, market share the related products are forecast to achieve, the cost of goods related to such products and an appropriate discount rate to use when present valuing the related cash flows. These estimates can and often do change based on changes in current market conditions, competition, management judgment and other factors. Changes to these estimates can have and have had a material impact on our consolidated profit and loss account, balance sheet and statements of cash flows. Changes in fair value of these liabilities are recorded in the consolidated profit and loss account within operating expenses as changes in fair value of related party contingent consideration.
Financing-related Royalty Agreements
We also entered into two royalty agreements with related parties in connection with certain financing arrangements. We elected the fair value option for the measurement of the financing-related contingent consideration payable associated with the royalty agreements with certain Deerfield and Broadfin entities, both of whom are related parties (see Note 16: Long-Term Related Party Payable). The fair value of financing-related royalty agreements is estimated using many of the components used to determine the fair value of the acquisition-related contingent consideration noted above. Changes to these components can also have a material impact on our consolidated profit and loss account, balance sheet and statements of cash flows. Changes in the fair value of this liability are recorded in the consolidated profit and loss account as other expense — changes in fair value of related party payable.
Summary of Significant Accounting Policies
Cash at Bank and In Hand
The Group classifies cash on hand and deposited in banks including commercial paper, money market accounts and other investments it may hold from time to time, with an original maturity to the Group of three months or less, as cash at bank and in hand.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Marketable Securities
The Group’s marketable securities are carried at fair value, with unrealized gains and losses, net of taxes, reported as a component of other reserves in shareholders’ funds, with the exception of unrealized losses believed to be other-than-temporary, if any, which are reported in earnings in the current period. The cost of securities sold is based upon the specific identification method.
Trade Debtors
Trade debtors are stated at amounts invoiced net of allowances for doubtful accounts and certain other gross to net deductions. The Group makes judgments as to its ability to collect outstanding receivables and provides allowances for the portion of receivables deemed uncollectible. Provision is made based upon a specific review of all significant outstanding invoices. A majority of trade debtors is due from three significant customers. See Note 21: Group Operations by Product, Customer and Geographic Area.
Stocks
Stocks consist of raw materials and finished products, which are stated at lower of cost or market value determined under the first-in, first-out (“FIFO”) method. Raw materials used in the production of pre-clinical and clinical products are expensed as R&D costs when consumed. The Group establishes reserves for stock estimated to be obsolete, unmarketable or slow-moving on a case by case basis.
Tangible Assets
Tangible assets are stated at historical cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:
Laboratory equipment	4 – 8 years
Office and computer equipment	3 years
Leasehold improvements, furniture, fixtures and fittings	5 – 10 years
Government Grants
The Group receives financial support for various research or investment projects from governmental agencies.
From time to time we receive funds, primarily from the French government, to finance certain R&D projects. These funds are repayable on commercial success of the project. In the absence of commercial success, the Company is released of our obligation to repay the funds and as such the funds are recognized in the consolidated profit and loss account as an offset to R&D expense. The absence of commercial success must be formally confirmed by the granting authority. Should the Company wish to discontinue the R&D to which the funding is associated, the granting authority must be informed and a determination made as to how much, if any, of the grant must be repaid.
Foreign Currency Translation
At 31 December, 2017, the reporting currency of the Group and its wholly-owned subsidiaries is the U.S. dollar. Prior to 31 December, 2016, each of the Group’s non-U.S. subsidiaries and the parent entity, Flamel, used the Euro as their functional currency. At 31 December, 2016, in conjunction with the Merger described above, Avadel determined the U.S. dollar is its functional currency. Subsidiaries and entities that do not use the U.S. dollar as their functional currency translate 1) profit and loss account at the average exchange rates during the reporting period, 2) assets and liabilities at period end exchange rates and 3) shareholders’ equity accounts at historical rates. Resulting translation gains and losses are included as a separate component of shareholders’ equity in accumulated other comprehensive loss. Assets and liabilities, excluding available-for-sale marketable securities, denominated in a currency other than the subsidiary’s functional

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

currency are translated to the subsidiary’s functional currency at period end exchange rates with resulting gains and losses recognized in the consolidated profit and loss account. Available-for-sale marketable securities denominated in a currency other than the subsidiary’s functional currency are translated to the subsidiary’s functional currency at period end exchange rates with resulting gains and losses recognized in the consolidated statements of comprehensive income (loss).
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including marketable securities and contingent liabilities at the date of the consolidated financial statements and the reported amounts of sales and expenses during the periods presented. Actual results could differ from those estimates under different assumptions or conditions.
NOTE 3: Effect of New Accounting Standards
In March 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Costs.” The standard requires the service component of pension and other postretirement benefit expense to be presented in the same statement of income lines as other employee compensation costs, however, the other components will be presented outside of operating income. In addition, only the service cost component will be eligible for capitalization in assets. The standard is effective starting in 2018, with early adoption permitted. Retrospective application is required for the guidance on the statement of income presentation. Prospective application is required for the guidance on the cost capitalization in assets. The Group does not believe this standard will materially impact our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, “Intangibles — Goodwill and Other: Simplifying the Test for Goodwill Impairment.” This update eliminates step 2 from the goodwill impairment test, and requires the goodwill impairment test to be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This guidance is effective for the Group in the first quarter of 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after 1 January, 2017. The Group will assess the timing of adoption and impact of this guidance to future impairment considerations.
In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” This update provides a screen to determine whether or not a set of assets is a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set of assets is not a business. If the screen is not met, the amendments in this update (1) require that to be considered a business, a set of assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. This guidance is effective for the Group in the first quarter of fiscal 2018. Early adoption is permitted for transactions not previously reported in the Group’s consolidated financial statements. In September 2017, the Group entered into an Exclusive License and Assignment Agreement (“ELAA”) to acquire from Serenity Pharmaceuticals, LLC intellectual property rights to further develop and commercialize Noctiva in the United States. The Group elected to early adopt ASU 2017-01 and determined the intangible assets acquired as part of the ELAA should be accounted for as an acquisition of a single group of assets and not as a business combination.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740), Intra-Entity Transfers of Assets Other Than Inventory,” which requires companies to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. ASU 2016-16 is effective for annual reporting periods, and interim periods therein, beginning after 15 December, 2017. The Group elected to early adopt ASU 2016-16 on a modified-retrospective basis as of 1 January, 2017. Adoption of ASU 2016-16 eliminated the $11,156 income tax deferred charge recorded within the consolidated balance sheet as of 31 December, 2016 and such elimination is reflected as an adjustment to the profit and loss account as of 1 January, 2017.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” ASU 2016-15 identifies how certain cash receipts and cash payments are presented and classified in the Statement of Cash Flows under Topic 230. ASU 2016-15 is effective for the Group for fiscal years beginning after 15 December, 2017, and interim periods within those fiscal years. ASU 2016-15 should be applied retrospectively and early adoption is permitted, including adoption in an interim period. The Group does not believe this standard will materially impact our consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers” which supersedes the most current revenue recognition requirements. This ASU requires entities to recognize revenue in a way that depicts the transfer of goods or services to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. Through May 2016, the FASB issued ASU 2016-08 “Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” ASU 2016-10 “Identifying Performance Obligations and Licensing,” and ASU 2016-12, “Narrow-Scope Improvements and Practical Expedients,” which provide supplemental adoption guidance and clarification to ASU 2014-09, respectively. These ASUs will be effective for annual and interim periods beginning after 15 December, 2017, with early adoption for annual and interim periods beginning after 15 December, 2016 permitted and should be applied retrospectively to each prior reporting period presented or as a modified retrospective adjustment as of the date of adoption.
The Group has completed our evaluation and assessment of the potential impacts of adopting this pronouncement on our consolidated financial statements and related disclosures. Based on this assessment, we will adopt the pronouncement under the modified retrospective method of transition in the first quarter of 2018. The Group does not expect adoption of the new standard will have a material effect on the overall timing or amount of revenue recognized when compared to current accounting standards. The impact to the Group of adopting the new revenue standard primarily relates to additional and expanded disclosures.
In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” which amends Accounting Standards Codification (“ASC”) Topic 718 “Compensation — Stock Compensation”. This update simplifies several aspects of accounting for share-based payment awards to employees, including the accounting for income taxes, classification of awards as either equity or liabilities, forfeitures and classification in the statement of cash flows. We adopted the standard on a prospective basis with the effect of adoption reflected for the interim periods after the year beginning 1 January, 2017 as required by the standard. The primary effects of adoption were immaterial to the Group’s consolidated financial statements for the year ended 31 December, 2017.
In February 2016, the FASB issued ASU 2016-02, “Leases” which supersedes ASC 840 “Leases” and creates a new topic, ASC 842 “Leases.” This update requires lessees to recognize on their balance sheet a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months. The update also expands the required quantitative and qualitative disclosures surrounding leases. This update is effective for fiscal years beginning after 15 December, 2018 and interim periods within those fiscal years, with earlier application permitted. This update will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Group is currently evaluating the effect of this update on our consolidated financial statements.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The ASU is effective for fiscal years and interim periods within those years beginning after 15 December, 2017, and requires a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. Early adoption is not permitted. The new guidance will require the change in fair value of equity investments with readily determinable fair values to be recognized through the statement of income. Upon adoption, the change in the fair value of our available-for-sale equity investments will be recognized in our consolidated statement of income (loss) rather than as a component of our consolidated statement of comprehensive income (loss). The Group cannot reasonably estimate at this time the impact ASU 2016-01 will have on its financial statements and related disclosures.
NOTE 4: Acquisitions
On 5 February, 2016, the Group completed its acquisition of FSC, previously a Charlotte, North Carolina-based specialty pharmaceutical company dedicated to providing innovative solutions to unmet medical needs for pediatric patients, from Deerfield CSF, LLC, a Deerfield Management company (“Deerfield”), a related party. The Company disposed of these pediatric assets on 16 February, 2018. See Note 26: Post Balance Sheet Events.
This acquisition has been accounted for using the acquisition method of accounting and, accordingly, its results are included in the Group’s consolidated financial statements from the date of acquisition. Total consideration to acquire FSC is estimated to be $21,659, and was funded with a combination of the following, partially offset by $467 as a result of a net working capital settlement from the seller:
•
$15,000 long-term liability to Deerfield. Under the terms of the acquisition agreement, the Group will pay $1,050 annually for five years with a final payment in January 2021 of  $15,000.

•
an estimate of  $6,659 in contingent consideration to Deerfield. Under the terms of the acquisition agreement, the Group shall pay quarterly a 15% royalty on the net sales of certain FSC products, up to $12,500 for a period not exceeding ten years.

These items are reported in separate notes within the Group’s consolidated balance sheet, and are further disclosed in Note 16: Long-Term Related Party Payable.
The Group finalized its purchase price allocation as noted in the following table. The fair values assigned to the acquired assets and liabilities have been recognized as follows:
Assigned Fair Value:	2016 Final
Trade debtors	$142
Stocks	1,135
Prepaid expenses and other current assets	1,712
Intangible assets:
Acquired product marketing rights	16,600
Acquired developed technology	4,300
Deferred tax assets	853
Other assets	277
Trade creditors and other current liabilities	(3,827)
Total	$21,192

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

A portion of the transaction attributable to certain intangible assets was taxable for income tax purposes resulting in recording some of the assets at fair value for both book and tax purposes. Transaction expenses were not material. The useful lives on FSC acquired intangible assets range from nine to fifteen years.
After its acquisition on February 5, 2016, FSC contributed $5,985 to the Group’s net sales for the twelve-month period ended 31 December, 2016. FSC incurred a loss of  $5,839 for the twelve-month period ended 31 December, 2016.
Had the FSC acquisition been completed as of the beginning of 2015, the Group’s unaudited pro forma net sales and net loss for the twelve months ended 31 December, 2016 and 2015 would have been as follows:
Pro Forma Net Turnover and Income (Losses):	2016	2015
Net turnover	$150,721	$178,104
(Loss) profit	(42,290)	30,965
NOTE 5: Taxation
In 2016, we changed our jurisdiction of incorporation from France to Ireland by merging with and into our wholly owned Irish subsidiary. Information about the reincorporation was included in the definitive proxy statement filed with the Securities and Exchange Commission on 5 July, 2016. Accordingly, beginning in 2016, the Group reports the Irish tax jurisdiction as its Domestic jurisdiction. For periods prior to 2016, the French tax jurisdiction was the Domestic jurisdiction.
The components of profit (loss) before taxation taxes for the years ended 31 December, are as follows:
Profit (Loss) on Ordinary Activities Before Taxation	2017	2016
Ireland	$(3,123)	$(22,866)
United States	92,754	32,786
France	3,029	(19,638)
Total profit (loss) before taxation	$92,660	$(9,718)

The taxation charge (credit) for the years ended 31 December, is as follows:
Taxation Charge (Credit)	2017	2016
Current:
United States – Federal	$18,064	$30,738
United States – State	331	1,081
France	265	5,267
Total current	18,660	37,086
Deferred:
United States – Federal	4,686	(6,443)
United States – State	1,043	(23)
France	—	938
Total deferred	5,729	(5,528)
Taxation charge	$24,389	$31,558

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The items accounting for the difference between the taxation charge computed at the jurisdiction of incorporation statutory rate and the Group’s effective tax rate are as follows for the years ended 31 December:
Reconciliation to Effective Income Tax Rate:	2017	2016
Statutory tax rate(1)	12.5%	12.5%
Non-deductible changes in fair value of contingent consideration	(11.6)%	(165.0)%
Change in valuation allowance	(0.7)%	11.8%
Income tax deferred charge	—%	(9.7)%
International tax rates differential	22.2%	(31.9)%
Nondeductible stock based compensation	(0.4)%	(14.8)%
Cross-border merger	0.3%	(100.6)%
Unrecognized tax benefit	1.4%	(15.2)%
State and local taxes (net of federal)	0.3%	(9.6)%
Change in U.S. tax law	3.8%	—%
Other	(1.5)%	(2.3)%
Effective income tax rate	26.3%	(324.8)%
Taxation charge (credit) – at statutory tax rate	$11,582	$(1,215)
Non-deductible changes in fair value of contingent consideration	(10,779)	16,036
Change in valuation allowance	(610)	(1,143)
Income tax deferred charge	—	938
International tax rates differential	20,557	3,097
Nondeductible stock based compensation	(375)	1,436
Cross-border merger	265	9,773
Unrecognized tax benefit	1,296	1,475
State and local taxes (net of federal)	252	934
Change in U.S. tax law	3,513	—
Other	(1,312)	227
Taxation charge (credit) – at effective income tax rate	$24,389	$31,558

(1)
The statutory rate reflects the Irish statutory tax rate of 12.5% for fiscal 2017 and 2016.

In 2017, the income tax provision decreased by $7,169 when compared to the same period in 2016. The decrease in the income tax provision was primarily driven by a significant reduction in the amount of taxable income recorded in the United States in 2017, when compared to 2016. In 2017, the Group did not incur any significant additional income tax provision associated with the Cross-Border Merger as a majority of the transaction was completed in 2016. In 2017, the Group recorded $3,513 of tax provision associated with the Tax Cuts and Jobs Act signed into law in the United States in December of 2017.
Unrecognized Tax Benefits
The Group or one of its subsidiaries files income tax returns in Ireland, France, United States and various states. With few exceptions, the Group is no longer subject to Irish, French, US Federal, and state and local examinations for years before 2013. The Internal Revenue Service (IRS) commenced an examination of the Group’s US income tax return for 2015 in the 4th quarter of 2016 that is anticipated to be completed by the end of 2018.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The following table summarizes the activity related to the Group’s unrecognized tax benefits for the twelve months ended 31 December:
Unrecognized Tax Benefit Activity	2017	2016
Balance at January 1:	$1,686	$448
Additions based on tax positions related to the current year	2,268	1,578
Additions (reductions) for tax positions of prior years	—	(340)
Balance at December 31:	$3,954	$1,686

It is reasonably possible that within the next twelve months, as a result of activities performed in various jurisdictions, that the unrecognized tax benefits could change by up to $600. Interest and penalties could change by up to $500.
At 31 December, 2017, and 2016, there are $3,349, and $1,565, of unrecognized tax benefits that if recognized would affect the annual effective tax rate.
The Group recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the years ended 31 December, 2017, and 2016, the Group recognized approximately $304, and $26 in interest and penalties. The Group had approximately $331, and $26 for the payment of interest and penalties accrued at 31 December, 2017, and 2016 respectively.
Deferred Tax Assets (Liabilities)
Deferred income tax provisions reflect the effect of temporary differences between consolidated financial statement and tax reporting of income and expense items. The net deferred tax assets/liabilities at 31 December, 2017 and 2016 resulted from the following temporary differences:
Net Deferred Tax Assets and Liabilities:	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$9,831	$11,566
Amortization	7,563	—
Stock based compensation	4,375	5,012
Fair value royalty agreements	635	3,386
Fair value contingent consideration	870	2,152
Other	406	583
Gross deferred tax assets	23,680	22,699
Deferred tax liabilities:
Amortization	(2,419)	(4,349)
Trade debtors	(936)	(3,319)
Prepaid expenses	(1,094)	—
Total deferred tax liabilities	(4,449)	(7,668)
Less: valuation allowance	(15,354)	(7,599)
Net deferred tax assets	$3,877	$7,432

At 31 December, 2017, the Group had $39,574 of net operating losses in Ireland and $698 of operating losses in France that do not have an expiration date and $11,190 of net operating losses in the United States that expire 2034 through 2035. The US net operating losses were acquired as part of the acquisition of FSC. A valuation allowance is recorded if, based on the weight of available evidence, it is more likely than

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

not that a deferred tax asset will not be realized. This assessment is based on an evaluation of the level of historical taxable income and projections for future taxable income. For the year ended 31 December, 2017, the Group recorded $4,963 of valuation allowances related to Irish net operating losses, $233 of valuation allowances related to French net operating losses and $309 of valuation allowance on U.S. net operating losses. The U.S. net operating losses are subject to an annual limitation as a result of the acquisition of FSC under internal revenue code section 382 and will not be fully utilized before they expire.
We recorded a valuation allowance against all of our net operating losses in Ireland and France as of both 31 December, 2017, and 31 December, 2016. We intend to continue maintaining a full valuation allowance on the Irish and French net operating losses until there is sufficient evidence to support the reversal of all or some portion of these allowances.
At 31 December, 2017, the Group has no unremitted earnings of  $3,038 outside of Ireland as measured on a US GAAP basis. Whereas the measure of earnings for purposes of taxation of a distribution may differ for tax purposes, these earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends or if the Group were to sell its stock in the subsidiaries. It is not practicable to estimate the amount of deferred tax liability on such earnings, if any.
Research and Development Tax Credits Receivable
The French and Irish governments provide tax credits to companies for spending on innovative R&D. These credits are recorded as an offset of R&D expenses and are credited against income taxes payable in years after being incurred or, if not so utilized, are recoverable in cash after a specified period of time, which may differ depending on the tax credit regime. As of 31 December, 2017, the Group’s net Research tax credit receivable amounts to $5,272 and represents a French gross research tax credit of  $4,754 and an Irish gross research tax credit of  $518. As of 31 December, 2016, the Group’s net research tax credit receivable amounted to $1,775 and represented a French gross research tax credit of  $3,376, partially offset by current income tax payable of  $1,601. The Group utilized $4,001 of research tax credits in 2016 to offset the tax cost of the cross-border merger.
Income Tax Deferred Charge
On 16 December, 2014, the Group transferred all of our intangible intellectual property from its French entity to our Irish entity as part of a global reorganization. The intellectual property includes patents on drug delivery platforms, clinical data sets and other intangible assets related to the pipeline of proprietary products in development. This intra-entity transaction resulted in a charge of  $14,088 of related taxes to the French government in December 2014. As this represents an intra-entity transaction, no deferred tax asset was originally recognized, but rather was recorded as $986 of prepaid expenses and $13,102 of a long-term income tax deferred charge asset in accordance with ASC 740-10-25-3 (e). This income tax deferred charge asset is amortized over the tax life of the asset at a rate of 7% per year and will result in tax relief in Ireland of  $8,500 from 2016 to 2029, subject to the ability to realize tax benefits for additional deductions. At 31 December, 2016, the balance of these respective accounts was classified as prepaid expenses of  $814 and income tax deferred charge asset of  $10,342. In 2017, the Group adopted the provisions of ASU 2016-16, related to Intra-Entity Transfers of Assets Other Than Inventory. Adoption of ASU 2016-16 eliminated the $11,156 income tax deferred charge recorded within the consolidated balance sheet as of 31 December, 2016. In addition to the elimination of the income tax deferred charge, the Company recorded a deferred tax asset of  $7,954 related to the remaining unamortized tax basis of the intangible intellectual property. A full valuation allowance was recorded against the deferred tax asset as sufficient evidence does not exist at this time that the Company will be able to utilize these benefits.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Cross-Border Merger
In 2016, we changed our jurisdiction of incorporation from France to Ireland by merging with and into our wholly owned Irish subsidiary. Information about the reincorporation was included in the definitive proxy statement filed with the Securities and Exchange Commission on 5 July, 2016. Prior to the merger, the Group submitted a request to the French tax authorities seeking to benefit from a special regime for mergers and demergers, conditional upon a formal consent of the French tax authority which would allow for the deferral of a portion of the tax cost of the cross-border merger. In 2017, the Group received a letter from the French tax authorities indicating that our request to benefit from the special regime had been declined. Completion of the cross-border merger resulted in the recognition of a net taxation charges of $4,266, after considering tax benefits from the utilization of current and prior year French net operating losses. The Group was able to utilize $4,266 of French research and development tax credits to offset the remaining cost of the transaction. The Group also removed $111,495 of French net operating losses as the carryforward of these losses was contingent on receiving favorable consent from the French tax authority. The French net operating losses had a full valuation allowance resulting in no impact to the taxation charge.
2017 Tax Cuts and Jobs Act
On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act includes significant changes to the U.S. corporate income tax system including: a federal corporate rate reduction from 35% to 21%; limitations on the deductibility of interest expense and executive compensation; creation of the base erosion anti-abuse tax (“BEAT”), a new minimum tax. As a result of the Act being signed into law, the Company recognized a provisional charge of  $3,513 in the fourth quarter of 2017 related to the re-measurement of its U.S. net deferred tax assets and certain unrecognized tax benefits based on the lower enacted corporate tax rates. A majority of the provisions in the Tax Act are effective January 1, 2018. In response to the Tax Act, the SEC staff issued guidance on accounting for the tax effects of the Tax Act. The guidance provides a one-year measurement period for companies to complete the accounting. We reflected the income tax effects of those aspects of the Tax Act for which the accounting is complete. To the extent our accounting for certain income tax effects of the Tax Act is incomplete but we are able to determine a reasonable estimate, we recorded a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act. We have not completed our accounting for the income tax effects of certain elements of the Tax Act. Because of the complexity of the new BEAT rules, we are continuing to evaluate these provisions of the Tax Act and whether taxes due on future U.S. inclusions related to BEAT should be recorded as a current-period expense when incurred, or factored into the Company’s measurement of its deferred taxes. As a result, we have not included an estimate of the tax expense or benefit related to these items for the period ended December 31, 2017.
NOTE 6: Earnings (Loss) Per Ordinary Share
Basic earnings (loss) per ordinary share is calculated using the weighted average number of shares outstanding during each period. The diluted earnings (loss) per ordinary share calculation includes the impact of dilutive equity compensation awards and contingent consideration warrants.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

A reconciliation of basic and diluted earnings (loss) per ordinary share, together with the related shares outstanding in thousands for the years ended 31 December, is as follows:
Basic and Diluted Earnings (Loss) Per Share:	2017	2016
Earnings (loss) per share numerator:
Profit (loss) from ordinary operations attributable to common shareholders before allocation of earnings to participating securities	$68,271	$(41,276)
Less: earnings allocated to participating securities	—	—
Profit (loss) attributable to common shareholders, after allocation of earnings to participating securities	$68,271	$(41,276)
Earnings (loss) per share denominator:
Weighted-average shares outstanding – basic	$40,465	$41,248
Impact of dilutive securities	1,300	—
Weighted-average shares outstanding – dilute	$41,765	$41,248
Basic earnings (loss) per share attributable to common shareholders:	$1.69	$(1.00)
Diluted earnings (loss) per share attributable to common shareholders:	$1.63	$(1.00)
Potential common shares of 6,368, and 8,564, were excluded from the calculation of weighted average shares for the years ended 31 December, 2017, and 2016, respectively, because their effect was considered to be anti-dilutive. For the year ended 31 December, 2016, the effects of dilutive securities was entirely excluded from the calculation of earnings per share as a net loss was reported in this period.
NOTE 7: Stocks
The principal categories of stocks, net of reserves of  $1,039 and $3,223 in 2017 and 2016, respectively, are comprised of the following as of 31 December:
Stocks:	2017	2016
Raw materials	$1,383	$829
Finished goods	4,774	2,429
Total stocks	$6,157	$3,258

The replacement cost of stocks as at 31 December, 2017 does not significantly differ from the total amount at which they are stated in the balance sheet.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 8: Debtors
At the end of fiscal 2017 and 2016, debtors were comprised of:
	2017	2016
Debtors (amounts receivable within one year):
Valued-added tax recoverable	$1,206	$736
Prepaid expenses	7,106	3,442
Advance to suppliers and other current assets	128	1,265
Income tax receivable	518	451
Trade debtors	14,785	17,839
Total	$23,743	$23,733
Debtors (amounts receivable after one year):
Deferred tax assets	$3,877	$7,432
Research and development tax credit receivable	5,272	1,775
Income tax deferred charge (see Note 5)	—	10,342
Long-term deposit	3,350	—
Other	3,022	99
Total	$15,521	$19,648
Total	$39,264	$43,381

NOTE 9: Investments
The Group has investments in available-for-sale marketable securities which are recorded at fair market value. Unrealized gains and losses are recorded as other comprehensive income (loss) in shareholders’ equity, net of income tax effects.
Under Irish company law, investments are considered fixed assets in nature while the treatment for US GAAP purposes considers the balance current in nature. As such, no reconciliation has been provided.
The following tables show the Group’s available-for-sale securities’ adjusted cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category as of 31 December, 2017 and 2016, respectively:
	2017
Marketable Securities:	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Equity securities	$443	$31	$(6)	$468
Money market funds	44,525	—	(44)	44,481
Corporate bonds	9,285	1	(24)	9,262
Government securities – U.S.	19,080	—	(30)	19,050
Other fixed-income securities	4,259	—	(9)	4,250
Total	$77,592	$32	$(113)	$77,511

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

	2016
Marketable Securities:	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Equity securities	$3,689	$409	$(65)	$4,033
Corporate bonds	57,871	89	(612)	57,348
Government securities – U.S.	43,049	515	(750)	42,814
Government securities – Non-U.S.	247	—	(14)	233
Other fixed-income securities	10,281	221	(31)	10,471
Other securities	81	—	—	81
Total	$115,218	$1,234	$(1,472)	$114,980

We determine realized gains or losses on the sale of marketable securities on a specific identification method. We recognized gross realized gains of  $1,677, and $1,265 for the twelve months ended 31 December, 2017 and 2016, respectively. These realized gains were offset by realized losses of  $1,390 and $586 for the twelve-months ended 31 December, 2017 and 2016, respectively. We reflect these gains and losses as a component of investment and other income in the accompanying consolidated profit and loss account.
The following table summarizes the estimated fair value of our investments in marketable debt securities, accounted for as available-for-sale securities and classified by the contractual maturity date of the securities as of 31 December, 2017:
	Maturities
Marketable Securities:	Less than 1 Year	1 – 5 Years	5 – 10 Years	Greater than 10 Years	Total
Corporate bonds	$1,033	$6,826	$1,403	$—	$9,262
Government securities – U.S.	50	17,509	977	514	19,050
Other fixed-income securities	—	4,250	—	—	4,250
Total	$1,083	$28,585	$2,380	$514	$32,562

The Group has classified our investment in available-for-sale marketable securities as current assets in the consolidated balance sheet at 31 December, 2017 and 2016, respectively, as the securities need to be available for use, if required, to fund current operations. There are no restrictions placed around the sale of any securities in our investment portfolio.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 10: Tangible Assets
Tangible asset activity for fiscal year 2017 and 2016 was as follows:
	Laboratory Equipment	Office and Computer Equipment	Furniture, Fixtures, and Fittings	Total Tangible Assets
Cost:
At 31 December, 2015	$9,963	$2,968	$4,315	$17,246
Additions	433	595	174	1,202
Acquisitions	236	—	24	260
Disposals	(1,357)	(965)	(119)	(2,441)
Currency translation and other	(256)	(79)	(155)	(490)
At 31 December, 2016	$9,019	$2,519	$4,239	$15,777
Additions	262	312	17	$591
Disposals	(364)	—	—	(364)
Transfers	26	—	(26)	—
Currency translation and other	1,192	284	549	2,025
At 31 December, 2017	$10,135	$3,115	$4,779	18,029
Depreciation:
At 31 December, 2015	$(8,284)	$(2,552)	$(3,794)	$(14,630)
Depreciation expense	(322)	(172)	(107)	(601)
Disposal of tangible assets	1,247	965	119	2,331
Currency translation and other	228	62	153	443
At 31 December, 2016	$(7,131)	$(1,697)	$(3,629)	$(12,457)
Depreciation expense	(677)	(229)	(318)	(1,224)
Disposal of tangible assets	350	—	—	350
Currency translation and other	(993)	(193)	(511)	(1,697)
At 31 December, 2017	$(8,451)	$(2,119)	$(4,458)	$(15,028)
Net Book Value
At 31 December, 2016	$1,888	$822	$610	$3,320
At 31 December, 2017	$1,684	$996	$321	$3,001
Gain or loss on disposal of tangible assets was immaterial in both fiscal 2017 and 2016.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 11: Goodwill and Intangible Assets
Intangible asset activity for fiscal 2017 and 2016 was as follows:
	Goodwill	Acquired Product Marketing Rights	Acquired Developed Technology	Total Tangible Assets
Cost:
At 31 December, 2015	$18,491	$—	$47,309	$65,800
Additions	—	16,600	4,300	20,900
At 31 December, 2016	$18,491	$16,600	$51,609	$86,700
Additions	—	—	73,111	73,111
At 31 December, 2017	$18,491	$16,600	$124,720	$159,811
Amortization:
At 31 December, 2015	$—	$—	$(31,484)	$(31,484)
Amortization expense	—	(1,019)	(12,869)	(13,888)
At 31 December, 2016	$—	$(1,019)	$(44,353)	$(45,372)
Amortization expense	—	(1,113)	(2,546)	(3,659)
At 31 December, 2017	$—	$(2,132)	$(46,899)	$(49,031)
Net Book Value
At 31 December, 2016	$18,491	$15,581	$7,256	$41,328
At 31 December, 2017	$18,491	$14,468	$77,821	$110,780
During the year ended 31 December, 2017, the Company acquired $73,111 in developed technology as part of the ELAA with Serenity Pharmaceuticals, LLC. The aggregate cost was composed of an upfront payment of  $50,000, an accrued payment of  $20,000 due within one year, and $3,111 of transaction costs. The Company will amortize the developed technology over a 13 year period beginning October 1, 2017.
Amortizable intangible assets are amortized over their estimated useful lives, which range from three to fifteen years, using the straight-line method. Total future amortization of intangible assets for the next five years is as follows:
Estimated Amortization Expense:	Balance
Fiscal 2018	$7,882
Fiscal 2019	7,882
Fiscal 2020	7,882
Fiscal 2021	7,067
Fiscal 2022	7,067

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 12: Creditors (amounts falling due within one year)
At the end of fiscal 2017 and 2016, creditors (amounts falling due within one year) were comprised of:
Creditors (amounts falling due within one year):	2017	2016
Debt (see Note 15)	$111	$268
Trade creditors	7,477	7,105
Deferred revenue	2,007	2,223
Accrued compensation	3,157	3,291
Accrued social charges	1,204	794
Accrued employee severance	1,000	—
Customer allowances	10,613	7,981
Accrued ELAA payment	20,000	—
Accrued CMO charges	2,327	936
Accrued contract sales organization and marketing costs	7,641	—
Income taxes	414	1,200
Other	5,581	4,446
Total	$61,532	$28,244

NOTE 13: Creditors (amounts falling due after more than a year)
At the end of fiscal 2017 and 2016, creditors (amounts falling due after more than a year) were comprised of:
Creditors (amounts falling after more than a year):	2017	2016
Debt (Note 15)	$156	$547
Long-term liability – FSC (Note 16)	15,000	15,000
Customer allowances	1,636	905
Other	191	374
Total	$16,983	$16,826

NOTE 14: Provisions for Liabilities
	Related Party Payable (Note 16)	Unrecognized Tax Benefits (Note 5)	Provision for Retirement Indemnity (Note 17)	Provision for Liabilities
At 31 December, 2015	$122,693	$291	$2,170	$125,154
Additions during the year	6,659	1,274	152	8,085
Amounts charged against the provision	(30,838)	—	—	(30,838)
Changes in the fair value	55,833	—	203	56,036
Exchange adjustment	—	—	(94)	(94)
At 31 December, 2016	$154,347	$1,565	$2,431	$158,343
Additions during the year	—	2,389	153	2,542
Amounts charged against the provision	(37,311)	—	(1,546)	(38,857)
Changes in the fair value	(33,111)	—	(25)	(33,136)
Exchange adjustment	—	—	290	290
At 31 December, 2017	$83,925	$3,954	$1,303	$89,182

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 15: Long-Term Debt
French government agencies provide financing to French companies for R&D. At 31 December, 2017 and 2016, the Group had outstanding loans of  $267 and $815, respectively for various programs. These loans do not bear interest and are repayable only in the event the research project is technically or commercially successful. Potential repayment is scheduled to occur through 2019.
During the years ended 31 December, 2017 and 2016, the Group repaid $115, and $277, of loans associated with specific research projects, respectively. In addition, during 2017 the Group received waivers of repayment for the remaining portion of certain loans of  $539 on the basis of limited commercial and technical success. Amounts waived are reported as reductions to R&D expenses in the Group’s consolidated profit and loss account. No such waivers were received during 2016.
NOTE 16: Long-Term Related Party Payable
Long-term related party payable and related activity are reported at fair value and consist of the following at 31 December, 2017 and 2016, respectively:
		Activity during the Twelve Months Ended 31 December, 2017
			Changes in Fair Value of Related Party Payable
	Balance, 31 December, 2016	Payments to Related Parties	Operating Gain	Other Income	Balance, 31 December, 2017
Acquisition-related:
Warrants – Éclat Pharmaceuticals(a)	$11,217	$—	$(8,738)	$—	$2,479
Earn-out payments – Éclat Pharmaceuticals(b)	121,377	(31,636)	(21,997)	—	67,744
Royalty agreement – FSC(c)	7,291	(1,246)	(305)	—	5,740
Financing-related:
Royalty agreement – Deerfield(d)	9,794	(2,999)	—	(1,403)	5,392
Royalty agreement – Broadfin(e)	4,668	(1,430)	—	(668)	2,570
Long-term liability – FSC(f)	15,000	—	—	—	15,000
Total related party payable	$169,347	$(37,311)	$(31,040)	$(2,071)	$98,925

Each of the above items is associated with related parties as further described in Note 27: Related Party Transactions.
(a)
As part of the consideration for the Group’s acquisition of Éclat Pharmaceuticals, LLC on 13 March, 2012, the Group issued two warrants with a six-year term which allow for the purchase of a combined total of 3,300 ordinary shares of Avadel. One warrant is exercisable for 2,200 ordinary shares at an exercise price of  $7.44 per share, and the other warrant is exercisable for 1,100 ordinary shares at an exercise price of  $11.00 per share. On 23 February, 2018, the related party exercised in full the warrant for 2,200 ordinary shares. On 12 March, 2018, the remaining warrant for 1,100 ordinary shares expired worthless. See Note 26: Post Balance Sheet Events.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The fair value of the warrants is estimated on a quarterly basis using a Black-Scholes option pricing model with the following assumptions as of 31 December, 2017 and 2016:
Warrant Assumptions:	2017	2016
Stock price	$8.20	$10.39
Weighted average exercise price per share	8.63	8.63
Expected term (years)	0.25	1.25
Expected volatility	37.90%	54.20%
Risk-free interest rate	1.39%	0.94%
Expected dividend yield	—	—
These Black-Scholes fair value measurements are based on significant inputs not observable in the market and thus represent a level 3 measurement as defined in ASC 820. The fair value of the warrant consideration is most sensitive to movement in the Group’s share price and expected volatility at the balance sheet date.
Expected term:   The expected term of the options or warrants represents the period of time between the grant date and the time the options or warrants are either exercised or forfeited, including an estimate of future forfeitures for outstanding options or warrants. Given the limited historical data and the grant of stock options and warrants to a limited population, the simplified method has been used to calculate the expected life.
Expected volatility:   The expected volatility is calculated based on an average of the historical volatility of the Group’s stock price for a period approximating the expected term.
Risk-free interest rate:   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and a maturity that approximates the expected term.
Expected dividend yield:   The Group has not distributed any dividends since its inception and has no plan to distribute dividends in the foreseeable future.
At the closing date of the 2012 Éclat acquisition and at 31 December, 2016, it was uncertain as to whether the Group would ultimately fulfill its obligation under these warrants using Group shares or cash. Accordingly, pursuant to the guidance of ASC 480, the Group determined that these warrants should be classified as a long-term liability. This classification as a long-term liability was further supported by the Group’s determination, pursuant to the guidance of ASC 815-40-15-7(i), that these warrants could also not be considered as being indexed to the Group’s own stock, on the basis that the exercise price for the warrants is determined in U.S. dollars, although the functional currency of the Group at the closing date of the Éclat acquisition was the Euro.
(b)
In March 2012, the Group acquired all of the membership interests of Éclat from Breaking Stick Holdings, L.L.C. (“Breaking Stick”, formerly Éclat Holdings), an affiliate of Deerfield. Breaking Stick is majority owned by Deerfield, with a minority interest owned by Mr. Michael Anderson, the Group’s CEO, and certain other current and former employees. As part of the consideration, the Group committed to provide quarterly earn-out payments equal to 20% of any gross profit generated by certain Éclat products. These payments will continue in perpetuity, to the extent gross profit of the related products also continue in perpetuity.

(c)
In February 2016, the Group acquired all of the membership interests of FSC from Deerfield. The consideration for this transaction in part included a commitment to pay quarterly a 15% royalty on the net sales of certain FSC products, up to $12,500 for a period not exceeding ten years. This obligation was assumed by the buyer as part of the disposition of the pediatrics products on 16 February, 2018. See Note 26: Post Balance Sheet Events.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

(d)
As part of a February 2013 debt financing transaction conducted with Deerfield, the Group received cash of  $2,600 in exchange for entering into a royalty agreement whereby the Group shall pay quarterly a 1.75% royalty on the net sales of certain Éclat products until 31 December, 2024.

(e)
As part of a December 2013 debt financing transaction conducted with Broadfin Healthcare Master Fund, a related party and current shareholder, the Group received cash of  $2,200 in exchange for entering into a royalty agreement whereby the Group shall pay quarterly a 0.834% royalty on the net sales of certain Éclat products until 31 December, 2024.

(f)
In February 2016, the Group acquired all of the membership interests of FSC from Deerfield. The consideration for this transaction in part consists of payments totaling $1,050 annually for five years with a final payment in January 2021 of  $15,000. Substantially all of FSC’s, and its subsidiaries, assets are pledged as collateral under this agreement. This obligation was assumed by the buyer as part of the disposition of the pediatrics products on 16 February, 2018. See Note 26: Post Balance Sheet Events.

At 31 December, 2017, the fair value of each related party payable listed in (b) through (e) above was estimated using a discounted cash flow model based on estimated and projected annual net revenues or gross profit, as appropriate, of each of the specified Éclat and FSC products. These fair value measurements are based on significant inputs not observable in the market and thus represent a level 3 measurement as defined in ASC 820. The most significant of these inputs are the Group’s estimates of future market share and the risk-adjusted discount rate. New entrants into the markets for any of the Group’s products can put downward pressure on volume and price. To the extent that these factors reduce the Group’s expectations of future market share or selling price, the estimated future earn-out payments and the respective fair value of contingent consideration would be reduced. The Group uses an appropriate risk-adjusted discount rate within the discounted cash flow models ranging from 15% to 22%. Decreases in the discount rate would increase the calculated fair value of contingent consideration.
Subsequent changes in the fair value of the acquisition-related related party payables, resulting primarily from management’s revision of key assumptions, will be recorded in the consolidated profit and loss account in the line items entitled “(Gain) loss — changes in fair value of related party contingent consideration” for items noted in (b) and (c) above and in “Other income (expense) — changes in fair value of related party payable” for items (d) and (e) above. See Note 2: Summary of Significant Accounting Policies under the caption Acquisition-related Contingent Consideration and Financing-related Royalty Agreements for more information on key assumptions used to determine fair value of these liabilities.
As a result, changes in the estimates of the underlying assumptions used to determine the fair values of a) our acquisition-related contingent consideration earn-out payments — Éclat, b) acquisition related warrants and c) acquisition related FSC royalty liabilities we recorded a gain of  $31,040 to reduce the fair value of these liabilities for the year ended 31 December, 2017 compared to an expense of  $49,285 to increase the fair value of these liabilities for the year ended 31 December, 2016. As noted in Note 2, there are numerous estimates we use when determining the fair value of the acquisition-related earn-out payments — Éclat. These estimates include the long-term pricing environment, market size, the market share the related products are forecast to achieve, the cost of goods related to such products and an appropriate discount rate to use when present valuing the related cash flows.
The Group has chosen to make a fair value election pursuant to ASC 825, “Financial Instruments” for its royalty agreements detailed in items (d) and (e) above. These financing-related liabilities are recorded at fair market value on the consolidated balance sheet and the periodic change in fair market value is recorded as a component of  “Other expense — change in fair value of related party payable” on the consolidated profit and loss account.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 17: Post-Retirement Benefit Plans
Post-Retirement Benefit Contributions to French Government Agencies
The Group is required by French law to deduct specific monthly payroll amounts to support post-retirement benefit programs sponsored by the relevant government agencies in France. As the ultimate obligation is maintained by the French government agencies, there is no additional liability recorded by the Group in connection with these plans. Expenses recognized for these plans were $123 in 2017, and $348 in 2016. The 2017 pension expense does not include the retirement indemnity curtailment gain of  $717 which was recorded in the third and fourth quarters of 2017 associated with the reduction of certain defined benefit retirement plan liabilities due to the reduction in force.
Retirement Indemnity Obligation — France
French law requires the Group to provide for the payment of a lump sum retirement indemnity to French employees based upon years of service and compensation at retirement. The retirement indemnity has been actuarially calculated on the assumption of voluntary retirement at a government-defined retirement age. Benefits do not vest prior to retirement. Any actuarial gains or losses are recognized in the Group’s consolidated profit and loss account in the periods in which they occur.
The benefit obligation is calculated as the present value of estimated future benefits to be paid, using the following assumptions for the years ended 31 December:
Retirement Benefit Obligation Assumptions:	2017	2016
Compensation rate increase	3.00%	3.00%
Discount rate	1.25%	1.31%
Employee turn-over	Actuarial standard and average of the last 5 years
Average age of retirement	60 to 65 years actuarial standard based on age and professional status
Certain actuarial assumptions, such as discount rate, have a significant effect on the amounts reported for net periodic benefit cost and accrued retirement indemnity benefit obligation amounts. The discount rate is determined annually by benchmarking a published long-term bond index using the iBoxx € Corporates AA 10+ index.
Changes in the funded status of the retirement indemnity benefit plans were as follows for the years ended 31 December:
Retirement Benefit Obligation Activity:	2017	2016
Retirement indemnity benefit obligation, beginning of year	$2,431	$2,170
Service cost	132	123
Interest cost	21	29
Plan amendments	(829)	—
Curtailment gain	(717)	—
Actuarial loss (gain)	(25)	203
Exchange rate changes	290	(94)
Retirement indemnity benefit obligation, end of year	$1,303	$2,431

The lump sum retirement indemnity is accrued on the Group’s consolidated balance sheet within the provision for liabilities, excluding the current portion. As these are not funded benefit plans, there are no respective assets recorded.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The future expected benefits to be paid over the next five years and for the five years thereafter is as follows for the years ended 31 December:
Future Retirement Indemnity Benefit Obligation:	Balance
2018	$—
2019	12
2020	—
2021	—
2022	—
Next five years	198
Total	$210

NOTE 18: Called-up Share Capital and Reserves
Called-up Share Capital
Upon exercise of stock options or warrants, or upon the issuance of free share awards, the Group issues new shares.
	2017	2016
Authorised:
25,000 deferred ordinary shares of €1.00 each	$26	$26
500,000,000 ordinary shares of $.01 each	5,000	5,000
50,000,000 preferred shares of $.01 each	500	500
Allotted, Called Up and Fully Paid:
25,000 deferred ordinary shares of €1.00 each	$26	$26
41,462,699 ordinary shares of $.01 each	414	414
Called up share capital presented as equity	$440	$440

The Board of Directors is authorized to issue preferred stock in series, and with respect to each series, to fix its designation, relative rights (including voting, dividend, conversion, sinking fund, and redemption rights), preferences (including dividends and liquidation) and limitations. We have 50,000 shares of authorized preferred stock, $0.01 nominal value, none of which is currently outstanding.
In March 2017, the Board of Directors approved an authorization to repurchase up to $25,000 of Avadel ordinary shares represented by American Depository Receipts in the open market with an indefinite duration. The timing and amount of repurchases, if any, will depend on a variety of factors, including the price of our shares, cash resources, alternative investment opportunities, corporate and regulatory requirements and market conditions. This share repurchase program may be modified, suspended or discontinued at any time without prior notice. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934 to facilitate purchases of our shares under this program. As of 31 December, 2017, the Company has used $22,361 of our authorization to purchase back 2,117 of ordinary shares, none of which have been canceled. This amount has been recorded to the Profit and Loss Account.
Share Premium Account
In fiscal 2017, the share premium account activity resulted from the exercise of stock options and the High Court application in March 2017. Under Irish law, the Company can only pay dividends and repurchase shares out of distributable reserves, as discussed further in the Group’s proxy statement filed with the SEC

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

as of 5 July, 2016. Upon completion of the Merger, the Company did not have any distributable reserves. On 15 February, 2017, the Company filed a petition with the High Court of Ireland seeking the court’s confirmation of a reduction of the Company’s share premium so that it can be treated as distributable reserves for the purposes of Irish law. On 6 March, 2017, the High Court issued its order approving the reduction of  $317,254 of the Company’s share premium which can be treated as distributable reserves.
Other Reserves
The balance as of 31 December, 2017 was primarily comprised of the initial additional paid in capital balance under US GAAP, adjusted for the value acquired through the cross-border merger and domestic merger of  $398,040 in fiscal year 2016 and accumulated share-based compensation.
Profit and Loss Account
In fiscal 2017, the profit and loss account activity was driven by 2017 net income, the transfer of  $317,254 from the share premium account related to the High Court Application in March 2017, the repurchase of ordinary shares of  $22,361 and the impact of ASU 2016-16 (see Note: 3 Effect of New Accounting Standards).
NOTE 18.1: Equity Instruments and Stock Based Compensation
Compensation expense included in the Group’s consolidated profit and loss account for all stock-based compensation arrangements was as follows for the periods ended 31 December:
Stock-based Compensation Expense:	2017	2016
Research and development	$672	$3,523
Distribution and administrative	7,400	11,156
Total stock-based compensation expense	$8,072	$14,679

As of 31 December, 2017, the Group expects $13,101 of unrecognized expense related to granted, but non-vested stock-based compensation arrangements to be incurred in future periods. This expense is expected to be recognized over a weighted average period of 3.1 years.
The excess tax benefit related to stock-based compensation recorded by the Group was not material for the years ended 31 December, 2017 and 2016.
Upon exercise of stock options or warrants, or upon the issuance of restricted share awards, the Group issues new shares.
At 31 December, 2017, there were 2,290,147 shares authorized for stock option grants, warrant grants and restricted share award grants in subsequent periods.
Determining the Fair Value of Stock Options and Warrants
The Group measures the total fair value of stock options and warrants on the grant date using the Black-Scholes option-pricing model and recognizes each grant’s fair value as compensation expense over the period that the option or warrant vests. Options are granted to employees of the Group and become exercisable ratably over four years following the grant date and expire ten years after the grant date. Prior to 2017, warrants were typically issued to the Group’s Board of Directors as compensation for services rendered and generally become exercisable within one year following the grant date, and expire four years after the grant date. Beginning in 2017, the Group issues stock options to our Board of Directors as compensation for services rendered and generally become exercisable within one year following the grant date, and expire four years after the grant date.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The weighted-average assumptions under the Black-Scholes option-pricing model for stock option and warrant grants as of 31 December, 2017 and 2016, are as follows:
Stock Option and Warrant Assumptions:	2017	2016
Stock option grants:
Expected term (years)	6.25	6.25
Expected volatility	58.82%	58.39%
Risk-free interest rate	2.20%	2.04%
Expected dividend yield	—	—
Warrant grants:
Expected term (years)	0	2.50
Expected volatility	—%	60.57%
Risk-free interest rate	—%	0.82%
Expected dividend yield	—	—
Expected term:   The expected term of the options or warrants represents the period of time between the grant date and the time the options or warrants are either exercised or forfeited, including an estimate of future forfeitures for outstanding options or warrants. Given the limited historical data and the grant of stock options and warrants to a limited population, the simplified method has been used to calculate the expected life.
Expected volatility:   The expected volatility is calculated based on an average of the historical volatility of the Group’s stock price for a period approximating the expected term.
Risk-free interest rate:   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant and a maturity that approximates the expected term.
Expected dividend yield:   The Group has not distributed any dividends since our inception, and has no plan to distribute dividends in the foreseeable future.
Stock Options
A summary of the combined stock option activity and other data for the Group’s stock option plans for the year ended 31 December, 2017 is as follows:
Stock Option Activity and Other Data:	Number of Stock Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Stock options outstanding, 1 January, 2016	2,326	$13.84
Granted	1,505	10.68
Exercised	(15)	6.50
Forfeited	(6)	14.35
Expired	(78)	31.70
Stock options outstanding, 31 December, 2016	3,732	$12.07	8.48 years	$3,681
Granted	1,477	9.24
Exercised	(14)	4.99
Forfeited	(46)	12.88
Expired	(108)	13.47
Stock options outstanding, 31 December, 2017	5,041	$11.34	8.19 years	$1,187
Stock options exercisable, 31 December, 2016	1,161	$10.49	6.76 years	$3,035
Stock options exercisable, 31 December, 2017	1,917	11.79	6.68 years	1,161

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The aggregate intrinsic value of options exercised during the years ended 31 December, 2017, and 2016 was $1,161, and $58, respectively.
The weighted average grant date fair value of options granted during the years ended 31 December, 2017, and 2016 was $9.24, and $6.14 per share, respectively.
Warrants
A summary of the combined warrant activity and other data for the year ended 31 December, 2017 is as follows:
Warrant Activity and Other Data:	Number of Warrants	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Warrants outstanding, 1 January, 2016	668	$16.97
Granted	291	13.59
Warrants outstanding, 31 December, 2016	959	16.05	2.47 years	$276
Exercised	(55)	6.14
Expired	(10)	6.14
Warrants outstanding, 31 December, 2017	894	$16.77	1.51 years	$—
Warrants exercisable, 31 December, 2016	668	$17.12	1.97 years	$276
Warrants exercisable, 31 December, 2017	894	16.77	1.51 years	—
Each of the above warrants is convertible into one ordinary share. The aggregate intrinsic value of warrants exercised during the years ended 31 December, 2017, and 2016 was $0, and $0, respectively.
The weighted average grant date fair value of warrants granted during the year ended 31 December, 2016 was $2.99. There were no warrants granted during the year ended 31 December, 2017.
At 31 December, 2017, an additional 3,300 warrants were outstanding and exercisable relative to consideration paid for the Group’s acquisition of Éclat Pharmaceuticals, LLC on 13 March, 2012. These warrants are not considered stock-based compensation and are therefore excluded from the above tables, and instead are addressed within Note 16: Long-Term Related Party Payable.
Restricted Share Awards
Restricted share awards represent Group shares issued free of charge to employees of the Group as compensation for services rendered. The Group measures the total fair value of restricted share awards on the grant date using the Group’s stock price at the time of the grant. Restricted share awards granted prior to 2016 generally cliff vest at the end of a four-year vesting period, and are expensed over a two or four-year service period. Restricted share awards granted during and after 2016 were fully expensed at the date of grant as they contain no service requirement. Employees, however, are not free to trade these awards until the end of a two-year holding period.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

A summary of the Group’s restricted share awards as of 31 December, 2017, and changes during the year then ended, is reflected in the table below.
Restricted Share Activity and Other Data:	Number of Restricted Share Awards	Weighted Average Grant Date Fair Value
Non-vested restricted share awards outstanding, 1 January, 2016	226	$13.95
Granted	463	12.11
Vested	(115)	13.44
Forfeited	(1)	16.27
Non-vested restricted share awards outstanding, 31 December, 2016	573	$12.57
Granted	271	8.95
Vested	(23)	7.31
Forfeited	(2)	16.27
Non-vested restricted shares awards outstanding, 31 December, 2017	819	$11.51
The weighted average grant date fair value of restricted share awards granted during the years ended 31 December, 2017 and 31 December, 2016 was $8.95 and $12.11, respectively.
Employee Share Purchase Plan
In 2017, the Board of Directors approved of the Avadel Pharmaceuticals plc 2017 Avadel Employee Share Purchase Plan (“ESPP”). The total number of Group ordinary shares, nominal value $0.01 per share, or ADSs representing such ordinary shares (collectively, “Shares”) which may be issued under the ESPP is 1,000. The purchase price at which a Share will be issued or sold for a given offering period will be established by the Compensation Committee of the Board (“Committee”) (and may differ among participants, as determined by the Committee in its sole discretion) but will in no event be less than 85% of the lesser of: (a) the fair market value of a Share on the offering date; or (b) the fair market value of a Share on the purchase date. As of 31 December 2017, there were no shares issued to employees as the program was launched in January 2018.
NOTE 19: Contingent Liabilities and Commitments
Litigation
The Group is subject to potential liabilities generally incidental to our business arising out of present and future lawsuits and claims related to product liability, personal injury, contract, commercial, intellectual property, tax, employment, compliance and other matters that arise in the ordinary course of business. The Group accrues for potential liabilities when it is probable that future costs (including legal fees and expenses) will be incurred and such costs can be reasonably estimated. At 31 December, 2017 and 31, December, 2016, there were no contingent liabilities with respect to any threat of litigation, arbitration or administrative or other proceeding that are reasonably likely to have a material adverse effect on the Company’s consolidated financial position, results of operations, cash flows or liquidity.
Material Commitments
At 31 December, 2017, the Group has a commitment to purchase services for a total of  $22,500 for a five-year period commencing 1 January, 2015. The minimum amount of services for the remaining two years is $4,875 for both 2018 and 2019.
The Group also has two commitments to purchase finished product from two different contract manufacturers for a twenty-year period commencing 1 August, 2015 and for a six-year period commencing in 2017. For the twenty-year commitment, the commitment for any individual year is contractually waived if

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

the Group’s net customer sales for that product exceed certain amounts in that same year. This commitment, which amounts to $19,705, has been assumed by Cerecor as part of the divestiture of the pediatric assets. See Note 26: Post Balance Sheet Events. Commitments for these arrangements, at maximum quantities and at contractual prices over the remaining life of the contract, and excluding any waived commitments, are as follows for the years ended December 31:
Purchase Commitment:	Balance
2018	$10,512
2019	9,406
2020	4,531
2021	4,531
2022	4,531
Thereafter	14,169
Total	$47,680

For the year ended 31 December, 2017, the Group paid $6,898 related to the above purchase commitments.
The Group and our subsidiaries lease office facilities under noncancelable operating leases expiring at various dates. Rent expense, net of rental income, was $1,146 and $970 in 2017 and 2016, respectively. Minimum rental commitments for non-cancelable leases in effect at 31 December, 2017 are as follows:
Lease Commitment:	Balance
2018	$1,417
2019	919
2020	812
2021	548
2022	559
Thereafter	188
Total	$4,443

Other than the above commitments, there were no other material commitments outside of the normal course of business. Material commitments in the normal course of business include long-term debt, long-term related party payable, and post-retirement benefit plan obligations which are disclosed in Note 15: Long-Term Debt, Note 16: Long-Term Related Party Payable, and Note 17: Post-Retirement Benefit Plans, respectively.
Contractual Obligations
The following table presents contractual obligations of the Group at 31 December, 2017:
	Payments Due by Period
Contractual Obligations:	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Long-term debt	$267	$111	$156	$—	$—
Long-term related party payable (undiscounted)(1)	163,100	22,173	26,080	37,822	77,025
Purchase commitments(2)	47,680	10,512	13,937	9,062	14,169
Operating leases	4,957	1,721	1,912	1,136	188
Total contractual cash obligations	$216,004	$34,517	$42,085	$48,020	$91,382

(1)
On 12 February, 2018, Avadel Pharmaceuticals plc (the “Company”), together with its subsidiaries Avadel Pharmaceuticals (USA), Inc., Avadel Pediatrics, Inc., FSC Therapeutics, LLC (“FSC Therapeutics”), and Avadel US Holdings, Inc. (“Holdings”), as the “Sellers,” entered into an asset

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

purchase agreement (the “Purchase Agreement”) with Cerecor, Inc. (“Cerecor”). At the closing under the Purchase Agreement, on 16 February, 2018, Cerecor purchased from the Sellers four pediatric commercial stage assets — Karbinal™ ER, Cefaclor, Flexichamber™ and AcipHex® Sprinkle™, together with certain associated business assets — which were held by FSC Therapeutics and FSC Laboratories, Inc., which is also a subsidiary of the Company (collectively “FSC”). The Company acquired FSC in February 2016 from Deerfield CSF, LLC (“Deerfield CSF”) and certain of its affiliates. Pursuant to the Purchase Agreement, Cerecor assumed the Company’s remaining payment obligations to Deerfield CSF under the Membership Interest Purchase Agreement dated 5 February, 2016, between Holdings, Flamel Technologies SA (the predecessor of the Company) and Deerfield CSF and certain of its affiliates, which payment obligations consist of the following (collectively, the “Assumed Obligations”): (i) a quarterly payment of  $263 beginning in July 2018 and ending in October 2020, amounting to an aggregate payment obligation of  $2,625; (ii) a payment in January 2021 of $15,263; and (iii) a quarterly royalty payment of 15% on net sales of the FSC products through 5 February, 2026 (“FSC Product Royalties”), in an aggregate amount of up to approximately $10,300. All three of these amounts, which total approximately $29,000, are included within the Long-term related party payable line above. See Note 26: Post Balance Sheet Items for a further discussion.
(2)
This line includes the twenty-year commitment, which amounts to $19,705 and has been assumed by Cerecor as part of the Purchase Agreement. See Note 26: Post Balance Sheet Items for a further discussion.

NOTE 20: FAIR VALUE MEASUREMENTS
The Group is required to measure certain assets and liabilities at fair value, either upon initial recognition or for subsequent accounting or reporting. For example, we use fair value extensively when accounting for and reporting certain financial instruments, when measuring certain contingent consideration liabilities and in the initial recognition of net assets acquired in a business combination. Fair value is estimated by applying the hierarchy described below, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
ASC 820, Fair Value Measurements and Disclosures defines fair value as a market-based measurement that should be determined based on the assumptions that marketplace participants would use in pricing an asset or liability. When estimating fair value, depending on the nature and complexity of the asset or liability, we may generally use one or each of the following techniques:
•
Income approach, which is based on the present value of a future stream of net cash flows.

•
Market approach, which is based on market prices and other information from market transactions involving identical or comparable assets or liabilities.

As a basis for considering the assumptions used in these techniques, the standard establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:
•
Level 1 — Quoted prices for identical assets or liabilities in active markets.

•
Level 2 — Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are directly or indirectly observable, or inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.

•
Level 3 — Unobservable inputs that reflect estimates and assumptions.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The following table summarizes the financial instruments measured at fair value on a recurring basis classified in the fair value hierarchy (Level 1, 2 or 3) based on the inputs used for valuation in the accompanying consolidated balance sheet:
	As of 31 December, 2017			As of 31 December, 2016
Fair Value Measurements:	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Investments (see Note 9)
Equity securities	$468	$—	$—	$4,033	$—	$—
Money market funds	44,481	—	—	—	—	—
Corporate bonds	—	9,262	—	—	57,348	—
Government securities – U.S.	—	19,050	—	—	42,814	—
Government securities – Non-U.S.	—	—	—	—	233	—
Other fixed-income securities	—	4,250	—	—	10,471	—
Other securities	—	—	—	—	81	—
Total assets	$44,949	$32,562	$—	$4,033	$110,947	$—
Related party payable (see Note 16)	—	—	98,925	—	—	169,347
Total liabilities	$—	$—	$98,925	$—	$—	$169,347

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain investments or liabilities. During the fiscal year ended 31 December, 2017, there were no transfers in and out of Level 1, 2, or 3. During the twelve months ended 31 December, 2017, and 2016, we did not recognize any other-than-temporary impairment loss.
Some of the Group’s financial instruments, such as cash and cash equivalents, trade debtors and creditors, are reflected in the balance sheet at carrying value, which approximates fair value due to their short-term nature. Additionally, the Group’s long-term debt is reflected in the balance sheet at carrying value, which approximates fair value, as these represent non-interest bearing grants from the French government and are repayable only if the research project is technically or commercially successful.
NOTE 21: Group Operations by Product, Customer and Geographic Area
The Group has determined that it operates in one segment, the development and commercialization of pharmaceutical products, including controlled-release therapeutic products based on its proprietary drug delivery technologies. The Group’s Chief Operating Decision Maker is the CEO. The CEO and the Group’s Board of Directors review profit and loss information on a consolidated basis to assess performance and make overall operating decisions as well as resource allocations.
The following table presents a summary of total turnover by these products for the twelve months ended 31 December, 2017 and 2016:
Turnover by Product:	2017	2016
Bloxiverz	$45,596	$82,896
Vazculep	38,187	39,796
Akovaz	80,617	16,831
Other	8,441	7,699
Total product sales and services	172,841	147,222
License and research revenue	404	3,024
Total revenues	$173,245	$150,246

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Concentration of credit risk with respect to debtors is limited due to the high credit quality comprising the payer base. Management periodically monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit loss.
The following table presents a summary of total revenues by significant customer for the twelve months ended 31 December, 2017 and 2016:
Revenue by Significant Customer:	2017	2016
Customer A	$53,342	$17,728
Customer B	44,762	51,648
Customer C	37,965	39,359
Customer D	25,691	30,916
Other	11,081	7,571
Total product sales and services	172,841	147,222
License and research revenue	404	3,024
Total revenues	$173,245	$150,246

As of 31 December, 2017, the Group had three customers each of which accounted for 10% or more of the trade debtors balance. One customer accounted for 31%, or $4,550, a second customer accounted for 26% or $3,772, and a third customer accounted for 23% or $3,395. As of 31 December, 2017, the Group had no significant past due account receivable balances.
The following table summarizes revenues by geographic region for the twelve months ended 31 December, 2017 and 2016:
Revenue by Geographic Region:	2017	2016
United States	$172,841	$147,283
Ireland	404	2,963
Total	$173,245	$150,246

Currently we depend on a single contract manufacturing organization for the manufacture of Bloxiverz, Vazculep and Akovaz, and to deliver certain raw materials used in their production, from which we derive a majority of our revenues. Additionally, we purchase certain raw materials used in our products from a limited number of suppliers, including a single supplier for certain key ingredients.
Non-monetary long-lived assets primarily consist of tangible assets, goodwill and intangible assets. The following table summarizes non-monetary long-lived assets by geographic region as of 31 December, 2017, and 2016:
Long-lived Assets by Geographic Region:	2017	2016
United States	$116,536	$42,021
France	2,257	2,524
Ireland	1,360	202
Total	$120,153	$44,747

The balances above include tangible and intangible assets, as well as the non-tax related portion of the other debtors (amounts receivable after one year).

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 22: Loss Attributable to Avadel Pharmaceuticals plc
In accordance with Section 304(2) of the Companies Act 2014, the Group is availing itself of the exemption from presenting and filing its parent company profit and loss account. Avadel Pharmaceuticals plc loss for the year ended 31 December, 2017 as determined in accordance with Irish GAAP (FRS 102) was $878. Avadel Pharmaceuticals plc did not have any profit or loss for the period ended 31 December, 2016.
NOTE 23: Key Management Compensation
Key Management Compensation	2017	2016
Aggregate emoluments in respect to qualifying services	$2,568	$2,528
Aggregate amount of gains by the directors on the exercise of share options during the financial year	—	—
Aggregate amount of the money or value of other assets under long term incentive schemes in respect qualifying services	3,624	5,496
Aggregate contributions to a retirement benefit scheme in respect of directors’ qualifying services – defined contributions schemes	—	—
Aggregate contributions to a retirement benefit scheme in respect of directors’ qualifying services – defined benefit schemes	—	—
Compensation for loss of office	—	—
Total	$6,192	$8,024

NOTE 24: Auditors’ Remuneration
Auditors’ remuneration was as follows:
	2017	2016
Audit of individuals and group financial statements	$178	$171
Other assurance services	49	120
Taxation advisory services	—	—
Other non-audit services	—	—
Total	$227	$291

No amounts were incurred for other non-audit services. The Group incurred additional fees of  $1,283 and $1,689 during fiscal 2017 and 2016, respectively, payable to affiliates of Deloitte & Touche, Ireland. These additional amounts reflect fees for all professional services rendered, including audit fees payable to Deloitte & Touche LLP in the United States for the audit of the Company’s consolidated financial statements.
NOTE 25: Employees
The average number of persons, including executive directors, employed by the Group during the year was as follows:
Average Number of Employees	2017	2016
Research and development	69	88
General, administrative and sales	128	102
Total	197	190

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

Employee costs consisted of the following:
Employee Costs	2017	2016
Wages and salaries	$20,194	$18,164
Social security costs and other tax	5,256	5,079
Pension and postretirement costs
– Defined contribution	123	348
Stock based compensation	8,072	14,679
Total	$33,645	$38,270

NOTE 26: Post Balance Sheet Events
Asset Purchase Agreement with Cerecor.
On 12 February, 2018, Avadel Pharmaceuticals plc (the “Company”), together with its subsidiaries Avadel Pharmaceuticals (USA), Inc., Avadel Pediatrics, Inc., FSC Therapeutics, LLC (“FSC Therapeutics”), and Avadel US Holdings, Inc. (“Holdings”), as the “Sellers,” entered into an asset purchase agreement (the “Purchase Agreement”) with Cerecor, Inc. (“Cerecor”). At the closing under the Purchase Agreement, on 16 February, 2018, Cerecor purchased from the Sellers four pediatric commercial stage assets — Karbinal™ ER, Cefaclor, Flexichamber™ and AcipHex® Sprinkle™, together with certain associated business assets — which were held by FSC Therapeutics and FSC Laboratories, Inc., which is also a subsidiary of the Company (collectively “FSC”). The Company acquired FSC in February 2016 from Deerfield CSF, LLC (“Deerfield CSF”) and certain of its affiliates. Pursuant to the Purchase Agreement, Cerecor assumed the Company’s remaining payment obligations to Deerfield CSF under the Membership Interest Purchase Agreement, dated as of 5 February, 2016, between Holdings, Flamel Technologies SA (the predecessor of the Company) and Deerfield CSF and certain of its affiliates, which payment obligations consist of the following (collectively, the “Assumed Obligations”): (i) a quarterly payment of  $263 beginning in July 2018 and ending in October 2020, amounting to an aggregate payment obligation of  $2,625; (ii) a payment in January 2021 of  $15,263; and (iii) a quarterly royalty payment of 15% on net sales of the FSC products through February 5, 2026 (“FSC Product Royalties”), in an aggregate amount of up to approximately $10,300. Cerecor also assumed certain contracts and other obligations related to the acquired assets, and in that connection Holdings agreed to pay Cerecor certain make-whole payments associated with obligations Cerecor is assuming related to a certain supply contract related to Karbinal™ ER.
License and Development Agreement
Also in connection with the closing under the Purchase Agreement, Flamel Ireland Limited, an Irish limited company operating under the trade name of Avadel Ireland (“Avadel Ireland”) and a wholly-owned subsidiary of the Company, and Cerecor entered into a license and development agreement (the “License and Development Agreement”) pursuant to which, among other things:
•
Avadel Ireland will provide Cerecor with four product formulations utilizing Avadel Ireland’s LiquiTime™ technology, and will complete pilot bioequivalence studies for such product formulations within 18 months;

•
Cerecor will reimburse Avadel Ireland for development costs of the four LiquiTime™ products in excess of  $1,000 in the aggregate;

•
Upon transfer of the four product formulations, Cerecor will assume all remaining development costs and responsibilities for the product development, clinical studies, NDA applications and associated filing fees; and

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

•
Upon regulatory approval and commercial launch of any LiquiTime™ products, Cerecor will pay Avadel Ireland quarterly royalties based on a percentage of net sales of any such products in the mid-single.

Deerfield Guarantee
In connection with the closing under the Purchase Agreement, the Company and Holdings provided their guarantee (the “Deerfield Guarantee”) in favor of Deerfield. Under the Deerfield Guarantee, the Company and Holdings guaranteed to Deerfield the payment by Cerecor of the Assumed Obligations under the Membership Interest Purchase Agreement between the Company and Deerfield dated 5 February, 2016. The Assumed Obligations include (i) a quarterly payment of  $263 beginning in July 2018 and ending in October 2020, amounting to an aggregate payment obligation of  $2,625; (ii) a payment in January 2021 of $15,263; and (iii) a quarterly royalty payment of 15% on net sales of the FSC products through February 6, 2026 (“FSC Product Royalties”), in an aggregate amount of up to approximately $10,300. In addition, under the Deerfield Guarantee, the Company and Holdings guaranteed that Deerfield would receive certain minimum annual FSC Product Royalties through 6 February, 2026 (the “Minimum Royalties”). Given the Company’s explicit guarantee to Deerfield, the Company recorded the guarantee in accordance with ASC 460. A valuation was performed, which was based largely on an analysis of the potential timing of each possible cash outflow described above and the likelihood of Cerecor’s default on such payments assuming an S&P credit rating of CCC+. The result of this valuation identified a guarantee liability of  $6,643. This liability was recorded during the three months ended 31 March, 2018 and is being amortized proportionately based on undiscounted cash outflows through the remainder of the contract with Deerfield.
Armistice Guarantee
In connection with the closing under the Purchase Agreement, Armistice Capital Master Fund, Ltd., the majority shareholder of Cerecor, guaranteed to Holdings the payment by Cerecor of the Assumed Obligations, including the Minimum Royalties. A valuation of the guarantee asset was performed in accordance with ASC 460 and a guarantee asset of  $6,620 was recorded during the three months ended 31 March, 2018. This asset is being amortized proportionately based on undiscounted cash outflows through the remainder of the contract with Deerfield noted above.
The fair values of the Avadel guarantee to Deerfield and the guarantee received by Avadel from Armistice largely offset and when combined are not material.
The net impact of this transaction was recorded during the three months ended 31 March, 2018 and was not material to the consolidated profit and loss account.
Issuance of Exchangeable Notes
On 14 February, 2018 we announced that our wholly-owned subsidiary, Avadel Finance Cayman Limited (the “Issuer”), priced a $125,000 aggregate principal amount of 4.50% exchangeable senior notes due 2023 (the “2018 Notes”) in a private placement (the “Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the 2018 Notes closed on 16 February, 2018. In connection with the Offering, the Issuer granted the initial purchasers of the 2018 Notes a 30-day option to purchase up to an additional $18,750 aggregate principal amount of the 2018 Notes, which was fully exercised on 16 February, 2018.
Net proceeds from the 2018 Notes were $137,719 after deducting the initial purchasers’ discount and estimated offering expenses. We expect to use the net proceeds of the Offering for working capital and general corporate purposes. We also used cash on-hand to purchase approximately 2.0 million ADSs for $18,000 concurrently with the pricing of the Offering in privately negotiated transactions effected with or through a representative of the initial purchasers or an affiliate of such representative. The Issuer agreed to purchase such ADSs at a purchase price per ADS equal to the $8.99 per ADS closing price on The Nasdaq Global Market on 13 February, 2018.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

The 2018 Notes are general, unsecured obligations of the Issuer, and are fully and unconditionally guaranteed by Avadel on a senior unsecured basis. Interest on the 2018 Notes will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, beginning on August 1, 2018. The 2018 Notes will mature on February 1, 2023, unless earlier exchanged, repurchased or redeemed in accordance with their terms. The 2018 Notes will be issued in minimum denominations of  $200 and integral multiples of  $1 in excess thereof.
Subject to certain conditions and during certain periods, the 2018 Notes will be exchangeable at the option of the holders at an initial exchange rate of 92.6956 ADSs per $1 principal amount of 2018 Notes, which is equivalent to an initial exchange price of approximately $10.79 per ADS. Such initial exchange price represents a premium of approximately 20% to the $8.99 per ADS closing price on The Nasdaq Global Market on 13 February, 2018. Upon the exchange of any 2018 Notes, the Issuer will pay or cause to be delivered, as the case may be, cash, ADSs or a combination of cash and ADSs, at the Issuer’s election.
The Group considered the guidance in ASC 815-15, Embedded Derivatives, to determine if this instrument contains an embedded feature that should be separately accounted for as a derivative. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40. The Group determined that this exception applies due, in part, to our ability to settle the 2018 Notes in cash, ADSs or a combination of cash and ADSs, at our option. The Group has therefore applied the guidance provided by ASC 470-20, Debt with Conversion and Other Options which requires that the 2018 Notes be separated into debt and equity components at issuance and a value be assigned to each. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The allocation was performed in a manner that reflected our non-convertible debt borrowing rate for similar debt. The equity component of the 2018 Notes was recognized as a debt discount and represents the difference between the proceeds from the issuance of the 2018 Notes and the fair value of the liability of the 2018 Notes on its issuance date. The excess of the principal amount of the liability component over its carrying amount (the “Debt Discount”) is amortized to interest expense using the effective interest method over the term of the 2018 Notes. The equity component is not remeasured as long as it continues to meet the conditions for equity classification.
At 31 March, 2018, the net carrying of amount of the liability component of the debt was $111,518 and the equity component of the 2018 Notes, net of issuance costs was $26,699.
Related Party Exercise of Warrants
On 22 February, 2018, the Company was notified by the related party holding 2,200 warrants (See Note 16: Long-term Related Party Payable) of its intent to exercise these warrants in full. As a result, the Company settled these warrants for a combination of cash of  $2,911 and the issuance of approximately 603 ADS. The remaining 1,100 warrants held by this same related party, with an exercise price of  $11.00 expired worthless on 12 March, 2018.
Share Repurchases
In March 2018, the Board of Directors approved an authorization to repurchase up to $7,000 of Avadel ordinary shares represented by ADSs. Repurchase may be made until 31 December, 2018 in open-market transactions on or off the exchange, in privately negotiated transactions, or through other means as determined by the Company’s management and in accordance with the regulations of the SEC. As of 31 May, 2018, the Group has completed its total share buyback program and has repurchased 5,408 of Avadel ordinary shares for $49,998.
NOTE 27: Related Party Disclosures
In March 2012, the Group acquired all of the membership interests of Éclat from Breaking Stick Holdings, L.L.C. (“Breaking Stick”, formerly Éclat Holdings), an affiliate of Deerfield Capital L.P (“Deerfield”), a

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

significant shareholder of the Group. As of 31 December, 2016 and 2015, the remaining consideration obligations for this transaction consisted of two warrants to purchase a total of 3,300 shares of Avadel and commitments to make earnout payments to Breaking Stick of 20% of any gross profit generated by certain Éclat products (the “Products”). Breaking Stick is majority owned by Deerfield, with a minority interest owned by Mr. Michael Anderson, the Group’s CEO, and certain other current and former employees. The Group entered into a Security Agreement dated 13 March, 2012 with Breaking Stick, whereby Breaking Stick was granted a security interest in various tangible and intangible assets related to the Products to secure the obligations of Éclat and Avadel US Holdings, Inc., including the full and prompt payment of royalties to Breaking Stick under the Royalty Agreement.
As part of a February 2013 debt financing transaction conducted with Deerfield Management, Éclat entered into a Royalty Agreement with Horizon Santé FLML, Sarl and Deerfield Private Design Fund II, L.P., both affiliates of the Deerfield Entities (together, “Deerfield PDF/Horizon”). The Royalty Agreement provides for Éclat to pay Deerfield PDF/Horizon 1.75% of the net sales of the Products sold by the Group and any of our affiliates until 31 December, 2024, with royalty payments paid in arrears for each calendar quarter during the term of the Royalty Agreement. The Group has also entered into a Security Agreement dated 4 February, 2013 with Deerfield PDF/Horizon, whereby Deerfield PDF/Horizon was granted a security interest in the various tangible and intangible assets related to the Products to secure the obligations of Éclat and Avadel US Holdings, Inc., including the full and prompt payment of royalties to Deerfield PDF/Horizon under the Royalty Agreement.
As part of a December 2013 debt financing transaction conducted with Broadfin Healthcare Master Fund (“Broadfin”), the Group entered into a Royalty Agreement with Broadfin, a significant shareholder of the Group, dated as of 3 December, 2013 (the “Broadfin Royalty Agreement”). Pursuant to the Broadfin Royalty Agreement, the Group is required to pay a royalty of 0.834% on the net sales of certain products sold by the Group and any of our affiliates until 31 December, 2024 with royalty payments paid in arrears for each calendar quarter during the term of the Royalty Agreement. The Group has also entered into a Security Agreement dated 3 December, 2013 with Broadfin, whereby Broadfin was granted a security interest in the various tangible and intangible assets related to the Products to secure the obligations of Éclat and Avadel US Holdings, Inc., including the full and prompt payment of royalties to Broadfin under the Royalty Agreement.
The Group entered into an agreement dated 5 February, 2016 to acquire FSC Holdings, LLC (“FSC”), a specialty pharmaceutical company dedicated to providing innovative solutions to unmet medical needs for pediatric patients, from Deerfield CSF, LLC, a Deerfield Management company (“Deerfield”), a related party. Under the terms of the acquisition, which was completed on 8 February, 2016, the Group will pay $1,050 annually for five years with a final payment in January 2021 of  $15,000 for a total of  $20,250 to Deerfield for all of the equity interests in FSC. The Group will also pay Deerfield a 15% royalty per annum on net sales of the current FSC products, up to $12,500 for a period not exceeding ten years. These obligations were assumed by Cerecor in connection with the divestiture of the Group’s pediatric products on 16 February, 2018. See Note 26: Post Balance Sheet Events.

AVADEL PHARMACEUTICALS PLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share data)

NOTE 28: Subsidiary Undertakings
As of 31 December, 2017, the Group had 100% interest in the equity of the following subsidiaries:
Name	Jurisdiction
Avadel Pharmaceuticals plc (the Registrant):	Ireland
1) Avadel US Holdings, Inc. (f/k/a Flamel US Holdings, Inc.)	United States (Delaware)
A. FSC Holdings, LLC	United States (Delaware)
i. Avadel Pharmaceuticals (USA), Inc. (f/k/a FSC Laboratories, Inc.)	United States (Delaware)
1. Avadel Pediatrics, Inc. (f/k/a FSC Pediatrics, Inc.)	United States (Delaware)
ii. FSC Therapeutics, LLC	United States (Delaware)
B. Avadel Legacy Pharmaceuticals, LLC (f/k/a Éclat Pharmaceuticals LLC)	United States (Delaware)
i. Avadel Generics, LLC (f/k/a Talec Pharma, Inc.)	United States (Delaware)
C. Avadel Management Corporation	United States (Delaware)
D. Avadel Operations Company, Inc.	United States (Delaware)
E. Avadel Specialty Pharmaceuticals	United States (Delaware)
2) Flamel Ireland Limited (t/a Avadel Ireland)	Ireland
3) Avadel Investment Company, Ltd.	Cayman Islands
4) Avadel France Holding SAS	France
A. Avadel Research SAS	France
5) Avadel Finance Ireland Designated Activity Company	Ireland
A. Avadel Finance Cayman Ltd.	Cayman Islands

AVADEL PHARMACEUTICALS PLC

Company Financial Statements

For the year ended 31 December, 2017

Independent auditor’s report to the members of Avadel Pharmaceuticals Public Limited Company
Report on the audit of the financial statements
Opinion on the financial statements of Avadel Pharmaceuticals Public Limited Company (the ‘company’)
In our opinion the parent company financial statements:
•
give a true and fair view of the assets, liabilities and financial position of the parent company as at 31 December 2017 and of the loss of the Company for the year ended; and

•
have been properly prepared in accordance with the relevant financial reporting framework and, in particular, with the requirements of the Companies Act 2014.

The parent company financial statements we have audited comprise:
•
the Balance Sheet;

•
the Statement of Changes in Equity; and

•
the related notes 1 to 19, including a summary of significant accounting policies as set out in note 1.

The relevant financial reporting framework that has been applied in the preparation of the financial statements is the Companies Act 2014 and FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” (“the relevant financial reporting framework”).
Basis for opinion
We conducted our audit in accordance with International Standards on Auditing (Ireland) (ISAs (Ireland)) and applicable law. Our responsibilities under those standards are further described in the “Auditor’s responsibilities for the audit of the financial statements” section of our report.
We are independent of the company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Ireland, including the Ethical Standard issued by the Irish Auditing and Accounting Supervisory Authority, as applied to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Conclusions relating to going concern
We have nothing to report in respect of the following matters in relation to which ISAs (Ireland) require us to report to you where:
•
the directors’ use of the going concern basis of accounting in preparation of the financial statements is not appropriate; or

•
the directors have not disclosed in the financial statements any identified material uncertainties that may cast significant doubt about the company’s ability to continue to adopt the going concern basis of accounting for a period of at least twelve months from the date when the financial statements are authorised for issue.

Key Audit Matters
Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements of the current financial period and include the most significant assessed risks of material misstatement (whether or not due to fraud) we identified, including those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Key Audit Matter Description	How the scope of our audit responded to the key audit matter
Carrying Value of Financial Assets
$271.701m
There is a risk that an impairment in the Company’s investment in its subsidiaries is not identified and recorded in the financial statements.

Refer also to Note 1 (accounting policy for Investments in Subsidiary) and Note 8 Financial Assets.
We considered the appropriateness of the Directors’ approach to the impairment review which considers the valuation of the Company’s subsidiaries and net assets against other indicators of value, such as the overall market capitalisation of the Avadel Pharmaceutical Group and carrying value of net assets in the consolidated financial statements.

The market capitalisation of the Group, together with a control premium, exceeded the overall net assets of the Company at the balance sheet date and accordingly no impairment was recognised.

We assessed the adequacy of related disclosures.
Key Audit Matter Description	How the scope of our audit responded to the key audit matter
Transfer of business

Transfer of Research and Development (“R&D”) Services Business

$5.802m

On January 1, 2017 the Company contributed all the assets and liabilities associated with its R&D services business to Avadel France Holding SAS.

A risk exists that not all R&D Services assets and liabilities transferred are identified, including related party balances.
With respect to the R&D assets and liabilities transfered;

 — we assessed management’s procedures for identification of relevant R&D assets and liabilities; and

 — we tested management’s valuation of the relevant assets and liabilities transferred on the transfer date.

We assessed the adequacy of related disclosures.

Our audit procedures relating to this matter were designed in the context of our audit of the financial statements as a whole, and not to express an opinion on individual accounts or disclosures. Our opinion on the financial statements is not modified with respect to any of the risks described above, and we do not express an opinion on these individual matters.
Our application of materiality
We define materiality as the magnitude of misstatement that makes it probable that the economic decisions of a reasonably knowledgeable person, relying on the financial statements, would be changed or influenced. We use materiality both in planning the scope of our audit work and in evaluating the results of our work.
We determined planning materiality for the Company to be $1.7 million which is 80% of group materiality. We have considered net assets to be the crictical component for determining materiality because we determined net assets to be of most importance to the principal external users of these financial statements, as this is the key balance in this legal entity and holding this investment is the purpose of the entity.
We agreed with the Audit Committee that we would report to the Audit Committee any audit differences in excess of  $0.07 million or 4% of materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds. We also report to the Audit Committee on disclosure matters that we identified when assessing the overall presentation of the financial statements.
An overview of the scope of our audit
Our audit is a risk-based approach taking into account the structure of the Company, our knowledge of the Group and industry in which the company operates and the accounting processes and controls in place.

Other information
The directors are responsible for the other information. The other information comprises the information included in the Directors’ Report and Consolidated Financial Statements, other than the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in our report, we do not express any form of assurance conclusion thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether there is a material misstatement in the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact.
We have nothing to report in this regard.
Responsibilities of directors
As explained more fully in the Directors’ Responsibilities Statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view and otherwise comply with the Companies Act 2014, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the company or to cease operations, or have no realistic alternative but to do so.
Auditor’s responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (Ireland) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
As part of an audit in accordance with ISAs (Ireland), we exercise professional judgment and maintain professional scepticism throughout the audit. We also:
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors.

•
Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of the auditor’s report. However, future events or conditions may cause the entity to cease to continue as a going concern.
•
Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that the auditor identifies during the audit.
This report is made solely to the company’s members, as a body, in accordance with Section 391 of the Companies Act 2014. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.
Opinion on other matters prescribed by the Companies Act 2014
Based solely on the work undertaken in the course of the audit, we report that:
•
We have obtained all the information and explanations which we consider necessary for the purposes of our audit.

•
In our opinion the accounting records of the company were sufficient to permit the financial statements to be readily and properly audited.

•
The company balance sheet is in agreement with the accounting records.

•
In our opinion the information given in the directors’ report is consistent with the financial statements and the directors’ report has been prepared in accordance with the Companies Act 2014.

Other Matters
We have reported separately on the consolidated financial statements of Avadel Pharmaceuticals Plc for the year ended 31 December 2017.
Matters on which we are required to report by exception
Based on the knowledge and understanding of the company and its environment obtained in the course of the audit, we have not identified material misstatements in the directors’ report.
We have nothing to report in respect of the provisions in the Companies Act 2014 which require us to report to you if, in our opinion, the disclosures of directors’ remuneration and transactions specified by law are not made.
/s/ Cathal Treacy

Cathal Treacy
For and on behalf of Deloitte
Chartered Accountants and Statutory Audit Firm
Deloitte & Touche House
Earlsfort Terrace
Dublin 2
Date: 31 May 2018

AVADEL PHARMACEUTICALS PLC

COMPANY BALANCE SHEET
AT 31 DECEMBER 2017
(Amounts in $ thousands)
	Note	2017	2016
FIXED ASSETS
Tangible assets	7	$—	$2,425
Financial assets	8	271,701	225,333
		271,701	227,758
CURRENT ASSETS
Debtors
Due within one year	9	694	21,148
– Due after one year	9	104,815	33,121
– Investments	10	—	104,946
Cash at bank and in hand		3,461	11,856
		108,970	171,071
CURRENT LIABILITIES
Creditors (amounts falling due within one year)	11	(5,061)	(5,302)
NET CURRENT ASSETS		103,909	165,769
Total assets less current liabilities		375,610	393,527
Creditors (amounts falling due after more than one year)	11	(1,373)	(2,078)
Provision for liabilities and charges
Defined benefit pension scheme liability	15	—	(2,431)
NET ASSETS		$374,237	$389,018
CAPITAL AND RESERVES
Called up share capital presented as equity	12	$440	$440
Share premium	12	81,182	398,040
Other reserves	13	8,062	(9,462)
Profit and loss account		284,553	—
SHAREHOLDERS’ FUNDS		$374,237	$389,018

The financial statements were approved by the board on 31 May, 2018 and signed on its behalf by:
/s/ Michael S. Anderson Michael S. Anderson Director	/s/ Peter Thornton Peter Thornton Director

AVADEL PHARMACEUTICALS PLC

STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2017
(Amounts in $ Thousands)
	Share Capital	Share Premium	Other Reserves	Profit and Loss Account	Total Equity
At 1 December 2015	$—	$—	$—	$—	$—
Result for the period	—	—	—	—	—
Allotment of 100 ordinary shares	—	80,000	—	—	80,000
Allotment of 25,000 ordinary deferred shares	26	—	—	—	26
Share issued as part of cross-border merger	414	318,040	(9,462)	—	308,992
At 31 December 2016	$440	$398,040	$(9,462)	$—	$389,018
Result for the Period	$—	$—	$—	$(878)	$(878)
Contribution of Assets to Avadel Research SAS	—	—	9,462	(9,462)	—
Exercise of stock options	—	396	—	—	396
Stock-based compensation expense	—	—	8,062	—	8,062
Repurchase of ordinary shares	—	—	—	(22,361)	(22,361)
Transfer to profit and loss account	—	(317,254)	—	317,254	—
At 31 December 2017	$440	$81,182	$8,062	$284,553	$374,237

Share premium
This reserve records the excess of the fair value of the consideration receivable for issued shares above the nominal value of shares issued. On 6 March 2017, following approval from the High Court, $317,254 of the Company’s share premium can be treated as distributable reserves. This amount was transferred to the Profit and Loss Account.
Other reserves
On 1 January 2017, the Company contributed certain assets and liabilities to Avadel Research SAS. The merger reserves on the related assets and liabilities were transferred to the profit and loss account at that same date.
The balance as of 31 December, 2017 was comprised of accumulated share-based compensation.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017
NOTE 1: ACCOUNTING POLICIES
Statement of compliance
Avadel Pharmaceuticals plc was incorporated on December 1, 2015 as an Irish private limited company under the Companies Act 2014, and re-registered as an Irish public limited company, or plc, on November 21, 2016. Its principal place of business is located at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15, Ireland. Its website is www.Avadel.com.
The company financial statements have been prepared on a going concern basis and comply with FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (Generally Accepted Accounting Practices in Ireland) and the Companies Act 2014.
Basis of preparation
The financial statements have been prepared in accordance with applicable accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland, including FRS 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland and the Companies Act 2014. The financial statements are prepared for the year ended 31 December 2017 with comparatives presented for the period of incorporation, 1 December 2015 to 31 December 2016.
The principal accounting policies are summarised below. They have all been applied consistently throughout the financial year.
In accordance with section 304 of the Companies Act 2014, the company is availing of the exemption from presenting the individual statement of comprehensive income. The company had no trading activity in the period ended 31 December 2016 and therefore had neither a profit or loss to report.
General Information and Basis of Accounting
The Company is the successor to Flamel Technologies S.A., a French société anonyme (“Flamel”), as the result of the merger of Flamel with and into the company which was completed at 11:59:59 p.m., Central Europe Time, on 31 December, 2016 (the “Merger”) pursuant to the agreement between Flamel and Avadel entitled Common Draft Terms of Cross-Border Merger dated as of June 29, 2016. Immediately prior to the merger, the Company was a wholly owned subsidiary of Flamel. In accordance with the merger agreement, Flamel ceased to exist as a separate entity and the company continued as the surviving entity and assumed all of the assets and liabilities of Flamel. These assets and liabilities were valued using the book value of the assets and liabilities at the time of the merger.
On January 1, 2017, Avadel Pharmaceuticals plc contributed all the assets and liabilities associated with the research and development services business performed in France to Avadel Research SAS, which is a wholly owned subsidiary of Avadel France Holding SAS, in exchange for stock in Avadel Research SAS.
The functional currency of the Company is considered to be US dollar because that is the currency of the primary economic environment in which the company operates.
Going Concern
The company’s business activities, together with the factors likely to affect its future development, performance and position are set out in the Business Review which forms part of the directors’ report. The directors’ report also describes the financial position of the company, the company’s objectives, policies and processes for managing its capital, its financial risk management objectives and details of its financial instruments and its exposure to credit risk and liquidity risk.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

The directors have a reasonable expectation that the Company has adequate resources to continue in operational existence for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the financial statements.
Tangible assets
Tangible fixed assets are stated at cost or valuation, net of depreciation and any provision for impairment. Depreciation is provided on all tangible fixed assets, other than investment properties and freehold land, at rates calculated to write off the cost or valuation, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:
Asset:	Useful life
Property and equipment	3 – 10 years
Residual value represents the estimated amount which would currently be obtained from disposal of an asset, after deducting estimated costs of disposal, if the asset were already of the age and in the condition expected at the end of its useful life.
Investments in Subsidiary
The company’s investment in subsidiaries are initially recorded at fair value of consideration given plus any directly attributable costs (at cost). The investments are carried at cost and tested for impairment if circumstances or indicators suggest that impairment may exist.
Financial instruments
Financial Assets & Liabilities (including Investment in Subsidiary Undertakings)
All financial assets and liabilities are initially measured at transaction price (including transaction costs), except for those financial assets classified as at fair value through profit or loss, which are initially measured at fair value (which is normally the transaction price excluding transaction costs), unless the arrangement constitutes a financing transaction. If an arrangement constitutes a finance transaction, the financial asset or financial liability is measured at the present value of the future payments discounted at a market rate of interest for a similar debt instrument.
Non-current debt instruments which meet the following conditions are subsequently measured at amortised cost using the effective interest method:
a.
Returns to the holder are (i) a fixed amount; or (ii) a fixed rate of return over the life of the instrument; or (iii) a variable return that, throughout the life of the instrument, is equal to a single referenced quoted or observable interest rate; or (iv) some combination of such fixed rate and variable rates, providing that both rates are positive.

b.
There is no contractual provision that could, by its terms, result in the holder losing the principal amount or any interest attributable to the current period or prior periods.

c.
Contractual provisions that permit the issuer to prepay a debt instrument or permit the holder to put it back to the issuer before maturity are not contingent on future events, other than to protect the holder against the credit deterioration of the issuer or a change in control of the issuer, or to protect the holder or issuer against changes in relevant taxation or law.

d.
There are no conditional returns or repayment provisions except for the variable rate return described in (a) and prepayment provisions described in (c).

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

Debt instruments that are classified as payable or receivable within one year and which meet the above conditions are measured at the undiscounted amount of the cash or other consideration expected to be paid or received, net of impairment.
Other debt instruments not meeting these conditions are measured at fair value through profit or loss.
Financial assets are derecognised when and only when:
a.
The contractual rights to the cash flows from the financial asset expire or are settled,

b.
The Company transfers to another party substantially all of the risks and rewards of ownership of the financial asset, or

c.
The Company, despite having retained some significant risks and rewards of ownership, has transferred control of the asset to another party and the other party has the practical ability to sell the asset in its entirety to an unrelated third party and is able to exercise that ability unilaterally and without needing to impose additional restrictions on the transfer.

Fair value measurement
The best evidence of fair value is a quoted price for an identical asset in an active market. When quoted prices are unavailable, the price of a recent transaction for an identical asset provides evidence of fair value as long as there has not been a significant change in economic circumstances or a significant lapse of time since the transaction took place. If the market is not active and recent transactions of an identical asset on their own are not a good estimate of fair value, an entity estimates the fair value by using a valuation technique.
Impairment of Assets
Assets, other than those measured at fair value, are assessed for indicators of impairment at each balance sheet date. If there is objective evidence of impairment, an impairment loss is recognised in profit or loss as described below.
Financial assets
For financial assets carried at amortised cost, the amount of an impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.
For financial assets carried at cost less impairment, the impairment loss is the difference between the asset’s carrying amount and the best estimate of the amount that would be received for the asset if it were to be sold at the reporting date.
Where indicators exist for a decrease in impairment loss, and the decrease can be related objectively to an event occurring after the impairment was recognised, the prior impairment loss is tested to determine reversal. An impairment loss is reversed on an individual impaired financial asset to the extent that the revised recoverable value does not lead to a revised carrying amount higher than the carrying value had no impairment been recognised.
Taxation
Current tax, including Irish corporation tax and foreign tax, is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantively enacted by the statement of financial position date.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the statement of financial position date where transactions or events that result in an obligation to pay more tax in the future or a right to pay less tax in the future have occurred at the statement of financial position date. Timing differences are differences between the company’s taxable profits and its results as stated in the financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognised in the financial statements.
Unrelieved tax losses and other deferred tax assets are recognised only to the extent that, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.
When the amount that can be deducted for tax for an asset (other than goodwill) that is recognised in a business combination is less (more) than the value at which it is recognised, a deferred tax liability (asset) is recognised for the additional tax that will be paid (avoided) in respect of that difference. Similarly, a deferred tax asset (liability) is recognised for the additional tax that will be avoided (paid) because of a difference between the value at which a liability is recognised and the amount that will be assessed for tax. The amount attributed to goodwill is adjusted by the amount of deferred tax recognised.
Deferred tax liabilities are recognised for timing differences arising from investments in subsidiaries and associates, except where the company is able to control the reversal of the timing difference and it is probable that it will not reverse in the foreseeable future.
Deferred tax is measured using the tax rates and laws that have been enacted or substantively enacted by the statement of financial position date that are expected to apply to the reversal of the timing difference. Deferred tax relating to tangible assets measured using the revaluation model and investment property is measured using the tax rates and allowances that apply to sale of the asset.
The tax expense or income is presented in the same component of comprehensive income or equity as the transaction or other event that resulted in the tax expense or income.
Current tax assets and liabilities are offset only when there is a legally enforceable right to set off the amounts and the company intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.
Deferred tax assets and liabilities are offset only if: a) the company has a legally enforceable right to set off current tax assets against current tax liabilities; and b) the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realise the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.
Foreign currency
Transactions in foreign currencies are recorded at the rate of exchange at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are reported at the rates of exchange prevailing at that date.
Exchange differences arising on translation of the opening net assets are reported in other comprehensive income and accumulated in equity. Other exchange differences are recognised in profit or loss in the period in which they arise except for exchange differences arising on gains or losses on non-monetary items which are recognized in other comprehensive income.
Cash and cash equivalents
Cash and cash equivalents in the statement of financial position comprise cash at banks and in hand and short term deposits readily convertible with an original maturity date of three months or less.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

Leases
Assets held under finance leases, hire purchase contracts and other similar arrangements, which confer rights and obligations similar to those attached to owned assets, are capitalised as tangible fixed assets at the fair value of the leased asset (or, if lower, the present value of the minimum lease payments as determined at the inception of the lease) and are depreciated over the shorter of the lease terms and their useful lives. The capital elements of future lease obligations are recorded as liabilities, while the interest elements are charged to the profit and loss account over the period of the leases to produce a constant periodic rate of interest on the remaining balance of the liability.
Rentals under operating leases are charged on a straight-line basis over the lease term, even if the payments are not made on such a basis. Benefits received and receivable as an incentive to sign an operating lease are similarly spread on a straight-line basis over the lease term.
Share-based payment
The Company issues equity-settled share options and equity-settled share appreciation rights to certain employees within the Group. Equity-settled share based payment transactions are measured at fair value of the equity instruments (excluding the effect of non market-based vesting conditions) at the date of grant. The fair value determined at the grant date of the equity-settled share based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of shares that will eventually vest and adjusted for the effect of non market-based vesting conditions.
Fair value is measured by use of the Black Scholes pricing model which is considered by management to be the most appropriate method of valuation. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of nontransferability, exercise restrictions, and behavioural considerations.
Avadel Pharmaceuticals plc accounts for share-based payments available to members within the Group as a deemed equity contribution and increases the value of their investment in subsidiary undertakings by the value associated with the share-based payment.
Cashflow Statement exemption
The Company meets the definition of a qualifying entity under FRS 102 and has therefore taken advantage of the disclosure exemptions available to it in respect of its separate financial statements, which are presented alongside the consolidated financial statements. Exemptions have been taken in relation to share-based payments, financial instruments, presentation of a cash flow statement and remuneration of key management personnel.
NOTE 2: CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY
In the application of the company’s accounting policies, which are described in Note 1, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.
The following are the critical judgements, apart from those involving estimations (which are dealt with separately below), that the directors have made in the process of applying the company’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

Going concern
The directors have considered the applicability of the going concern basis in the preparation of these financial statements; refer to Note 1.
Impairment of Financial assets
Where there are indicators of impairment of financial assets, the Company performs impairment tests based on the valuation of the Company’s subsidiaries and net assets against other indicators of value, such as the overall market capitalisation of the Avadel Pharmaceutical Group and carrying value of net assets in the consolidated financial statements. The overall market capitalisation calculation used the stock price of Avadel Pharmaceutical plc at the measurement date, increased by a control premium based on available data from similar, oberservable market transactions. Additional, publicly-available analysis from unrelated parties is also used to verify market capitalisation assumptions for the analysis.
NOTE 3: TURNOVER
The Company did not have any turnover for the year ended 31 December, 2017 (2016: $nil).
NOTE 4: LOSS ATTRIBUTABLE TO AVADEL PHARMACEUTICALS PLC
In accordance with Section 304(2) of the Companies Act 2014, Avadel Pharmaceuticals plc is availing itself of the exemption from presenting and filing its individual profit and loss account. Avadel Pharmaceuticals plc loss for the year ended 31 December, 2017 as determined in accordance with Irish GAAP (FRS 102) was $878. Avadel Pharmaceuticals plc did not have any profit or loss for the period ended 31 December, 2016.
NOTE 5: AUDITORS’ REMUNERATION
The analysis of the auditors’ remuneration is as follows:
Auditors’ remuneration for work carried out for the company in respect of the financial period is as follows (Amounts are in $ thousands):	Year Ended 2017	Period Ended 2016
Audit of Company accounts	$18	$17
Other assurance services – initial accounts	—	231
Tax advisory services	—	—
Other non-audit services	—	—
No amounts were incurred for tax advisory services or other non-audit services. Note 24 to the consolidated Group financial statements provides additional details of fees paid by the Group.
NOTE 6: DIRECTORS’ REMUNERATION (Amounts in $ thousands)
Directors’ Remuneration	2017	2016
Aggregate emoluments in respect to qualifying services	$1,248	$—
Aggregate amount of gains by the directors on the exercise of share options during the financial year	—	—
Aggregate amount of the money or value of other assets under long term incentive schemes in respect qualifying services	2,031	—
Aggregate contributions to a retirement benefit scheme in respect of directors’ qualifying services – defined contributions schemes	—	—

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

Directors’ Remuneration	2017	2016
Aggregate contributions to a retirement benefit scheme in respect of directors’ qualifying services – defined benefit schemes	—	—
Compensation for loss of office	—	—
Total	$3,279	$—

The Company had no other employees apart from the directors during the financial year.
NOTE 7: TANGIBLE ASSETS (Amounts in $ thousands)
	Property & Equipment	Total
Cost:
At 31 December 2016	$2,425	$2,425
Additions	—	—
Disposals	(2,425)	(2,425)
At 31 December 2017	$—	$—
Depreciation
At 31 December 2016	$—	$—
Charge for the year	—	—
At 31 December 2017	$—	$—
Net Book Value:
At 31 December 2017	$—	$—

The Company recorded $2,425 of tangible assets related to the completion of the cross-border merger on 31 December, 2016. These assets were contributed to Avadel Research SAS on 1 January, 2017.
NOTE 8: FINANCIAL ASSETS (Amounts in $ thousands)
Principal Company Investments
Financial Assets
At 1 December 2015	$—
Additions	225,333
At 31 December 2016	225,333
Contribution of French assets and liabilities to Avadel Research SAS	5,802
Subscription in Flamel Ireland Ltd	33,121
Deemed contributions of stock based compensation	7,445
At 31 December 2017	$271,701

Avadel Pharmaceuticals plc has investments in the following subsidiary undertakings.
Direct Subsidiary Undertakings:	Country	Principal Activity	%
Avadel US Holdings Inc	USA	Marketing Services	100
Avadel France Holding SAS	France	Holding Company	100

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

Direct Subsidiary Undertakings:	Country	Principal Activity	%
Flamel Ireland Ltd	Ireland	Research & Development	100
Avadel Investment Company Limited	Cayman Islands	Investment Services	100
Avadel Finance Designated Activity Company	Ireland	Finance Services	100
Refer to Note 28 of the consolidated Group financial statements for the full list of subsidiary undertakings for the Group.
On 14 March 2016, there was a domestic merger between the company and Flamel Irish Holdings Limited, under which all the assets and liabilities of Flamel Irish Holdings Limited, comprising $80,000 investment in Avadel Ireland Limited (formerly Flamel Ireland Limited) transferred by operation of law to the company and Flamel Irish Holdings Limited was subsequently dissolved. The fair value of the consideration was $80,000.
On 30 December 2016, the company acquired a direct interest in Flamel US Holdings Inc. for $145,333.
On 31 December 2016, there was a cross border merger between the company and Flamel Technologies SA (France), under which all the remaining assets and liabilities of Flamel Technologies SA transferred by operation of law to the company and Flamel Technologies SA was dissolved.
On January 1, 2017, Avadel Pharmaceuticals plc contributed all the assets and liabilities associated with the research and development services business performed in France to Avadel Research SAS, which is a wholly owned subsidiary of Avadel France Holding SAS, in exchange for stock in Avadel Research SAS. The value of the net assets was $5,802.
On January 2, 2017 Avadel Pharmaceuticals plc contributed the stock in Avadel Research SAS to Avadel France Holding SAS.
On January 2, 2017 Avadel Pharmaceuticals plc subscribed to 1 share of Avadel Ireland Ltd for $33,121 by releasing the intercompany loan between Avadel Pharmaceuticals plc and Avadel Ireland Ltd.
Avadel Pharmaceuticals plc accounts for share-based payments available to members within the Group as a deemed equity contribution and increases the value of their investment in subsidiary undertakings by the value associated with the share-based payment. In 2017, the value associated with share-based payments provided to employees in subsidiary undertakings was $7,445.
NOTE 9: DEBTORS (Amounts in $ thousands)
	2017	2016
Amounts Falling Due Within One Year:
Trade debtors	$—	$201
Amounts owed by group undertakings	—	17,272
Other debtors	—	1,775
Prepayments and accrued income	694	1,900
	$694	$21,148
Amounts Falling Due After One Year:
Amounts owed by group undertakings	$104,815	$33,121
	$104,815	$33,121

In April of 2016, Flamel Technologies SA entered into a loan agreement with Avadel Ireland, Ltd, where Flamel agreed to provide a €60,000 loan to Avadel Ireland Ltd. Interest on the loan is receivable by Flamel Technologies SA and is accrued at a rate of EURIBOR plus 300 basis points. The term of the loan is three years. All rights to this loan were transferred to Avadel Pharmaceuticals plc as part of the cross-border merger in December 2016.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

On January 1, 2017 Avadel Investment Company Ltd. drew down $109,224 of cash from Avadel Pharmaceuticals plc using the intercompany revolving credit facility set up between both entities. Following the draw down, Avadel Investment Company Ltd. purchased cash and investments of  $109,224 held in various Morgan Stanley accounts from Avadel Pharmaceuticals, plc.
On January 1, 2017, Avadel Pharmaceuticals plc contributed all the assets and liabilities associated with the research and development services business performed in France to Avadel Research SAS, which is a wholly owned subsidiary of Avadel France Holding SAS, in exchange for stock in Avadel Research SAS.
On January 2, 2017 Avadel Pharmaceuticals plc subscribed to 1 share of Avadel Ireland Ltd for $33,121 by releasing the intercompany loan between Avadel Pharmaceuticals plc and Avadel Ireland Ltd.
During 2017, Avadel Investment Company Ltd. made several cash payments in partial repayment of the intercompany revolving credit facility set up on January 1, 2017 between Avadel Investment Company Ltd. and Avadel Pharmaceuticals plc. On November 2, 2017 Avadel Investment Company Ltd repaid the remaining outstanding balance on the intercompany revolving credit facility by transferring a note receivable from Avadel US Holdings, Inc. for $104,815 to Avadel Pharmaceuticals plc.
NOTE 10: OTHER INVESTMENTS (Amounts in $ thousands)
Fair Value and Net Book Value	2017	2016
Listed investments – at fair value	$—	$—
Unlisted investments – at cost less impairment	—	104,946
	$—	$104,946

The fair values of unlisted investments are determined with reference to quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are directly or indirectly observable, or inputs that are derived principally from, or corroborated by, observable market data by correlation or other means.
On January 1, 2017 Avadel Investment Company Ltd. drew down $109,224 of cash from Avadel Pharmaceuticals plc using the intercompany revolving credit facility set up between both entities. Following the draw down, Avadel Investment Company Ltd. purchased cash and investments of  $109,224 held in various Morgan Stanley accounts from Avadel Pharmaceuticals, plc.
NOTE 11: CREDITORS (Amounts in $ thousands)
	2017	2016
Amounts Falling Due Within One Year:
Trade creditors	$83	$807
Amounts owed to group undertakings	4,546	1,390
Accruals and other creditors	432	2,837
Other creditors	—	268
	$5,061	$5,302
Amounts Falling Due After One Year:
Other creditors	$107	$265
Other loans	—	547
Deferred income taxes	1,266	1,266
	$1,373	$2,078

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

Trade creditors are repayable within 30 to 60 days of the amount owing.
The amounts owed to group undertakings are not interest bearing and are repayable on demand.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

NOTE 12: CALLED UP SHARE CAPITAL (Amounts in $ thousands)
	2017	2016
Authorised:
25,000 deferred ordinary shares of €1.00 each	$26	$26
500,000,000 ordinary shares of $.01 each	5,000	5,000
50,000,000 preferred shares of $.01 each	500	500
Allotted, Called Up and Fully Paid:
25,000 deferred ordinary shares of €1.00 each	$26	$26
41,462,699 and 41,370,804 ordinary shares of $.01 each, 2017 and 2016, respectively	414	414
Called up share capital presented as equity	$440	$440

The Board of Directors is authorized to issue preferred stock in series, and with respect to each series, to fix its designation, relative rights (including voting, dividend, conversion, sinking fund, and redemption rights), preferences (including dividends and liquidation) and limitations. We have 50,000 shares of authorized preferred stock, $0.01 nominal value, none of which is currently outstanding.
In March of 2016, there was a domestic merger between the company and Flamel Irish Holdings Limited, where 100 ordinary shares were issued to Flamel Technologies SA following the merger at a premium of $80,000. On 11 November 2016, the Company acquired and canceled 100 ordinary shares for Nil consideration.
In November of 2016, Flamel US Holdings Inc. subscribed to 25,000 ordinary deferred shares at par in order for Avadel Pharmaceuticals plc to meet minimum capital requirements set out by Irish law. These minimum capital requirements were necessary for Avadel Pharmaceuticals plc to become a public limited company.
In December of 2016, all outstanding American Depository Shares (“ADS”) representing ordinary shares of Flamel Technologies SA were canceled and exchanged on a one-for-one basis for ADSs representing 41,370,804 ordinary shares of Avadel Pharmaceuticals plc as part of a cross-border merger resulting in a credit of  $318,040 to share premium account, representing the fair value of shares issued in excess of book value of assets and liabilities transferred.
In March 2017, the Board of Directors approved an authorization to repurchase up to $25,000 of Avadel ordinary shares represented by American Depository Receipts in the open market with an indefinite duration. The timing and amount of repurchases, if any, will depend on a variety of factors, including the price of our shares, cash resources, alternative investment opportunities, corporate and regulatory requirements and market conditions. This share repurchase program may be modified, suspended or discontinued at any time without prior notice. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934 to facilitate purchases of our shares under this program. As of 31 December, 2017, the Company has used $22,361 of our authorization to purchase back 2,117 of ordinary shares at an average price of  $10.56, none of which have been canceled. This amount has been recorded as a distribution and deduction from the profit and loss account.
NOTE 13: OTHER RESERVES (Amounts in $ thousands)
Share premium
This reserve records the excess of the fair value of the consideration receivable for issued shares above the nominal value of shares issued. On 6 March 2017, following approval from the High Court, $317,254 of the Company’s share premium can be treated as distributable reserves. This amount was transferred to the Profit and Loss Account.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

During the year, following the exercise of stock options the company issued 91,985 of ordinary shares for cash consideration of  $396 resulting in the recognition of share premium of  $396.
Other reserves
The Company recorded $9,462 of Merger Reserves related to the completion of the cross-border merger on 31 December, 2016.
On 1 January 2017, the Company contributed certain assets and liabilities to Avadel Research SAS. The merger reserves on the related assets and liabilities were transferred to the profit and loss account at that same date.
The balance as of 31 December, 2017 was comprised of accumulated share-based compensation.
NOTE 14: LEASE COMMITMENTS
Operating leases
Future minimum lease payments under non-cancellable operating leases are as follows:
Future Minimum Lease Payments	2017	2016
Not later than one year	$—	$332
Later than one year and not later than five years	—	—
Later than five years	—	—
Total	$—	$332

The Company enters into operating lease arrangements for the hire of buildings as these arrangements are a cost-efficient way of obtaining the short-term benefits of these assets. There are no other material off-balance sheet arrangements.
On January 1, 2017, Avadel Pharmaceuticals plc contributed all the assets and liabilities (including any operating leases) associated with the research and development services business performed in France to Avadel Research SAS, which is a wholly owned subsidiary of Avadel France Holding SAS, in exchange for stock in Avadel Research SAS.
Other than those noted above, there are no other commitments or contingent liabilities at the end of the financial period.
NOTE 15: RETIREMENT BENEFIT SCHEMES (Amounts in $ thousands)
On January 1, 2017, Avadel Pharmaceuticals plc contributed all the assets and liabilities associated with the research and development services business performed in France to Avadel Research SAS, which is a wholly owned subsidiary of Avadel France Holding SAS, in exchange for stock in Avadel Research SAS. As part of the contribution, Avadel Research SAS assumed the responsibilities of the retirement benefit schemes of $1,665 which were recorded in the financial statements as of 31 December, 2016. The remaining $766 liability on Avadel Pharmaceuticals plc balance sheet was released in 2017 as a result of changes in contract terms.

AVADEL PHARMACEUTICALS PLC

NOTES TO THE FINANCIAL STATEMENTS
FOR THE FINANCIAL YEAR ENDED 31 DECEMBER 2017

NOTE 16: GUARANTEES (Amounts in $ thousands)
At 31 December, 2017, Avadel Pharmaceuticals plc has provided guarantees to several financing and leasing agreements of certain of its subsidiaries. Material guarantees are as follows:
Avadel Pharmaceuticals plc is the guarantor of an agreement entered into in March 2012, related to the acquisition of all of the membership interests of Eclat from Breaking Stick Holdings, L.L.C., an affiliate of Deerfield Capital L.P. In the agreement Avadel US Holdings Inc is required to make earnout payments to Breaking Stick of 20% of any gross profit generated by certain Eclat products.
Avadel Pharmaceuticals plc is the guarantor of a debt financing agreement entered into in February 2013 with Deerfield Management. In this transaction, Éclat entered into a Royalty Agreement with Horizon Santé FLML, Sarl and Deerfield Private Design Fund II, L.P., both affiliates of the Deerfield Entities (together, “Deerfield PDF/Horizon”). The Royalty Agreement provides for Éclat to pay Deerfield PDF/Horizon 1.75% of the net sales of the Products sold by Eclat and any of its affiliates until December 31, 2024, with royalty payments accruing daily and paid in arrears for each calendar quarter during the term of the Royalty Agreement
Avadel Pharmaceuticals plc is the guarantor of a December 2013 debt financing agreement conducted with Broadfin Healthcare Master Fund (“Broadfin”). Pursuant to the Broadfin Royalty Agreement, Avadel US Holdings Inc is required to pay a royalty of 0.834% on the net sales of certain products sold by the Company and any of its affiliates until December 31, 2024.
Avadel Pharmaceuticals plc is a guarantor of an agreement where, On February 8, 2016, Avadel US Holdings Inc entered into an agreement to acquire FSC Holdings, LLC (“FSC”), a Charlotte, NC-based specialty pharmaceutical company, from Deerfield CSF, LLC, a Deerfield Management company (“Deerfield”), a related party. Under the terms of the acquisition, which was completed on February 8, 2016, the Group will pay $1,050 annually for five years with a final payment in January 2021 of  $15,000 for a total of  $20,250 to Deerfield for all of the equity interests in FSC. Avadel US Holdings Inc will also pay Deerfield a 15% royalty per annum on net sales of the current FSC products, up to $12,500 for a period not exceeding ten years.
Avadel Pharmaceuticals plc is the guarantor of a lease agreement in Ireland where Avadel Ireland Ltd leases office space in Dublin, Ireland.
Avadel Pharmaceuticals plc is the guarantor of a lease agreement in the United States where Avadel Ireland Ltd leases office space in Chesterfield, Missouri.
Avadel Pharmaceuticals plc has assessed the fair value of these guarantees and determined them to be insignificant.
NOTE 17: POST BALANCE SHEET EVENTS
Note 26 to the Group’s Notes to Consolidated Financial Statements provides details of post balance sheet events. Avadel Pharmaceuticals plc was a party (along with other entities in the Group) to each of the listed transactions.
NOTE 18: RELATED PARTY DISCLOSURES
The company has availed of the exemption provided in FRS 102 Section 33 “Related Party Disclosures” for wholly owned subsidiary undertakings whose voting rights are controlled within the group, from the requirements to give details of transactions with entities that are part of the group or investees of the group qualifying as related parties.
NOTE 19: APPROVAL OF THE FINANCIAL STATEMENTS
The financial statements were approved and authorised for issue on 31 May, 2018.